UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Career Education Corporation

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CAREER EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 14, 2013

NOTICE AND PROXY STATEMENT

April 9, 2013

Dear Stockholder:

I cordially invite you to attend our 2013 Annual Meeting of Stockholders on May 14, 2013. The Annual Meeting will start promptly at 9:00 a.m., Central Daylight Saving Time, at our campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

The attached Notice of Annual Meeting and Proxy Statement describes how our Board of Directors operates, provides biographical information on our director nominees, gives information for the voting matters to be acted upon at the Annual Meeting and explains the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by Internet, toll-free telephone call or by signing and dating the enclosed proxy card and returning it in the pre-addressed, postage-paid envelope provided.

We look forward to seeing you on May 14, 2013 and urge you to vote as soon as possible.

Sincerely,

Scott W. Steffey
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CAREER EDUCATION CORPORATION

TO BE HELD ON MAY 14, 2013

Time: Registration begins: 8:30 a.m., Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	May 14, 2013

Place:	Career Education Corporation
231 North Martingale Road
Schaumburg, Illinois 60173

To the Stockholders of Career Education Corporation:

We will hold our 2013 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect nine directors of Career Education Corporation;

(2)	To approve, by a nonbinding advisory vote, executive compensation paid by Career Education Corporation to its named executive officers, commonly referred to as a “Say-on-Pay” proposal;

(3)	To approve the performance-based award provisions used to determine executive compensation under the Career Education Corporation 2008 Incentive Compensation Plan;

(4)	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2013;

(5)	To vote on a stockholder proposal concerning repayment of student loans; and

(6)	To consider any other business or matter that is properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 19, 2013, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson Inc., our proxy solicitation firm, toll-free at (888) 206-5970 if you have any questions regarding voting or to request another copy of our Annual Report on Form 10-K for the year ended December 31, 2012, Proxy Statement or proxy card.

By order of the Board of Directors,

Jeffrey D. Ayers

Corporate Secretary

Schaumburg, Illinois

April 9, 2013

We urge you to attend the meeting in person or by proxy. Whether or not you expect to attend the meeting, please vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions on your proxy card, or sign, date and return the enclosed proxy card in the pre-addressed, postage-paid envelope provided.

Career Education Corporation

231 North Martingale Road

Schaumburg, Illinois 60173

(847) 781-3600

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive these proxy materials?

Career Education Corporation (“CEC,” the “Company,” “we,” “us” or “our”) is holding our 2013 Annual Meeting of Stockholders on May 14, 2013. You have received these materials in connection with the 2013 Annual Meeting.

You are invited to attend our 2013 Annual Meeting of Stockholders on May 14, 2013, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at our campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2013 Annual Meeting and vote in person, please call Investor Relations at (847) 585-3899 or visit our website at www.careered.com under the caption “Corporate Contact.”

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy are being mailed to stockholders starting on or about April 9, 2013.

Who is entitled to vote at the Annual Meeting?

Stockholders of CEC, as recorded in our stock transfer records as of the close of business on March 19, 2013 (the “Record Date”), are entitled to vote at the 2013 Annual Meeting.

Outstanding Shares

As of the Record Date, the Company had 66,941,766 outstanding shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2013 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2013 Annual Meeting. All electronic devices will need to be turned off during the 2013 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. The Company sends the Notice of Annual Meeting of Stockholders, Proxy Statement and CEC’s proxy card directly to you as a stockholder of record.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. This form of ownership is commonly referred to as holding shares in “street name.” Your broker, bank or other stockholder of record forwards the Notice of Annual Meeting of Stockholders, Proxy

Statement and that stockholder of record’s voting instruction form to you. As the beneficial owner, you direct your broker, bank or other stockholder of record how to vote your shares by using the voting instruction form included in the mailing or by following the instructions therein for voting by telephone or on the Internet.

How do proxies work?

Our Board of Directors is asking you to appoint Jeffrey D. Ayers and Gail B. Rago as your proxy holders to vote your shares at the 2013 Annual Meeting. Mr. Ayers is our Senior Vice President, General Counsel and Corporate Secretary, and Ms. Rago is our Senior Vice President, Deputy General Counsel—Corporate and Assistant Corporate Secretary.

You appoint these individuals by voting the enclosed proxy card or through telephone or Internet voting, as described below.

Giving us your signed proxy (or telephone or Internet vote) means that you authorize Mr. Ayers and Ms. Rago to vote your shares at the 2013 Annual Meeting according to the voting directions you provide on the proxy card (or through the telephone or Internet voting procedures).

You may vote for or against all, some or none of our director candidates. You may also provide your (a) advisory vote for or against approval of compensation paid by Career Education Corporation to its named executive officers, commonly referred to as a “Say-on-Pay” proposal; (b) vote for or against the approval of the performance-based award provisions used to determine executive compensation under the Career Education Corporation 2008 Incentive Compensation Plan; (c) vote for or against the ratification of the selection of our independent registered public accounting firm; and (d) vote for or against the stockholder proposal concerning repayment of student loans. You may also choose to abstain from voting on any of these matters.

Unless you indicate otherwise on your proxy card or through the telephone or Internet voting procedures, you also authorize your proxy holders, to the extent permitted under securities regulations, to vote your shares on any matters not known by the Board of Directors at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2013 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the meeting by completing a ballot at the meeting or by delivering your completed proxy card.

Or, you can vote by proxy as follows:

By mail: Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

By telephone: Use the toll-free number listed on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By Internet: The website for Internet voting is listed on the proxy card. Internet voting allows you to confirm that your instructions have been followed.

Telephone and Internet voting procedures use a control number that appears on your proxy card to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by telephone or Internet, you do not need to sign and return the proxy card.

Each executed and returned proxy card or voting instruction card and each telephone or Internet vote will be voted as directed. If you do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

If you are a stockholder of record, and you did not receive a postage-paid envelope, please mail your completed proxy card to Career Education Corporation, c/o Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038.

Please contact our proxy solicitation firm, Georgeson Inc., toll-free at (888) 206-5970 if you have any questions regarding voting or to request another copy of this Proxy Statement or the proxy card. Further, the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available on our website at www.careered.com under the caption “Investor Relations.”

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials from your stockbroker, bank or other firm asking how you want to vote. You can complete the firm’s voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting instruction form will contain instructions on how to access those voting methods.

You will not be able to vote in person at the 2013 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2013 Annual Meeting.

Stockholders are advised to forward their voting instruction forms promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2013 Annual Meeting. Broker non-votes are proxies received by CEC from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2013 Annual Meeting is a majority of the voting power of shares of CEC common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2013 Annual Meeting will tabulate the votes cast by proxy and in person at the 2013 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2013 Annual Meeting, the inspector of elections appointed by the Board of Directors will tabulate the voting results.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	Vote FOR all of the Board of Directors’ nominees for election as directors.

•	Vote FOR the nonbinding stockholder advisory vote to approve executive compensation paid by the Company to its named executive officers.

•	Vote FOR the approval of the performance-based award provisions used to determine executive compensation under the Career Education Corporation 2008 Incentive Compensation Plan.

•	Vote FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2013.

•	Vote AGAINST the stockholder proposal concerning repayment of student loans.

What vote is required to approve each proposal?

•

Election of Directors:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. If none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if our stockholders have withdrawn all such nominations by the tenth day before the Company mails its notice of meeting to our stockholders, a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares of common stock represented in person or by proxy at the 2013 Annual Meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee. Abstentions and shares not present at the 2013 Annual Meeting, including broker non-votes, have no effect on the election of directors, because directors receiving a majority of votes cast will be elected.

•

Advisory Vote on Executive Compensation:    Approval, by a nonbinding advisory vote, of the compensation paid by the Company to its named executive officers requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2013 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

•

Approval of Performance-Based Award Provisions under 2008 Plan.    Approval of the performance-based award provisions used to determine executive compensation under the Career Education Corporation 2008 Incentive Compensation Plan requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2013 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for 2013 requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2013 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. This proposal to ratify the appointment of Ernst & Young LLP will be considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on this proposal.

•

Stockholder Proposal.    Approval of the stockholder proposal concerning repayment of student loans requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2013 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

As provided by law, the advisory vote to approve executive compensation is nonbinding. The Board will review and consider the results of the vote when determining executive compensation.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election and that if an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. If the failure of a nominee to be elected at the 2013 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2013 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may:

•	submit a revocation letter with a later date than your proxy card to CEC’s Corporate Secretary; or

•	deliver a signed and dated proxy card that is dated later than your prior executed proxy card; or

•	vote again at a later date by telephone or Internet; or

•	attend the 2013 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold beneficially in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any other matters to be presented for consideration at the 2013 Annual Meeting. If any other item or matter does properly come before the 2013 Annual Meeting, your proxy holders will vote in their discretion on that item or matter, to the extent permitted under the regulations of the Securities and Exchange Commission (“SEC”).

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders of record entitled to vote at the 2013 Annual Meeting, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2013 Annual Meeting during ordinary business hours commencing May 3, 2013, and continuing through the date of the 2013 Annual Meeting at our principal offices, 231 North Martingale Road, Schaumburg, Illinois 60173.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one annual report to stockholders, proxy statement or notice of Internet availability of proxy materials, as applicable. This “householding” practice reduces our printing and postage costs. However, if you or another stockholder of record at a single address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, you, he or she may contact us at (847) 585-3899 or may write to us at Investor Relations, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

If you are a “street name” holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K on the Internet?

CEC’s 2013 Annual Report on Form 10-K for the year ended December 31, 2012, containing financial and other information pertaining to CEC, is being furnished to stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are also available on our website at www.careered.com under the caption “Investor Relations.”

CORPORATE GOVERNANCE

Board and Committee Meetings, Executive Sessions and Attendance

The Board of Directors met 19 times in 2012.

The Board’s standing Committees are Audit, Compensation, Compliance and Nominating and Governance. In 2012, the Audit Committee held nine meetings, the Compensation Committee held eight meetings, the Compliance Committee held three meetings, and the Nominating and Governance Committee held five meetings.

In 2012, each incumbent director attended at least 75% of the total number of Board meetings and at least 75% of the total number of meetings of the Committees on which he or she served during the period he or she served as a director or Committee member.

Annual Meeting Attendance

Directors are expected to attend annual meetings of the Company’s stockholders, including the 2013 Annual Meeting, absent unusual circumstances. Each member of the Board of Directors who served as a director at the time of the 2012 Annual Meeting of the Company’s stockholders attended that meeting.

Corporate Governance Guidelines and Director Qualifications

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

Direct Independence

Our Corporate Governance Guidelines require that a majority of the Board consist of non-employee independent directors as defined under NASDAQ’s listing standards and any other applicable laws or regulations.

Nominating Procedures and Director Qualifications

Our Sixth Amended and Restated By-Laws address the director nominee selection process and our Corporate Governance Guidelines address director qualifications.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder and Board recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. In 2012, the Nominating and Governance Committee engaged a search firm to assist with identifying potential candidates to fill vacancies on the Board, and these services facilitated the appointment of Ronald McCray and Louis Caldera to the Board effective November 13, 2012 and March 19, 2013, respectively. The Nominating and Governance Committee recommends candidates for nomination to the Board of Directors.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173 specifying the name of the candidate and stating in detail the person’s qualifications. A written statement from the candidate, consenting to be named as a candidate and to serve as a director if nominated and elected, should accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Miscellaneous and Other Matters—Proposals of Stockholders” contained in this Proxy Statement.

The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a stockholder. The Nominating and Governance Committee believes that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director. In evaluating and selecting new directors, the Nominating and Governance Committee considers whether the candidate meets the definition of independent director as specified in NASDAQ’s listing standards, as well as such candidate’s strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need for the Board. The Nominating and Governance Committee has sought candidates with diverse backgrounds and experience in academia, government regulation of postsecondary education, investing, accounting, finance and public companies to provide the Board with informed perspectives on the complex business and regulatory environment in which the Company operates, and has established both race and gender diversity on the Board. In the case of a current director being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure and preparation for and participation at Board and Board Committee meetings.

Specific Qualifications, Attributes and Skills Our Directors Bring to the Board

Over the past several years, Congress, the Department of Education, states, accrediting agencies and the media have increased their scrutiny of the private, postsecondary education industry which has resulted in adverse publicity for the sector. Various Congressional hearings and roundtable discussions have been held, beginning in June 2010, by the U.S. Senate Committee on Health, Education, Labor and Pensions (the “HELP Committee”) and other Congressional members and committees regarding various aspects of the education industry. In addition, over the past two years, various members of Congress have proposed legislation that if adopted would affect our business. All of these activities may lead to adverse legislation, additional Department of Education, state or accrediting agency regulations, additional negative media coverage or further federal or other investigations of the private, postsecondary education industry. Throughout 2012, we continued to experience a decline in operating performance which we believe can be attributed to a number of factors including the ongoing regulatory scrutiny of the postsecondary education industry, weak economic conditions and the lengthening of the student decision-making process. The Company is focused on a number of key areas which it believes will position it for a return to profitable growth in the future including positioning the Company to be more competitive in the ever-changing postsecondary education industry. We continue to operate in a very challenging environment as new student demand continues to slow, new students become more hesitant to take on debt given the uncertainty in the labor market and our industry continues to remain in the forefront of negative publicity. The attributes, skills and experience that our Board members bring to the Company must support the Company’s strategies and actions necessary in dealing with these regulatory and economic uncertainties.

The discussion below describes the key experiences, qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. However, this summary is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies under “Nominees” below.

Educational Services and Related Legal and Regulatory Experience.    The Company offers a comprehensive array of educational programs and operates in a highly regulated environment. Directors with experience in education and its regulation bring vital experience in understanding regulatory oversight and how it affects academics and operations. They can assist the Board (a) in identifying trends that may impact the Company’s operations, services or business model, (b) in developing compliance models and (c) in delivering academic services.

Strategic Planning and Growth Initiatives.    The Company has a diversified mix of educational offerings. The colleges, schools and universities that are part of the Company provide a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings at more than 90 campuses located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs to more than 75,000 students. Directors with experience in strategic planning for large organizations help the Board to oversee the Company’s strategic planning process through identifying growth and other objectives; defining imperatives in compliance, service delivery and other areas; assessing the appropriate business models for our schools; and analyzing other critical strategic issues for the Company.

Investment Management and Other Financial Expertise.    The Board’s strategic planning oversight extends to reviewing and providing input on the Company’s annual and multi-year business plans. Those directors with experience in analyzing businesses and developing investment strategies from the investors’ perspective assist the Board in evaluating and establishing the Company’s business plans with the objective of creating value for stockholders.

Directors with experience in financial accounting and reporting, particularly for public companies, bring to the Board the financial expertise and financial literacy required to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and internal control practices of the Company.

Marketing.    The Company’s business model has historically been highly dependent on brand management and direct marketing, much in the manner that consumer companies market goods and services. Like other companies in the postsecondary education sector, the Company’s marketing programs are subject to extensive federal, state and local legislation, regulation and scrutiny. Directors with marketing expertise assist the Board in evaluating the Company’s marketing and brand management programs, in assessing alternative marketing approaches, in reviewing the impacts of regulatory requirements on our marketing efforts and approach, and applying similar considerations critical to the business models utilized to create organic growth of the Company.

Governance.    In discharging its duties, the Board is cognizant of its corporate governance responsibilities across numerous areas from its self-organization, director nomination process, executive compensation, stockholders and other matters. Directors who gain expertise in corporate governance trends from their other public company boards or other activities assist the Board in early identification of and decision-making on corporate governance matters.

Board Skills Matrix.    The table below summarizes the specific qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. This summary, however, is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies; see “Nominees” below. An “X” indicates that the required expertise is a specific factor considered in nominating the individual to serve on the Board and, for incumbent Board members, is a specific area of focus or expertise on which the Board relies. Lack of an “X” does not mean that the director nominee does not possess the identified expertise.

Board of Directors
Required Expertise	Louis Caldera	Dennis Chookaszian	David Devonshire	Patrick Gross	Gregory Jackson	Thomas Lally	Ronald McCray	Scott Steffey	Leslie Thornton
Educational Services and Related Legal and Regulatory Experience	x				x			x	x
Strategic Planning and Growth Initiatives	x	x	x	x	x	x	x	x
Investment Management and Other Financial Expertise		x	x	x	x	x	x	x
Marketing		x		x			x
Governance	x	x		x			x		x

Board Leadership Structure and Role in Risk Oversight

In December 2006, the Board of Directors established a leadership structure consisting of an independent Chairman of the Board and a separate principal executive officer who is an employee of the Company. The Board, which was at that time considering candidates for the principal executive officer position and considering additional changes in the senior management team, felt that this leadership structure would both demonstrate the Board’s commitment to implement best practices in corporate governance and would allow the Board to effectively oversee and integrate a new management team with varying levels of experience in for-profit postsecondary education.

The Board believes that separating the Chairman of the Board and the President and Chief Executive Officer positions serves the best interests of the Company and its stockholders because it enhances communication among the Board and members of the senior executive team and enables the Board to more effectively oversee the Company’s strategy and strategy implementation. Mr. Lesnik has been Chairman of the Board since March 2008 and also served as President and Chief Executive Officer from October 31, 2011 through April 7, 2013. During and after the period that Mr. Lesnik held the positions of President and Chief Executive Officer, he is not an independent director. Therefore, the Board appointed Ms. Thornton as Lead Independent Director of the Board on October 31, 2011. In this role, Ms. Thornton presides at all meetings of the Board at which the Chairman of the Board is not present, including serving as the chairperson of the Board’s executive sessions of non-employee directors; serves as liaison between the Chief Executive Officer and non-employee directors; consults with, and provides input to, the Chairman of the Board regarding the agenda for Board meetings and meeting schedules; and otherwise performs duties as the Board may delegate to assist the Board in fulfilling its responsibilities. In addition, the Lead Independent Director has the authority to call meetings of the non-employee directors and is responsible for conducting exit interviews with resigning executive officers and such other persons as the Board deems necessary or appropriate.

The Board will select a new Chairman of the Board at or prior to the time of the 2013 Annual Meeting.

The Board oversees risk management both through the Company’s enterprise risk management process and the internal audit function. In 2007, the Company’s Risk Committee was established. Currently, the Chief Executive Officer serves as the Chair of the Company’s Risk Committee, and the other members of the Company’s Risk Committee include the following Company officers: the Chief Financial Officer, the General Counsel, the Chief Ethics and Compliance Officer, the Chief Internal Auditor, the Chief University Education Officer and the Chief Career Schools Officer. The Risk Committee is intended to meet quarterly to review enterprise-wide, business-unit specific and other discrete topic risk surveys and assessments. The Committee then utilizes the survey results to identify and prioritize the Company’s top risks, and develop implementation plans to manage the risks. The Risk Committee reports quarterly to the Audit Committee regarding identified enterprise risks, risk assessment and mitigation, effectiveness of risk management and related matters.

The Chief Internal Auditor reports directly to the Audit Committee of the Board. The Company’s Internal Audit function prepares both annual and three-year audit plans identifying specific audit activities, scope and prioritization. These audit plans are developed utilizing the enterprise risk management survey results, the COSO framework for internal controls and the IT Governance Institute’s COBIT framework and are linked to the Company’s annual business plan.

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to our website, www.careered.com, under the captions “Investor Relations-Corporate Governance” for any changes in this process.

Code of Ethics for Executive Officers and Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics for Executive Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer, our principal financial and accounting officer and our controller.

We have also adopted a Code of Business Conduct and Ethics to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors. The Code of Business Conduct and Ethics also includes the Company’s Conflicts of Interest Policy, among other policies. Directors are expected to read this Code and adhere to its provisions to the extent applicable in carrying out their duties and responsibilities as directors. The Conflicts of Interest Policy provides, among other things, that it is improper for employees to do business with an individual that is not at “arm’s length” even if the employee has no financial interest in the transaction or arrangement; that employees shall not directly or indirectly have any interest in or have any personal contract, agreement or understanding of any nature whatsoever with suppliers, customers or other persons or entities doing business or negotiating to do business with the Company; that employees must bring any business opportunity encompassed under the Conflicts of Interest Policy to the attention of the appropriate Company official; and that employees are prohibited from engaging or participating, directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, co-partner, board member or in any other individual or representative capacity, in the conduct or management of, or own any stock or other proprietary interest in, any business that is or may be competitive or seeks to do business with the Company, unless the employee has obtained the prior written consent of the Company. However, this policy allows ownership of up to 5% of the capital stock of public companies that are regularly traded on any national exchange or in the over-the-counter market.

These Codes are available on our website at www.careered.com under the caption “Investor Relations.” Any amendments of these Codes will be promptly posted on our website. The Audit Committee is responsible for our compliance with these Codes and reviews issues arising under the Codes relating to any director, executive officer or senior financial officer. Only the Audit Committee or the Board of Directors can approve a waiver from these Codes for these individuals. Neither the Audit Committee nor the Board envisions that any waivers of these Codes would be granted for these individuals, but if a waiver were so approved, the waiver would be disclosed promptly on our Internet site and as otherwise required by the rules of the SEC and NASDAQ.

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related-person transactions as defined under applicable SEC regulations. Related persons include anyone who is, or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, and any immediate family member or associate of any of these persons. A person’s “immediate family” includes his or her spouse, parents, step-parents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who is a director or officer of the Company or any of its subsidiaries.

As stated in the Audit Committee charter, the Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if each transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. The Audit Committee meets quarterly with our internal audit department members to review the results of their monitoring of compliance with the Company’s Code of Business Conduct and Ethics (which applies to directors as well as all employees) and the Code of Ethics for Executive Officers. Monitoring procedures include the Company’s EthicsMatters Hotline for anonymous reporting of suspected violations of those Codes and entity level testing of key controls in connection with internal control over financial reporting and disclosure controls and procedures.

As discussed above, the Company’s Conflicts of Interest Policy, which is included in the Company’s Code of Business Conduct and Ethics, sets forth what business conduct, interests or arrangements of its employees may be improper, and what employees must do to bring any opportunity covered by the Conflicts of Interest Policy to the attention of the Company. See “Code of Ethics for Executive Officers and Code of Business Conduct and Ethics” above for further description of this policy.

As stated in the Nominating and Governance Committee charter, the Board’s Nominating and Governance Committee reviews the independence of and any possible conflicts of interest of directors and director nominees. The Nominating and Governance Committee performs this review at least annually in connection with information gathered from Directors’ and Officers’ Questionnaires and the director nominee selection process. Directors are required to disclose potential and existing related-party transactions in completing the questionnaire. Directors are also expected to disclose all potential related-party transactions to the Audit Committee and to the Board of Directors in compliance with the Audit Committee’s responsibilities regarding review of related-person transactions. Corporate legal and accounting staff also review all purchases, sales or other financial transactions between CEC and each outside director or nominee, and between CEC and any entity and affiliates of which a director or nominee is an employee, director, or trustee. Based on these reviews, there have been no related-party transactions which would require disclosure in this Proxy Statement except as set forth below, nor are we aware of any business or other relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

On July 16, 2012, the Company entered into an independent contractor agreement with Jeremy Wheaton, our former Senior Vice President and Chief Executive Officer of Colorado Technical University (“CTU”), in connection with his resignation from the Company to help ensure a smooth and orderly transition. The agreement provided that Mr. Wheaton would serve through the end of 2012 as a consultant to the Company. Pursuant to the agreement, Mr. Wheaton received compensation equivalent to his current salary and a partial subsidy of his health insurance premiums which reduced the monthly contribution he paid for the coverage to the same monthly contribution that similarly situated active employees of the Company paid for the same insurance coverage. He did not receive any bonus or additional compensation during the term of the agreement. The Company also agreed to amend the non-compete periods in Mr. Wheaton’s equity award agreements under the Company’s 2008 Incentive Compensation Plan to provide that the non-compete periods would expire on December 31, 2012. The Company paid Mr. Wheaton approximately $150,100 pursuant to this agreement. This agreement was approved by the Board of Directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has nominated the nine director candidates named below. Each of the nominees is currently serving as a director of Career Education Corporation and is running for re-election, except for Scott Steffey, who was appointed President and Chief Executive Officer of the Company as of April 8, 2013 and is being nominated to the Board for the first time. If elected, the nominees for election as directors will each serve for a one-year term expiring at the Company’s 2014 Annual Meeting of Stockholders. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement to serve as directors of CEC. See “Nominees” below.

The Board of Directors has affirmatively determined that each of the director nominees, except for Mr. Steffey who is currently serving as President and Chief Executive Officer, is an “independent director” under the NASDAQ listing standards and is independent under NASDAQ’s listing standards applicable to his or her Board Committee memberships. In addition, Mr. Lesnik, who is serving as a director until the 2013 Annual Meeting of Stockholders, is not an “independent director” under such applicable NASDAQ listing standards due to his employment with the Company as President and Chief Executive Officer. The Board used Rule 5605(a)(2) of NASDAQ’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), as a guide in its independence determination.

If any of the Board of Director’s nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will vote for the substitute nominee or nominees recommended by the Board of Directors or vote to allow the vacancy to remain open until filled by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

Nominees

Louis E. Caldera	Director since March 2013

Mr. Caldera, age 57, is a private investor and corporate director. He served as vice president of programs of the Jack Kent Cooke Foundation from July 2010 until March 2012. Mr. Caldera was a senior fellow at the Center for American Progress from June 2009 to June 2010, and served as Director of the White House Military Office in the Obama Administration from January 2009 to May 2009. Mr. Caldera served as a tenured faculty member of the University of New Mexico Law School from August 2003 to November 2008 and was president of the University of New Mexico from August 2003 to January 2006. Previously, he was vice chancellor for university advancement at The California State University, Secretary of the Army in the Clinton Administration and a California legislator. Mr. Caldera is currently a director of publicly-held A.H. Belo, a newspaper publishing and local news and information company, and a former director of publicly-held IndyMac Bancorp, Inc. and Southwest Airlines Co. Mr. Caldera received a Bachelor of Science from the U.S. Military Academy at West Point, a law degree from the Harvard Law School and a Master of Business Administration from the Harvard Business School.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Caldera has experience in university administration, teaching and governance, including as a vice chancellor for the California State University, as president and a tenured law school faculty member at the University of New Mexico and as a former trustee of Claremont McKenna College; expertise in education policy at the state and federal level from experience as a California legislator, in the Clinton Administration and via service as a member of several national education commissions; experience in higher education policy and education philanthropy, including serving the educational needs of low income and traditionally underrepresented students; and, through his position with the Department of Defense, experience including matters affecting service member, veteran and military child educational matters. These perspectives make him a valuable resource to the Board.
Strategic Planning and Growth Initiatives	Mr. Caldera has significant experience and knowledge in the leadership of large organizations, accounting and finance, as well as governmental policy. He successfully led two large, complex public institutions with global missions through periods of growth and challenge.
Governance	Mr. Caldera’s public company board and governmental policy experience (including audit committee chairmanship experience) will serve to strengthen and broaden the Board’s collective governance experience, commitment and perspectives.

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 69, served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board (“FASB”), from January 1, 2007 to December 31, 2011. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. During his 27-year career with CNA, Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is currently a director of publicly-held Allscripts Healthcare Solutions, Inc., a provider of clinical, financial, connectivity and information solutions and related professional services for hospitals, physicians and post-acute organizations; CME Group Inc. (formerly known as Chicago Mercantile Exchange

Holdings Inc.), a U.S. financial exchange; and Internet Patents Corporation, an on-line insurance provider. He also served as a director of LoopNet, Inc., an information services provider to the commercial real estate industry, from July 2006 to April 2012; and Sapient Corporation, a public global services firm providing digital marketing and business and information technology services, from January 2003 to August 2007. Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from the University of Chicago and a Master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Chookaszian assists the Board and Company in assessing its growth strategies by providing transaction structuring alternatives, negotiating strategies and assessments of strategic value regarding potential Company acquisitions and dispositions. These skills were developed during his tenure at CNA, through his service on the advisory boards of a number of private equity firms, and through his involvement in the purchase or sale of more than 100 companies throughout his career.
Investment Management and Other Financial Expertise	Mr. Chookaszian provides in-depth financial expertise to the Audit Committee of the Board that is augmented by his knowledge of trends in financial reporting, financial regulation standard-setting and related global regulations. A national leader in the financial regulatory area, he served as the Chairman of FASAC (Financial Accounting Standards Advisory Council) from January 1, 2007 to December 31, 2011. FASAC advises on issues related to projects on the FASB agenda. He is also a member of the Financial Crisis Advisory Group (“FCAG”), which advises the FASB and the International Accounting Standards Board about standard-setting implications of the recent global financial crisis and potential changes to the global regulatory environment. FCAG members are drawn from senior leaders throughout the world with broad experience in international financial markets and an interest in the transparency of financial reporting information. He has also served on many other accounting bodies, including the AICPA Group of 100, the FAS 95 Task Force, the FASB Financial Instruments Task Force, and the AICPA Insurance Industry Committee. Mr. Chookaszian also served as CFO of CNA Financial for 15 years.
Marketing	Mr. Chookaszian has an in-depth background in Internet marketing and has served on the board of directors of a number of firms involved in marketing to consumers and businesses. He has also been involved with a number of firms that provide consulting services to assist with Internet marketing.
Governance	Mr. Chookaszian brings to the Board in-depth knowledge and trend information regarding corporate governance, gained both from his experience on boards of very large and smaller public companies and his academic interest in corporate governance. He teaches corporate governance at the University of Chicago Booth School of Business, at Cheung Kong University in Beijing, China, and at IIPM University in India, and also teaches director education courses at Northwestern University’s Kellogg Graduate School of Management.

David W. Devonshire	Director since March 2008

Mr. Devonshire, age 67, served as Executive Vice President and Chief Financial Officer of Motorola, Inc., from March 2002 through his retirement in March 2007. Motorola, a global provider of integrated communications and embedded electronic solutions, had annual revenues exceeding $42 billion at the time of his retirement. From December 1998 until joining Motorola, Mr. Devonshire was Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial firm. From July 1993 until joining Ingersoll-Rand, he served as Senior Vice President and Chief Financial Officer of Owens Corning, a global producer of residential and commercial building materials. Prior to joining Owens Corning, Mr. Devonshire served in financial positions with Baxter International Inc., The Mead Corporation and Honeywell International Inc. Mr. Devonshire is currently a director of publicly-held Arbitron Inc., a media and marketing research firm; Meritor, Inc. (formerly known as ArvinMeritor, Inc.), a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry; and Roper Industries, a diversified industrial company that produces engineered products. He also serves as principal financial adviser to Harrison Street Capital and is a director of MCR LLC, an investment of Harrison Street Capital engaged in the project management consulting business. He also serves on the advisory boards of LEK Consulting and CFO Magazine. Mr. Devonshire holds a Bachelor of Science in accounting from Widener University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Devonshire offers the Board insights into various models of how corporate and line functions can and should interrelate with and inform strategic planning activities, financial performance and other critical corporate planning activities.
Investment Management and Other Financial Expertise	Mr. Devonshire provides in-depth financial expertise in overseeing financial reporting, internal controls and financial strategy within public companies, more particularly the preparation of audited financial statements, implementation of financial controls, external and internal auditing, and analysis and evaluation of financial statements. These skills support the Board’s oversight responsibilities for the Company’s financial statements and internal controls.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 68, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross also was a founder and principal executive officer of American Management Systems, Inc., a computer applications software and systems integration firm, from 1970 to 2002. He became Chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange. Mr. Gross is currently a director of publicly-held Capital One Financial Corporation, a diversified financial services holding company; Liquidity Services, Inc., an operator of several leading online auction marketplaces for surplus and salvage assets; Rosetta Stone, a leading provider of technology-based language learning solutions; and Waste Management, Inc., a leading provider of comprehensive waste management services. He has also served on the board of directors of Mobius Management System, Inc. from 2002 to June 2007 and on the board of directors of Computer Network Technology Corporation from July 1997 to 2005. He attended Cornell University and received a Bachelor of Engineering Science from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Gross has strong strategic planning expertise from his experience in founding and building numerous companies. He has particular expertise in leveraging information technology and advanced data analytics.
Investment Management and Other Financial Expertise	Mr. Gross’ background in financial reporting and financing of companies, both smaller NASDAQ companies and large multi-billion NYSE companies, provides him with extensive experience in planning and implementing financial management and other ERP systems.
Marketing	Mr. Gross brings to the Company extensive experience in direct marketing to consumers utilizing advanced data analytics.
Governance	Mr. Gross has a keen understanding of corporate governance initiatives and trends, practical methods of implementing corporate governance processes and best practices, and a focus on fiduciary responsibilities of directors and management, arising from his service as board chairman/lead director/presiding director of NYSE, NASDAQ and private companies and as chairman of audit, compensation and governance and nominating committees for a wide range of companies.

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 46, is currently a managing partner with Jackson Park Capital, LLC and co-manager of Oakseed Opportunity Fund (an SEC registered Equity Mutual Fund). From January 2011 to April 2012, he was a senior portfolio manager with Ensign Peak Advisors. Prior to that time, Mr. Jackson was an investment partner of Blum Capital Partners, L.P., which he joined in 2003, and where he had served as Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. His responsibilities at Blum Capital Partners included sourcing new investment opportunities, managing Blum Capital’s investment portfolios, and overseeing the investment research process. Prior to joining Blum Capital, Mr. Jackson spent six years at Harris Associates LP where he was the co-portfolio manager of the Oakmark Global Fund (which received a Morningstar 5-star rating during his tenure) from its inception in August 1999 through October 2003. He also was a partner at Harris Associates LP and an investment analyst of domestic equities. Prior to joining Harris Associates LP, he was a partner, portfolio manager and investment analyst with Yacktman Asset Management. Mr. Jackson received a Bachelor of Science from the University of Utah and his Master of Business Administration from the University of Chicago.

Mr. Jackson terminated his employment with Blum Capital Partners, L.P. and its affiliates in 2010. During Mr. Jackson’s tenure with Blum Capital, Blum Capital and certain of its affiliates beneficially owned more than 10% of the Company’s common stock. Mr. Jackson disclaimed beneficial ownership of the shares held by the various Blum Capital entities, except to the extent of any pecuniary interest therein. Mr. Jackson served as Senior Advisor to Blum Capital Partners, L.P. from January 1, 2011 to December 31, 2011. As a Senior Advisor to Blum Capital, Mr. Jackson provided investment and business advice with respect to certain portfolio investments in Blum Capital’s investment funds, including its investment in the Company. Mr. Jackson has no current investment or voting authority over any of Blum Capital’s investment funds. Mr. Jackson is a non-managing member of Blum Capital’s affiliates listed above, and remains eligible, to the extent of his vested interest, to receive a portion of the carried interest profits in the investment funds managed by these Blum Capital affiliates. As a participant in the carried interest, Mr. Jackson may be allocated a disproportionate share of the net aggregate profits (if any) from the sale of the securities of the Company (and other portfolio companies) held by these investment funds.

In connection with Mr. Jackson’s election to the Board in 2008, the Company and Mr. Jackson entered into an agreement pursuant to which Mr. Jackson agreed to promptly tender his resignation from the Board and any Committee of the Board on which he then sits if at any time after his appointment to the Board and any subsequent elections or re-elections to the Board, the Blum Group (as defined in the agreement), together with all affiliates of the members of the Blum Group, collective beneficial ownership of the Company’s common stock decreases to less than 15% or exceeds 24.5% of the common stock. In light of the termination of Mr. Jackson’s employment and subsequent Senior Advisor position with Blum Capital Partners, L.P. and its affiliates, this agreement was terminated in May 2012.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Jackson has an extensive background in analyzing and investing in the for-profit education industry, having worked closely with the managements and boards of directors of Blum’s portfolio companies to increase stockholder value by partnering with these companies to implement various financial, operational and governance initiatives. This experience enables him to bring to the Board deep knowledge of the industry and insights into linkages between various aspects of the Company’s business and stockholder value creation.
Strategic Planning and Growth Initiatives	Mr. Jackson’s role as a director at portfolio companies has focused on strategic growth and planning for public companies, which experience Mr. Jackson uses to assist the Board in its strategic planning activities. Mr. Jackson also has an extensive background in analyzing and investing in the for-profit education industry and provides the Board with investors’ views on education industry fundamentals and increasing stockholder value.
Investment Management and Other Financial Expertise	Mr. Jackson, as a career investment manager, brings the perspective of investors and his experience in analyzing businesses and developing investment strategy to the Company.

Thomas B. Lally	Director since January 1998

Mr. Lally, age 69, served as the President of Heller Equity Capital Corporation from August 1995 until his retirement in October 2001. He also was an Executive Vice President of Heller Financial, Inc. and Chairman of its Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of its portfolio of loan and equity investments. Mr. Lally joined Heller Financial, Inc. in 1974. Mr. Lally also serves on the board of trustees of Briarcliffe College, one of the Company’s schools. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Lally provides the Board with strategic insights into planning and implementing growth and value creation for stockholders.
Investment Management and Other Financial Expertise	Mr. Lally’s extensive experience at Heller equipped him with the financial skills necessary to evaluate investments in other companies or in various aspects of the Company’s business. He provides the Board with a broad overview of many business ventures with differing business models and growth strategies that informs the Board’s analyses about the Company’s options.

Ronald D. McCray	Director since November 2012

Mr. McCray, age 55, is a private investor and corporate director. He served as chief administrative officer of Nike, Inc. from August 2007 until May 2009. Prior to August 2007, Mr. McCray worked for Kimberly-Clark Corporation, where he served most recently as senior vice president for law and government affairs from August 2003 until August 2007 and as its chief compliance officer from November 2004 until August 2007. Mr. McCray was an attorney at the law firms of Weil, Gotshal & Manges in New York and Jones Day in Dallas prior to joining Kimberly-Clark in 1987. Mr. McCray is currently a director of publicly-held A.H. Belo, a newspaper publishing and local news and information company, and ROI Acquisition Corp., a special purpose acquisition company formed to facilitate acquisition of businesses in the restaurant industry. He is a limited partner of Boston Championship Basketball, LLC and is a former director of Knight-Ridder, Inc. and Kimberly-Clark de Mexico, S.A. de C.V. Mr. McCray is also a member of the board of trustees of Cornell University, the visiting committee of Harvard Law School, the executive board of the SMU Dedman School of Law and the board of directors of Children’s Memorial Medical Center/Dallas, and was nominated by President Obama in May 2011 to be a member of the Federal Retirement Thrift Investment Board and was confirmed by the Senate in November 2011. Mr. McCray received a Bachelor of Arts from Cornell University and a law degree from the Harvard Law School.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. McCray has strong strategic planning expertise from his strategic leadership responsibilities at Nike and Kimberly-Clark which assists the Board in its oversight of the Company’s strategic planning process.
Investment Management and Other Financial Expertise	Mr. McCray’s familiarity with the capital markets gained through his experience as a private investor and his oversight responsibility on the Federal Retirement Thrift Investment Board as well as his prior executive management positions provide both an investor’s perspective and practical input to the Company’s business plans.
Marketing	Mr. McCray has gained significant marketing insights through his executive management roles at Kimberly-Clark and Nike, two global consumer products marketing firms, as well as his involvement with other consumer-facing companies.

Expertise	Attributes and Skills
Governance	Mr. McCray brings to the Board his diversified corporate governance experience gained from his past and present positions on various public company boards. His legal and compliance roles at multiple companies as well as the law firm experience he obtained practicing corporate and securities law adds a broad perspective and practical insight to the Board.

Scott W. Steffey	Director Nominee

Mr. Steffey, age 51, was appointed President and Chief Executive Officer of the Company as of April 8, 2013. Prior to joining the Company, Mr. Steffey has been the founder and president of Symposium Ventures, which has provided advisory services relating to the for-profit and non-profit education industry since 2005. From 2001 through 2005, Mr. Steffey held positions with Strayer Education, Inc., a public company providing post-secondary education services, as its Executive Vice President and Chief Operating Officer as well as Chairman of the Board of Trustees for Strayer University. He served as an Executive in Residence at New Mountain Capital, LLC from March 2000 to March 2001. Prior to that, Mr. Steffey served for four years as Vice Chancellor of the State University of New York, one of the the largest public post-secondary higher education systems in the world. He is also the founder of the Charter Schools Institute, an organization that establishes competitive K-12 schools in New York State dedicated to providing improved educational opportunities for economically disadvantaged students. Previously, Mr. Steffey held senior management positions at NYNEX Corporation (a predecessor to Verizon) and American Express Company. Mr. Steffey received a Bachelor of Arts in philosophy from Skidmore College.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Steffey’s many years of experience in various roles in the education industry brings extensive expertise from various perspectives to the Board.
Strategic Planning and Growth Initiatives	As the chief operating officer of Strayer Education, Inc., Mr. Steffey grew enrollments and expanded operations and facilities. As the senior operating officer of the State University of New York, he implemented broad economic, marketing and academic reforms. This experience will assist the Board in implementing and developing strategic initiatives for the Company.
Investment Management and Other Financial Expertise	Mr. Steffey, through his business Symposium Ventures, has been an advisor to hedge funds and private equity firms investing in the for-profit education industry, to investment banks managing transactions in the for-profit education industry, and to for-profit and non-profit education institutions. The insight gained from these roles and earlier financial investment experience will provide additional depth to the Board and aid in creating value for our stockholders.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 54, has served as Lead Independent Director of the Board since October 2011. Ms. Thornton has been Vice President and General Counsel of WGL Holdings, Inc. since January 2012, having joined that company as Counsel to the Chairman in November 2011. WGL Holdings, Inc., a public retail gas and electric marketing firm and a design-build energy company, operates a regulated natural gas utility serving more than one million customers throughout metropolitan Washington, D.C., Virginia, Maryland and Pennsylvania. Ms. Thornton served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. from 2004 until she joined WGL Holdings, Inc., and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education (“ED”). During her nearly eight years at ED, Ms. Thornton advised the Secretary on all ED matters, served as the liaison between the Secretary and the White House on policy, political, ethics, personnel and other issues; supervised the higher education administrative appeals process for the Secretary; and helped implement President Clinton’s education initiatives. Ms. Thornton was selected by the White House in 1995 to serve on the President’s White House Budget Working Group and in 1996 served in a senior role on President Clinton’s presidential debate team. In addition to her work at ED, Ms. Thornton founded the Educational Equity Institute and Capitol Education Fund, organizations dedicated to improving educational access and opportunity. She holds a Bachelor of Arts from the University of Pennsylvania and a law degree from Georgetown University.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Ms. Thornton is knowledgeable in the legislative and regulatory aspects of postsecondary education from the policy and legal perspectives. She provides insight and strategic advice regarding trends and issues involved in the federal oversight of both public and private postsecondary educational institutions and providers.
Governance	Ms. Thornton provides the Board with expertise in governance from the standpoint of corporate legal compliance and corporate process controls to assist in assuring such compliance. She developed that expertise in her legal practice, which focused on counseling large corporations in complex internal corporate investigations, federal agency and congressional investigations, regulatory matters before federal government agencies, state attorneys’ general investigations and high-level executive branch policy and political work. She continues to develop such expertise in her capacity as Vice President and General Counsel of WGL Holdings, Inc.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee and a Nominating and Governance Committee, each composed entirely of directors who are “independent,” as defined in the NASDAQ listing standards. Each Committee has a written charter that is posted on our website, www.careered.com, under the caption “Investor Relations.” Each Committee reports to the full Board of Directors regarding carrying out the Committee responsibilities set forth in its charter.

The current Committee assignments are shown in the following table:

Director	Audit	Compensation	Compliance	Nominating and Governance
Louis E. Caldera (1)
Dennis H. Chookaszian	x (Chairperson)		x	x
David W. Devonshire	x	x
Patrick W. Gross	x	x (Chairperson)		x
Gregory L. Jackson		x	x
Thomas B. Lally		x		x (Chairperson)
Steven H. Lesnik (2)
Ronald D. McCray (3)
Leslie T. Thornton (4)			x (Chairperson)	x

(1)	Mr. Caldera was appointed to the Board effective March 19, 2013 and has not yet been named to any of the Board’s Committees.

(2)	Mr. Lesnik currently serves as the Chairman of the Board and is a non-voting participant in each of the Board’s Committees.

(3)	Mr. McCray was appointed to the Board effective November 13, 2012 and has not yet been named to any of the Board’s Committees.

(4)	Ms. Thornton was appointed Lead Independent Director of the Board on October 31, 2011.

Audit Committee

The Audit Committee, among other of its responsibilities:

•

Oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders, related-party transactions and the Company’s processes to manage business and financial risk.

•	Retains and oversees our independent registered public accounting firm, including reviewing its independence.

•	Pre-approves all audit services and permissible non-audit services.

The Audit Committee is composed solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Exchange Act and NASDAQ listing standards. After reviewing the qualifications of the Audit Committee’s members, and any relationships they have with CEC that might affect their independence from CEC, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act and as defined in the NASDAQ listing standards, (2) all current members of the Audit Committee are financially literate, and (3) Mr. Chookaszian, Mr. Devonshire and Mr. Gross qualify as audit committee financial experts under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee, among other of its responsibilities:

•

Reviews and recommends to the Board the Company’s goals and objectives relevant to executive compensation; oversees that Company policies and programs align with those goals and objectives; and reviews relevant market data in establishing compensation and benefits.

•	Recommends to the Board the adoption or termination of any executive compensation or benefit plans.

•

Reviews, administers and recommends our President and Chief Executive Officer’s compensation for approval by all of the independent directors of the Board; reviews, administers and establishes the compensation of each of our other executive officers, based, in part, upon recommendations from the President and Chief Executive Officer; and for our officers other than our executive officers, reviews the President and Chief Executive Officer’s reports regarding incentive awards, termination arrangements and salary levels, which are established by the President and Chief Executive Officer.

•	Administers the Company’s stock incentive plans and other compensation and benefit plans.

See “Report of the Compensation Committee of the Board of Directors” and “Compensation Discussion and Analysis” below.

Delegation of Authority

The Compensation Committee Charter specifies that the President and Chief Executive Officer establishes incentive awards, termination arrangements and salary levels for officers other than our executive officers; the President and Chief Executive Officer provides periodic reports to the Compensation Committee on these matters.

The Career Education Corporation 2008 Incentive Compensation Plan authorizes the Compensation Committee to delegate authority to our President and Chief Executive Officer or Chief Financial Officer to grant equity awards within certain limitations. The Compensation Committee cannot delegate its authority for grants to our executive officers, to covered employees (generally the most highly compensated employees of the Company) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to persons subject to Section 16 of the Exchange Act, and for awards intended to qualify as performance-based compensation under Section 162(m). The Compensation Committee’s guidelines for equity awards allow our President and Chief Executive Officer to make stock grants to new employees and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 100,000 shares of restricted stock or restricted stock units and up to 100,000 shares in the form of stock options during any 12-month period, with no individual award to exceed 10,000 shares.

The Compensation Committee and the Board also have established the Career Education Corporation Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Code), our 401(k) plan and general employee benefits plans and programs (but excluding any plans or programs affecting solely our executive officer group). The Employee Benefits Committee is composed of four senior executives, who are our Senior Vice President and Chief Financial Officer, the Senior Vice President and Chief Human Resources Officer, the Senior Vice President of Tax and Risk Management, and the Senior Vice President and General Counsel. This Committee reports its activities and actions to the Compensation Committee on a quarterly basis.

Role of Executive Officer

The Chief Human Resources Officer, Chief Financial Officer and General Counsel generally attend each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives, and to provide the Compensation Committee with data concerning each executive’s experience, compensation and promotion history, development and other materials necessary or useful to the Compensation Committee’s deliberations. The President and Chief Executive Officer attends the majority of the Compensation Committee’s meetings (except for its executive sessions without management present) and submits recommendations to the Compensation Committee concerning performance and pay for the executive officers, excluding himself. As noted above, the President and Chief Executive Officer establishes incentive awards, termination arrangements and compensation levels for Company officers other than the executive officers.

Role of Compensation Consultants and Compensation Consultant Conflicts of Interest

As further described below in “Compensation Discussion and Analysis,” the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“Cook”), an independent compensation and benefits consulting firm, to assist the Compensation Committee on executive compensation matters. Cook representatives attend most meetings of the Compensation Committee, including certain executive sessions without management present; advise the Compensation Committee on compensation trends and practices; prepare competitive market reviews on executive compensation levels; provide analyses and data compilations regarding executive compensation; and advise on executive pay recommendations for our executive officers.

The Compensation Committee has adopted a policy requiring its compensation consultant to be independent of Company management. The policy requires that the independent consultant:

•	Be retained and terminated by the Compensation Committee.

•	Report solely to the Compensation Committee.

•	Be independent of the Company.

•

Not provide any service or undertake any work for the Company other than that performed for the Compensation Committee, and as may from time to time be authorized by the Compensation Committee at the request of the Nominating and Governance Committee of the Board of Directors.

•

Not provide any unrelated services or products to the Company and its affiliates or management, except as allowed under the rules and regulations of the SEC and of any national stock exchange on which securities of the Company are listed.

The Compensation Committee performs a periodic assessment of its consultant’s independence in which it considers the nature and amount of work performed during the year, the nature of any unrelated services performed for the Company, the amount of fees paid for those services in relation to the firm’s total revenues, the consultant’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between the consultant and any Compensation Committee member or executive officer, and the amount of Company stock owned by the consultants working for the Company. The consultant also periodically prepares a letter for the Compensation Committee providing appropriate assurances and confirmation of the consultant’s independent status. In 2012, Cook did not provide any services to the Company beyond its role as independent consultant to the Committee. The Compensation Committee determined that the work of Cook as compensation consultant to the Committee does not raise any conflict of interest.

Management retained the services of the executive compensation practice of Towers Watson for 2012 to assist in the review and design of the cash-based retention program and the short-term and long-term incentive programs for 2013. Towers Watson met with various members of management over the course of the project and attended two compensation committee meetings in 2012. Towers Watson provided thought leadership, subject matter expertise and overviews of market practices. In 2012, Towers Watson also provided benefits consulting as part of a three-year consulting services agreement, administration of an employee engagement survey and consulting regarding action planning based on survey results, market data management services software, and market data as available through compensation surveys generally available to other companies. Management and the Compensation Committee reviewed factors relating to the independence of Towers Watson, including those noted in the paragraph above, and Towers Watson prepared a letter for the Compensation Committee providing information with respect to these factors. Management determined that the work of Towers Watson as compensation consultant to management does not raise any conflict of interest.

Compliance Committee

The Compliance Committee oversees our policies, programs and procedures to ensure compliance with applicable laws, regulations and the Company’s policies and advises the Board on the status of our compliance programs and ongoing developments relating to compliance matters, including education regulatory matters. In particular, the Compliance Committee is responsible for reviewing significant compliance risk areas and the steps the Company’s corporate compliance department has taken to monitor, control and report compliance risk exposures. The Compliance Committee’s area of responsibility also includes monitoring the effectiveness of, and recommending improvements to, the Company’s compliance program and reviewing the effectiveness of the Company’s system for monitoring compliance with laws and regulations relating to the administration of student financial aid and related matters. Further, the Compliance Committee is responsible for monitoring compliance with the Company’s codes of conduct and ethics, reporting compliance issues that may have significant financial implications for the Company that may be relevant to matters which the Audit Committee considers under its purview and monitoring procedures for the receipt, retention and treatment of complaints received by the Company regarding compliance matters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines; recommends the structure and membership of other Board Committees to the Board of Directors; and considers corporate governance matters and periodically recommends corporate governance principles to the Board. The Nominating and Governance Committee also reviews potential conflicts of interest of prospective Board members, reviews and recommends to the Board the compensation and benefits of directors and takes the steps it deems necessary or appropriate regarding the oversight and evaluation of the Board and each Board Committee.

DIRECTOR COMPENSATION

In connection with its evaluation of non-employee director compensation for 2011, the Nominating and Governance Committee consulted with Cook. In connection with this evaluation, Cook compiled director compensation information from other companies, as well as other information, including trends in director compensation practices. In consideration of the information presented by Cook, as well as other relevant information, the Nominating and Governance Committee recommended to the Board, and the Board approved a revised compensation structure for non-employee directors effective July 1, 2011. No changes were made to this compensation structure in 2012. Each non-employee director other than the Chairman of the Board will receive an annual retainer of $75,000, payable in quarterly installments. A non-employee Chairman of the Board will receive an annual retainer of $150,000, payable in quarterly installments. Each non-employee director who serves as a Board Committee chairperson will also receive an additional annual retainer of $15,000, payable in quarterly installments. An individual meeting fee of $1,000 will be paid to the non-employee directors, including a non-employee Chairman of the Board, for each Board and Committee meeting commencing with the 13th such Board or 13th such Committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of Board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all Committees of the Board on which such person served (during the portion of the year that the person served on such Committee). In the event the director has not achieved such attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) Board or Committee meeting fees payable when the Board or Committee holds 13 or more meetings during the 12-month period following the annual meeting of the Company’s stockholders, or (2) equity awards (described below). All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings and associated with Board or Committee responsibilities.

In addition, each non-employee director receives an annual grant of stock options under the 2008 Plan on the date of our Annual Meeting of Stockholders. For the 2012-2013 director term, each non-employee director was granted stock options to purchase 16,000 shares of our common stock at the closing price of the common stock on NASDAQ on May 17, 2012. One-fourth of the options granted to each non-employee director vest on each of the grant date and the three successive anniversaries of the grant date, subject to continued Board service on each vesting date. Vested options are exercisable for ten years from the grant date unless a director ceases Board service, in which event early termination provisions apply.

Mr. Lesnik served as President and Chief Executive Officer of the Company from October 31, 2011 through April 7, 2013. Mr. Lesnik’s compensation as President and Chief Executive Officer is addressed under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” During his service as President and Chief Executive Officer, Mr. Lesnik did not receive any additional compensation as Chairman or as a member of the Board. If elected, Mr. Steffey, our current President and Chief Executive Officer, will be an employee director and therefore will not receive any additional compensation as a member of the Board.

On October 31, 2011, the Company appointed Ms. Thornton to serve as Lead Independent Director of the Board and has agreed to pay additional compensation at a rate of $20,000 per year during her service as Lead Independent Director.

Commencing January 1, 2010, in accordance with the Non-employee Director Share Accumulation Program, non-employee directors could elect to utilize all or a portion of their annual retainer fee and quarterly meeting fees to acquire shares of Company stock from the Company. These shares are acquired quarterly in arrears. No directors participated in the program in 2012.

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law.

The total compensation of our non-employee directors for the year ended December 31, 2012 is shown in the table below. Mr. Caldera joined the Board effective March 19, 2013 and therefore did not receive any compensation from the Company in 2012.

2012 Director Compensation

Name	Fees Earned in Cash	Option Awards(1)	Total
Dennis H. Chookaszian (2)	$96,000	$65,206	$161,206
David W. Devonshire (3)	$82,000	$65,206	$147,206
Patrick W. Gross (4)	$97,000	$65,206	$162,206
Gregory L. Jackson (5)	$82,000	$65,206	$147,206
Thomas B. Lally (6)	$96,000	$65,206	$161,206
Ronald D. McCray (7)	$10,041	$—	$10,041
Leslie T. Thornton (8)	$117,000	$65,206	$182,206

(1)	Amounts were calculated at the aggregate grant date fair value, excluding the effect of estimated forfeitures and utilizing the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718—Compensation—Stock Compensation. See Note 16 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for information regarding the assumptions used in the valuation of our equity awards.

(2)	Chairperson of the Audit Committee. As of December 31, 2012, Mr. Chookaszian held options to purchase 248,000 shares of Company common stock.

(3)	As of December 31, 2012, Mr. Devonshire held options to purchase 122,000 shares of Company common stock.

(4)	Chairperson of the Compensation Committee. As of December 31, 2012, Mr. Gross held options to purchase 176,000 shares of Company common stock.

(5)	As of December 31, 2012, Mr. Jackson held options to purchase 104,000 shares of Company common stock.

(6)	Chairperson of the Nominating and Governance Committee. As of December 31, 2012, Mr. Lally held options to purchase 248,000 shares of Company common stock.

(7)	Mr. McCray joined the Board effective November 13, 2012 and therefore received a pro rata annual retainer payment for the fourth quarter of 2012.

(8)	Lead Independent Director and Chairperson of the Compliance Committee. As of December 31, 2012, Ms. Thornton held options to purchase 176,000 shares of Company common stock.

In December 2008, the 1998 Non-Employee Directors’ Stock Option Plan was amended to remove the Board of Directors’ full discretion to grant the non-employee directors who participated in that Plan the right to surrender all or part of a stock option award to the Company and to receive cash in an amount equal to the amount by which the change in control price per share exceeded the per share amount that the plan participant must pay to exercise the stock option award, multiplied by the number of shares of common stock for which the director exercised this right. The December 2008 amendment was made in order to conform this Plan to the requirements of Code Section 409A (governing deferred compensation arrangements).

Certain of our non-employee directors also hold options under the 1998 Employee Incentive Compensation Plan (the “1998 Plan”). In December 2008, these directors waived their right, in the event of a change in control of the Company, to surrender all or part of these stock options to the Company and receive, within 30 days of that notice, cash in an amount equal to the amount by which the per share change of control price, as defined in the 1998 Plan, exceeded the per share amount that the holder must pay to exercise the stock option award, multiplied by the number of stock options for which the holder has exercised this right. The Company requested the waiver in order that these options and the 1998 Plan comply with the provisions of Code Section 409A (governing deferred compensation arrangements).

On February 20, 2009, the Company entered into Option Extension and Amendment Agreements with the non-employee directors at that time (other than Gregory L. Jackson, who entered into a separate agreement discussed immediately below) regarding then-outstanding option grants held by them. These agreements amended the then-outstanding non-employee director option grants to (a) increase the stock ownership threshold upon which a change in control of the Company is deemed to occur from 20% to 35% and (b) extend the post-termination exercise period of these options to the earlier of (i) three years following termination of service and (ii) the original expiration date of the option, except in the case of termination of service at a time when cause (as defined in the 2008 Plan) exists.

On the same day, the Company entered into an Option Extension Agreement with Gregory L. Jackson, a non-employee director of the Company who holds Company options only under the 2008 Plan. The agreement extended the post-termination exercise period of his then-outstanding options to the earlier of (a) three years following termination of service as a director of the Company and (b) the original expiration date of the option, except no extension will be granted in the case of termination of service as a director of the Company at a time when cause (as defined in the 2008 Plan) exists.

The Nominating and Governance Committee has the responsibility to review non-employee director compensation on a periodic basis and to recommend changes to the Board of Directors.

Stock Ownership Guidelines

The Board of Directors expects non-employee directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership of Company common stock. The Board adopted stock ownership guidelines, effective December 31, 2005, that set the non-employee director ownership target at five times the base annual retainer (excluding meeting and Board Committee fees). Non-employee directors at December 31, 2005 were allowed five years, or until December 31, 2010, to reach their stock ownership target. Non-employee directors joining the Board after December 31, 2005 have five years from the date of joining the Board to achieve their ownership target. The guidelines specify that the Chairman of the Board may determine to reduce future levels of stock awards or option grants to those directors not making satisfactory progress towards ownership targets, taking into consideration that extended blackout periods during which directors cannot purchase Company shares on the open market may restrict directors’ ability to accumulate shares.

The Nominating and Governance Committee Chairman conducts an annual review of each non-employee director’s progress towards the target stock ownership levels and communicates that progress to individual directors. Each of our non-employee directors as of December 31, 2010 met or exceeded such director’s applicable stock ownership target as of that date (other than Gregory Jackson, who has only served on the Board since November 2008 and, accordingly, pursuant to these stock ownership guidelines, was not yet required to have met (and is not yet required to meet) his applicable stock ownership target). Due in part to the changes made during 2011 to our non-employee director compensation structure, including the increase in the annual retainer paid to non-employee directors, as well as fluctuations in stock value during 2011 and 2012, none of those directors have maintained achievement of the applicable stock ownership target as of December 31, 2012. In light of the changes made during 2011 to our non-employee director compensation structure and the changes in the Company’s stock price, the Nominating and Governance Committee has determined not to take any immediate remedial action. The Board of Directors is reviewing the terms of these stock ownership guidelines, particularly in light of the changes in 2011 described above.

EXECUTIVE OFFICERS

Set forth below is a table identifying our executive officers at April 8, 2013, who are not identified in the tables entitled “Election of Directors—Nominees.”

Name	Age(1)	Position
Jeffrey D. Ayers	52	Senior Vice President, General Counsel and Corporate Secretary

Teresa Cotton Santos	45	Senior Vice President and Chief Ethics and Compliance Officer

Jason T. Friesen	45	Senior Vice President and Chief University Education Officer

Daniel J. Hurdle	47	Senior Vice President and Chief Career Schools Officer

Manoj G. Kulkarni	47	Senior Vice President and Chief Information Officer

Catherine M. Lespine	51	Director General of INSEEC Group

Anthony A. Mitchell	53	Senior Vice President and Chief Communications and Public Affairs Officer

Colleen M. O’Sullivan	45	Senior Vice President and Chief Financial Officer

(1)	As of March 29, 2013.

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of CEC.

Jeffrey D. Ayers has served as Senior Vice President, General Counsel and Corporate Secretary since December 2007. Mr. Ayers has extensive experience as a senior legal officer for large public companies operating in complex regulatory and financial environments, with a focus on compliance and transactional matters. From February 2005 until joining the Company, Mr. Ayers was the Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial, Inc., a NYSE-listed mortgage originator, servicer and securitizor, where he had responsibility for all legal, regulatory, compliance and corporate governance issues. From April 2003 to January 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, which then had more than $10 billion in annual revenues, where he managed and negotiated domestic and international transactions and corporate financings, and advised on securities law matters, among other responsibilities. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc., an NYSE-listed and leading multinational risk merchant, commodity trader and energy infrastructure developer and manager with annual revenues exceeding $25 billion. From 1996 to 1999, Mr. Ayers was managing partner of the London, England office of Husch Blackwell LLP. Mr. Ayers received a Bachelor of Science in computer science and mathematics from Graceland University and a Juris Doctor and Master of Business Administration from the University of Iowa.

Teresa Cotton Santos has served as Senior Vice President and Chief Ethics and Compliance Officer since September 2012. From 1998 until joining the Company, Ms. Cotton Santos held various legal positions of increasing responsibility with Eli Lilly and Company, a global pharmaceutical company, serving most recently as Assistant General Counsel, Litigation and Legal Compliance, with responsibility for managing all aspects of litigation and developing strategies to mitigate risk. Prior to joining Eli Lilly, she was an Assistant Circuit Attorney in the Circuit Attorney’s Office of the City of St. Louis and an attorney at the law firm of Evans & Dixon in St. Louis, Missouri. Ms. Cotton Santos received a Bachelor of Arts from Wellesley College in Political Science and Africana Studies and a Juris Doctor from the Washington University School of Law.

Jason T. Friesen has served in various Senior Vice President positions since joining the Company in November 2007, including his current position as Chief University Education Officer (since July 2012) and prior positions leading the Health Education Group (February 2012 to July 2012), in Finance and Investor Relations

(January 2010 to February 2012) and in Finance (November 2007 to January 2010). Mr. Friesen also served as Treasurer from November 2007 to July 2012. Prior to joining the Company, he served in senior finance positions including business unit financial management and financial planning. From November 2003 until joining CEC, Mr. Friesen held leadership positions within finance at Sears, Roebuck & Co. and Sears Holdings Corporation, a NASDAQ-listed Fortune 100 company and one of the nation’s largest broadline retailers. At Sears, he served as Vice President of Merchandise Finance—Hardlines, a business with approximately $20 billion in annual revenue; from March 2006 to August 2007, he was Vice President, Finance—Specialty Retail; from March 2005 to March 2006, he was Vice President—Financial Planning and Analysis; and from November 2003 through March 2005, he served as Director of Finance, Corporate Finance and Planning. From 2002 to 2003, Mr. Friesen was a Senior Manager at Bearing Point, a consulting firm, and from 1998 to 2002 was a Senior Manager at Arthur Andersen LLP. Mr. Friesen received a Bachelor of Science in Business Administration from Indiana University and a Master of Business Administration from the University of Chicago. Mr. Friesen is a certified public accountant.

Daniel J. Hurdle has served as Senior Vice President and Chief Career Schools Officer since June 2012. Mr. Hurdle has significant operational experience as well as considerable experience with complex business turnarounds. From October 2008 until joining the Company, he held senior positions with NASDAQ-listed Caribou Coffee Company, the second largest premium coffeehouse in the United States, where he most recently served as Senior Vice President of Retail Operations, leading Caribou’s more than 580 coffee houses and significantly improving customer satisfaction and developing new product strategies. From February 2008 to October 2008, Mr. Hurdle was the Senior Vice President of North American Field Operations for Weight Watchers and from November 2006 to January 2008 was Senior Vice President of Strategy & Business Development for Washington Mutual, where he led the financial institution’s development and execution of new growth strategies for multiple business and functional groups. Mr. Hurdle also held various leadership roles with Starbucks Coffee Company where he was Vice President, Existing Stores Portfolio from 2005 to 2006; Vice President, Retail Food Business from 2002 to 2005; and Vice President, Strategy and Chief of Staff to the President North America from 2001 to 2002. Mr. Hurdle received a Bachelor of Science in Control Engineering from the U.S. Naval Academy and a master’s degree in Management Science from Cambridge University.

Manoj G. Kulkarni has served as Senior Vice President and Chief Technology and Innovation Officer since January 2012 and, from March 2008 through December 2011, Mr. Kulkarni served as Senior Vice President and Chief Information Officer. From September 2007 through February 2008, Mr. Kulkarni served as an independent consultant for Eclipsys Corporation, a health care technology software and services company. From 2000 until September 2007, Mr. Kulkarni was the Vice President of Information Technology at Toys “R” Us, responsible for technology architecture and operations for all divisions of Toys “R” Us globally. From 1999 to 2000, Mr. Kulkarni was the Director of Application Architecture and Services at Toys “R” Us. Toys “R” Us is a worldwide retailing leader in dedicated toy and juvenile products. Prior to 1999, Mr. Kulkarni served in software and technology consulting positions at Unisys and Toys “R” Us. Mr. Kulkarni received a Bachelor of Engineering (Mechanical Engineering) from the College of Engineering, Pune, India. Mr. Kulkarni has decided to leave the Company effective June 3, 2013.

Catherine M. Lespine has served as Director General of INSEEC Group since February 2003. In 1986 she joined INSEEC Bordeaux as head of planning, audit and control. For ten years she taught certain programs within the INSEEC Group and at the Université Lyon 2 and ENTPE (the National School of Public Works of the State) in France while at the same time holding various positions throughout different institutions within the INSEEC Group before becoming Deputy Director of the Group in 1999 and Director General in 2003. Before joining the INSEEC Group she was Financial Controller of Paris Public Hospitals from 1983 to 1986. Ms. Lespine graduated from ESCP (Ecole Supérieure de Commerce de Paris) in 1982 and received a post-graduate degree in Management Science from the University of Paris—Sorbonne.

Anthony A. Mitchell has served as Senior Vice President and Chief Communications and Public Affairs Officer since May 2012. In this role, Mr. Mitchell leads corporate and employee communications, public affairs, government relations, industry affairs and community relations. From 2008 until joining CEC, Mr. Mitchell served as Vice President of Corporate Communications for ABM Industries Inc., a $4 billion publicly-traded provider of integrated facility management services, where he oversaw corporate communications, media relations, financial communications, public relations, crisis communications and employee communications in support of ABM’s 100,000 employees. Mr. Mitchell served as Executive Vice President of Robinson Lerer & Montgomery, a strategic communications consulting firm, from 2007 until 2008 and as Senior Vice President of Communications & Government Relations for Advocate Health Care, one of the nation’s largest hospital and healthcare systems, from 2005 until 2007. Other previous experience includes roles as Vice President of Corporate and Financial Public Relations for American Express, Deputy Assistant Secretary for Public Affairs for then U.S. Housing & Urban Development Secretary Jack Kemp and as Deputy Press Secretary for President George H.W. Bush. Mr. Mitchell earned a Bachelor of Arts in English Literature from Yale University.

Colleen M. O’Sullivan has served as Senior Vice President and Chief Financial Officer since August 2012, as Senior Vice President and Chief Accounting Officer from July 2008 to August 2012 and as Vice President and Corporate Controller from January 2008 to July 2008. Prior to joining the Company, she held senior positions in the finance and public accounting fields. From August 2007 until joining the Company, Ms. O’Sullivan was the Vice President—Finance at Hewitt Associates, a $3 billion then-public company that is a global human resources outsourcing and consulting firm and from August 2005 to August 2007 was its Assistant Controller. From 2003 to July 2005, Ms. O’Sullivan held positions of increasing responsibility, most recently as Assistant Controller, with Sears, Roebuck and Co. and Sears Holdings Corporation, a NASDAQ-listed Fortune 100 company and one of the nation’s largest broadline retailers with approximately 3,900 full-line and specialty retail stores in the U.S. and Canada. From 2001 to 2002, Ms. O’Sullivan was an audit partner with Arthur Andersen LLP, at which firm she spent 12 years within the assurance practice. Ms. O’Sullivan received a Bachelor of Science from the University of Illinois and is a certified public accountant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity to file reports of equity ownership and changes in that ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no forms were required for them, we believe that in 2012 our executive officers, directors and greater-than-10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Involvement in Certain Legal Proceedings

On December 7, 2011, a derivative action was filed in the Circuit Court of Cook County, Chancery Division on behalf of the Company naming the Company’s Board of Directors at that time as individual defendants and the Company as a nominal defendant. Plaintiff alleges breach of fiduciary duty and abuse of control by the individual defendants. Plaintiff asks for unspecified amounts in damages, interest, and costs, as well as ancillary relief. On August 21, 2012, the court denied defendants motions to dismiss, and granted defendants’ request for a stay.

On December 22, 2011, another derivative action was filed in the United States District Court for the Northern District of Illinois on behalf of the Company naming the Company’s Board of Directors at that time as well as former employees Thomas Budlong, Michael Graham, Gary McCullough, Thomas McNamara and Brian Williams as individual defendants and the Company as a nominal defendant. Plaintiff alleges breach of fiduciary duty, abuse of control and gross mismanagement by all of the individual defendants and unjust enrichment by individual defendants Budlong, Graham, McCullough, McNamara and Williams. On March 16, 2012, defendants filed motions to dismiss the complaint. Plaintiff asks for unspecified amounts in damages, interest, and costs, as well as ancillary relief. On August 13, 2012, the court denied defendants’ motions to dismiss and ordered the parties to engage in certain preliminary discovery.

On November 5, 2012, a third derivative action was filed in the U.S. District Court for the Northern District of Illinois on behalf of the Company naming the Company’s Board of Directors at that time as well as Gary McCullough, Michael Graham, Colleen O’Sullivan, George Grayeb, Brian Williams, Thomas McNamara, Thomas Budlong, and Edward Snyder as individual defendants and the Company as a nominal defendant. Plaintiff alleges breach of fiduciary duty, waste of corporate assets and unjust enrichment by all of the individual defendants and violations of Section 10(b) of the Exchange Act against defendants McCullough and Graham and of Section 20(a) of the Exchange Act against members of the Board’s Audit Committee. Plaintiff asks for unspecified amounts in damages, interest and costs, as well as ancillary relief.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors is composed solely of independent directors, as that term is defined in NASDAQ’s listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Patrick W. Gross (Chairperson)

David W. Devonshire

Gregory L. Jackson

Thomas B. Lally

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes how the Compensation Committee of our Board of Directors oversees the design and administration of executive compensation programs and how and why the Committee made its compensation decisions relating to 2012 compensation for executive officers, including the named executive officers. For 2012, our named executive officers were:

Name	Title
Steven H. Lesnik	Chairman, President and Chief Executive Officer
Colleen M. O’Sullivan	Senior Vice President and Chief Financial Officer
Jeffrey D. Ayers	Senior Vice President, General Counsel and Corporate Secretary
Jason T. Friesen	Senior Vice President and Chief University Education Officer
Daniel J. Hurdle	Senior Vice President and Chief Career Schools Officer
Michael J. Graham	Former Executive Vice President and Chief Financial Officer

This discussion is divided into the following sections:

I.	Executive Summary and 2012 Overview

II.	Compensation Philosophy and Objectives

III.	Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

IV.	Competitive Positioning

V.	2012 Compensation Decisions

VI.	Other Compensation and Benefits

VII.	Regulatory Considerations

VIII.	Corporate Governance

I. Executive Summary and 2012 Overview

Our compensation package for executive officers has generally consisted of a base salary, an annual performance-based incentive award payable in cash, and a long-term incentive award(s) granted in the form of equity. The Committee has selected these components as they align our executives’ interests with those of our long-term stockholders and motivate our executives to achieve the Company’s operational and strategic goals.

Business Environment

Entering 2012, the U.S. economy continued to lag in recovery from the financial recession. In addition, the Company and its competitors continued to face challenges in our industry. Expanding regulatory requirements, negative publicity and prolonged economic uncertainty, especially in the job market, have contributed to apprehension among current students and prospective students causing them, we believe, to deliberate longer over whether to make an investment in their education. Thus, we faced declining student enrollment and total student population across our schools.

During 2012, the Company focused on renewing relationships with our various accreditors and regulators and on realigning our schools for long-term success by refining our program offerings, bolstering technical innovation, investing in career services and simplifying our organization.

We expected the challenges facing us to affect student recruitment and enrollment as well as the Company’s 2012 performance, and this was indeed the case for 2012. In addition, these challenges and the uncertainty in the sector have created concern regarding executive and employee retention.

While the Committee continued its focus on aligning pay and performance, in 2012 executive retention became an important objective, leading the Committee to approve cash-based retention awards for certain key employees, including the named executive officers, and to dedicate a higher portion of the annual equity grant to time-based awards.

Pay for Performance Relative to Our Business Objectives

The Committee considered these challenges and expected performance results when determining its 2012 compensation actions. In response, the performance measures used in the 2012 Annual Incentive Award Program (“AIP”) were selected to place greater emphasis on measures of student success (student retention), student satisfaction (student Net Promoter Score) and cultural imperatives. Student retention is a leading indicator of graduation, a key student outcome measure, and student Net Promoter Scores is a measure of the loyalty students express toward their school, which is a direct measure of how our “customers” rate us. In addition, the following compensation actions were taken relative to our executive officers, including the named executive officers:

•	Establish base salary increases in a range of zero to three (3) percent, excluding promotion increases and new hires;

•	Set performance targets under the AIP based on the 2012 operating plan with discretion to determine payments for performance above or below target;

•	Reduce the potential payments under the AIP by one-half and reduce the long-term incentive award targets by 25 percent;

•	Grant long-term incentive awards in the form of time-vesting stock options, weighted 25 percent, and restricted stock units, weighted 75 percent;

•

Respond to the objective of focusing leadership on the challenges facing the Company and the need to reposition the business by granting time-based restricted stock units to support our retention goals;

•

Certify award payouts under the AIP for the named executive officers in a range of 24 to 34 percent of the target award opportunities (including individual performance) primarily as a result of the Company’s financial performance falling below its operating plan;

•

Certify award payouts under the 2010-2012 performance-based restricted stock grants at zero as the Company’s financial performance fell below threshold, resulting in the forfeiture of these awards; and

•

Grant special cash-based retention awards which vest over an 18-month period to certain named executive officers and other key leaders to ensure leadership continuity as the Company navigates these changes.

Further, the Committee conducted a full review of our base pay, AIP and long-term incentive programs and made the following changes effective for 2013:

•	Base salary increases were generally delayed for all employees, including the named executive officers, from March 1 to September 1, 2013.

•

The 2013 AIP was redesigned to align with our 2013 operating plan and our three-year strategic plan and includes measures for Profitability (operating income), Growth (ending student population), Student Outcomes (student retention and placement) and individual performance.

•

Performance targets were set for each of these measures based on our operating plan or, in the case of placement rates, external criteria. Payout for performance above and below these targets is clearly defined.

•

The 2013 long-term incentive awards will include three vehicles for our executive officers, including the named executive officers: stock options (weighted 30 percent), time-based restricted stock units settled in cash (weighted 30 percent) and a cash performance-based award (weighted 40 percent). The performance-based award features relative Total Shareholder Return (“TSR”) as its sole measure and uses a three-year performance period. This award program clearly aligns with shareholder interests. The Committee determined to use a cash-based performance award and to settle the RSUs in cash because the use of equity would have resulted in a burn rate that was higher than the Committee’s guidelines.

•

Time-based restricted stock unit awards will vest over a four-year period and will be settled in cash. We believe that this approach encourages our leaders to focus on both the near-term and long-term actions needed to achieve our strategic plan.

Say-on-Pay

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to vote at Annual Meetings of its stockholders to approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement relating to such meeting. The Dodd-Frank Act provides that this vote is advisory only and is not binding on the Company or the Board of Directors. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies as they relate to our named executive officers. Accordingly, stockholders were asked to vote at the 2012 Annual Meeting on the executive compensation policies and procedures for the named executive officers as described in the Compensation Discussion and Analysis in the 2012 proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gave stockholders the opportunity to endorse or not endorse our fiscal 2012 executive compensation policies.

At our 2012 Annual Meeting of Stockholders, our “Say-on-Pay” proposal was approved by approximately 52% of stockholders voting at the meeting. This vote related to the 2011 executive compensation paid by the Company to our named executive officers as described in the proxy statement for the 2012 Annual Meeting.

The Committee reviewed stockholder and other stakeholder feedback along with the results of the 2012 stockholder “Say-on-Pay” in making compensation decisions during fiscal year 2012. In connection with the 2012 Annual Meeting, an institutional investment advisory firm identified one concern relating to our 2011 executive compensation, specifically with the separation arrangement for our former President and Chief Executive Officer, Gary E. McCullough. The Company addressed this concern by increasing the scope of its outreach process with stockholders, targeting our 20 largest institutional investors, to obtain feedback and answer questions. Generally speaking the stockholders with whom we spoke advised that the alignment of pay and performance, and clear disclosure describing performance metrics and explaining the linkage between pay and performance, are important considerations for them. While no specific component of our executive compensation program was altered solely on the basis of the vote on the Say-on-Pay proposal or stockholder feedback, the Committee believes the features of our 2012 and 2013 executive compensation program (including the program changes described above) are consistent with the views expressed by our largest stockholders.

II. Compensation Philosophy and Objectives

The Company’s philosophy is that compensation should reflect the Company’s and the individual’s performance, be well-aligned with the interests of stockholders, and that upside and downside compensation potential should exist based on the Company’s performance against pre-defined objectives. Accordingly, the Committee has designed our executive compensation program to achieve five principal objectives:

•	To attract and retain talented executives by providing compensation competitive with that of other executives of similarly-sized companies with similar complexity;

•	To reward executives for strong financial and operational performance by linking compensation to actual business results;

•	To differentiate and reward individual performance in the context of Company performance;

•	To align executives with the long-term interests of stockholders by providing a portion of total compensation in the form of stock-based incentives and by setting target levels of stock ownership; and

•	To encourage long-term commitment to the Company.

The Committee used these principles to establish the use and purpose of each of the following compensation components:

Component	Purpose	Link to Performance
Base Salary	Provides a competitive level of fixed compensation needed to attract and retain talented executives; designed to provide a level of financial security

Base pay levels are set taking into consideration an individual’s duties and responsibilities, experience and areas of expertise.

Pay changes are based, in part, on the achievement of specific individual performance goals.

Annual Incentive Award	Focuses and rewards executives for achieving key strategic goals, operational metrics, financial results and individual performance	Variable cash payments are based on the achievement of Company and, where applicable, organizational unit strategic goals, operational metrics and financial goals as well as on individual performance.
Stock Option Grant	Aligns executives with the long-term interests of stockholders and builds an ownership culture	Grant size is reflective of individual responsibilities and performance and future value is based on growth in stock price.
Performance-based Awards	Aligns executives with key long-term performance measures and rewards them for shareholder value creation	Grant size is reflective of individual performance and future value is based on achievement of performance targets and growth in stock price.
Time-based Awards	Provides for leadership continuity and encourages long-term commitment to the Company.	Grant size is reflective of individual responsibilities and performance, and future value is based on continued employment and growth in stock price.
Perquisites: Executive Physicals	Assesses the personal health of the Company’s leaders and allows them to address health concerns on a timely basis	Executive effectiveness is linked to personal health.
Other Compensation	Satisfies employee health, welfare and retirement needs and provides a competitive compensation package needed to attract and retain talented executives	Employee benefits plans allow employees, including executives, to focus on their job responsibilities and to achieve their performance goals.

Pay Practices that Align with Stockholder Interests

The Company’s compensation programs align with the interests of our stockholders through the following actions:

•	No excessive change in control severance. The maximum cash benefit is equal to the participant’s base salary plus a pro-rated cash incentive payment.

•	No tax gross-ups.

•	No reload, repricing or options issued at discount. Options issued will not be repriced, replaced or migrated through cancellation or by lowering the option price of a previously granted award.

•	No special benefits or perquisites other than executive physicals (the Company eliminated the ExecUCare program effective January 1, 2012).

•	Ability to clawback annual and long-term incentive compensation.

•	Stock options are priced at date of grant.

•	No hedging or pledging of stock.

III. Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

The Committee, with Cook’s assistance, annually reviews each component of compensation, including base salary, annual cash incentives and long-term equity incentives for each executive officer (including the named executive officers), considering the appropriate external benchmarks and internal valuation. As part of its decision-making process, the Committee:

•	Reviews data from market surveys and publicly available information to assess competitiveness and ensure that its compensation actions are appropriate, reasonable and consistent with its philosophy;

•	Targets total compensation in the market median range for similarly situated executives;

•

Ensures that equity compensation comprises a significant portion of total compensation for the executive officers consistent with the Committee’s philosophy of aligning executives’ and stockholders’ interests and to promote retention;

•	Considers the skills, experience and other factors that may impact the competitiveness of compensation for a given executive officer; and

•	Considers each executive officer’s contributions to, and overall impact on, the Company’s business objectives and results.

For the President and Chief Executive Officer, the Committee recommends compensation to the independent directors of the Board for approval. For the other executive officers, including the named executive officers, the Committee considers the recommendations of the Chairman, President and Chief Executive Officer in making compensation decisions.

The Committee also uses tally sheets that provided details on base salary, AIP targets and payments and long-term incentive grants for the most recent year and the prior two years (where applicable). Tally sheets are created for each key executive and provide a broad view of value of each executive’s compensation arrangement.

IV. Competitive Positioning

For 2012 compensation determinations, assessments were made primarily against a comparison group of 25 companies in for-profit postsecondary education services, professional services, diversified consumer services, hospitality/leisure, and internet catalog and retail industries as selected by Cook and approved by the Committee.

Cook reviews and updates the comparison group for continued appropriateness based on industry and company size, utilizing companies with annual revenues greater than $250 million and within a reasonable size range in various metrics, such as revenues, operating income, total assets, total equity, total employees and market capitalization. The comparison group selection criteria are also based on companies that have similar business characteristics, including competitors in the for-profit postsecondary education sector, and companies that use sophisticated online applications core to the business, utilize online marketing and are similar in terms of lead generation, lead conversion and sourcing candidates. The companies in the chart below were included in the 2012 comparison group. “Size” is based on the relevant company’s 2011 revenue and “TSR” refers to the company’s total shareholder return.

	Composite Percentile Ranking
Company Name	Size	Profitability	Growth	TSR
American Public Education	6%	73%	59%	52%
Apollo Group	81%	77%	39%	32%
Bridgepoint Education	33%	67%	94%	35%
Capella Education	17%	74%	60%	19%
Career Education	50%	49%	51%	65%
Corinthian Colleges	40%	50%	72%	5%
DeVry	53%	71%	73%	48%
Education Management	63%	33%	55%	47%
Expedia	76%	28%	29%	46%
Grand Canyon Education	14%	65%	82%	26%
H & R Block	79%	67%	12%	45%
International Game Technology	57%	51%	27%	21%
ITT Educational Services	42%	87%	57%	49%
K12*	16%	37%	74%	91%
Las Vegas Sands	94%	28%	62%	50%
Lincoln Educational Services	19%	48%	70%	46%
Manpower	78%	5%	15%	61%
Monster Worldwide	37%	15%	20%	36%
Regis	52%	14%	15%	41%
Robert Half International	57%	39%	30%	64%
Starwood Hotels & Resorts	89%	52%	47%	66%
Strayer Education	28%	84%	50%	18%
Universal Technical Institute	10%	48%	57%	73%
Weight Watchers International	46%	66%	26%	93%
Wyndham Worldwide	82%	24%	25%	87%
Wynn Resorts	81%	29%	67%	84%
*	Added for 2012 compensation comparison group purposes. The addition of K12 and the deletion of LifeTime Fitness was made to better align the peer company profile and organization size with the market in which the Company competes for executive talent. For 2013, the Committee determined to remove Las Vegas Sands, Starwood Hotels and Resorts, Wynn Resorts and Wyndham Worldwide from the compensation comparison group. The Committee determined that these organizations were outside the reasonable size range it had established for 2013 comparison purposes.

Because of the strong correlation between revenue and executive pay, Cook size-adjusts the competitive market compensation data and uses the median to set a targeted range for our pay elements, which is referred to as the market median range. That range is defined as within 10 percent of median for base salaries, within 15 percent of median for annual cash incentive targets, and within 20 percent of median for both long-term incentive targets and for total direct compensation. In addition to the above comparison companies, the Committee also utilized benchmark data from the 2011 AonHewitt Total Compensation Measurement Survey and the 2011 Towers Watson Executive Compensation Database. The AonHewitt Survey includes over 250 companies ranging in size from $250 million to over $100 billion in annual revenue. The Towers Watson survey includes over 400 organizations ranging in size from $250 million to over $100 billion in annual revenue. Data selected from these surveys is scoped based on Company revenue.

Based on Cook’s October 2011 report, over the prior three years, on average, the Company ranked in the median range of the comparison companies in terms of company size and in terms of financial and market performance. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark and that the median range is an appropriate and fair range to target total direct compensation opportunities for the Company’s officers, with actual pay delivered dependent on Company and individual performance.

Relative to this competitive range, on average, total direct compensation opportunities for our executive officers, including the named executive officers, were positioned in the median range of the competitive consensus.

Cook also reported that the average mix of base salary, annual cash incentive and long-term incentive opportunity for our executive officers, excluding Mr. Lesnik, was generally representative of competitive practices, although weighted more toward long-term incentives than median competitive practices, which is reflective of the Committee’s emphasis on long-term performance.

Cook reported that the Company’s equity compensation grant practices ranked in the 75th percentile of the comparison group in terms of share usage run rate and equity compensation cost, as measured by absolute dollar amount and relative to pre-tax income, largely due to declines in grant practices at the comparison companies. The Company ranks in the median range of the comparison companies in terms of potential dilution overhang. The Company’s practice of using two to three grant types is consistent with about two-thirds of the comparison group companies using two or more grant types of long-term incentives.

V. 2012 Compensation Decisions

During 2012, the Committee’s decisions relative to compensation were primarily focused on aligning pay for performance. However, given the continuing uncertainty in the industry sector, the Committee also considered the need to retain key leaders across the organization.

Each section below provides details on the decisions the Committee made with respect to the various components of compensation for 2012 and the rationale for those decisions.

Base Salary

The Committee reviews base salaries annually in the first calendar quarter and sets executive base salaries within the market median range of base compensation for executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group. The Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, experience and areas of expertise.

In February 2012, the Committee approved base salary increases for several of the named executive officers in a range from zero percent to 3 percent, which were effective March 1, 2012. Pay increases for these executive officers was based on an assessment of such executive’s achievement of specific performance objectives, the extent to which the executive exhibited the CEC Standards, the assumption of additional responsibilities, and market data, if available, for his/her role. In addition, the Committee approved increases for Mr. Friesen and Ms. O’Sullivan in connection with each executive’s promotion which was effective as of the date of said promotion. Pay changes for 2012 for each of the named executive officers are detailed below.

Named Executive Officer	2011 Base Salary	2012 Base Salary	Increase Percent	Commentary
Steven H. Lesnik	$1,000,000	$1,000,000	0%	Mr. Lesnik’s base salary reflects the fact that he did not participate in the 2012 AIP.
Colleen M. O’Sullivan	$280,300	$355,000	26.7%	Ms. O’Sullivan’s pay change is reflective of her promotion to Senior Vice President and Chief Financial Officer
Jeffrey D. Ayers	$370,000	$380,000	2.7%
Jason T. Friesen	$305,800	$355,000	16.0%	Mr. Friesen’s pay change is reflective of his promotion to Senior Vice President and Chief University Education Officer
Daniel J. Hurdle	NA	$330,000	NA	Mr. Hurdle was hired in June 2012
Michael J. Graham	$441,000	$451,000	2.3%

Annual Incentive Award Program for Key Executives

Several of the named executive officers participated in the 2012 Annual Incentive Award Program for Key Executives (“Key Executive AIP”). It was the intent of the Company that amounts that were earned under this program qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (“Code”). This program established the maximum amount to be paid to each of the identified participants based on the achievement of at least $1 billion in Company revenue in 2012, subject to the Committee’s discretion to reduce the award of each participant. The Committee intended to use its discretion to determine actual awards consistent with the 2012 AIP as described below.

Annual Incentive Award Program

The Committee uses an annual performance-based incentive award payable in cash to align the compensation of approximately 1,400 eligible employees, including senior management and the named executive officers, with the Company’s short-term business objectives and financial performance. Employees are eligible to participate in the AIP if they are in specified pay grades and meet other eligibility provisions. The incentive-eligible pay grades and target award size correspond to market competitive levels of annual incentives for similar roles. Employees subject to the U.S. Department of Education’s incentive compensation regulations are not eligible to participate in this program. Based on their strategic and policy-making responsibilities, none of the Company’s named executive officers are subject to these regulations.

Target Award Practices. The Committee reviews the annual incentive target percent established for our executive officers, including the named executive officers, in connection with its annual compensation review in the first quarter of each calendar year.

Effective January 1, 2012, the Committee adjusted the annual incentive target percent established for Mr. Ayers from 50 percent to 60 percent based on changes in the market value of that role. In conjunction with their promotions, Mr. Friesen’s annual incentive target was adjusted from 45 percent to 60 percent and Ms. O’Sullivan’s was adjusted from 40 percent to 60 percent. These changes were effective on the date of their promotion.

Given the expected decrease in the Company’s operating income in 2012 as compared to 2011, the Committee determined to reduce the potential payments for all eligible participants, including the named executive officers, to 50 percent of the target established for the role. Mr. Lesnik did not participate in either the 2012 Executive AIP or the 2012 AIP.

The AIP target award percentage and the adjusted percentage for 2012 for each of the named executive officers are as follows:

Named Executive Officer	AIP Target as a Percent of Eligible Earnings		Comments
	Annual Target	2012 Adjusted Target
Steven H. Lesnik	NA	NA	Mr. Lesnik did not participate in the 2012 AIP
Colleen M. O’Sullivan	60%	30%	Ms. O’Sullivan’s AIP target increased from 40% to 60% as a result of her mid-year promotion to Senior Vice President and Chief Financial Officer. Her actual AIP payment was adjusted accordingly.
Jeffrey D. Ayers	60%	30%	Mr. Ayers’ AIP target increased from 50% to 60% based on market data for his role.
Jason T. Friesen	60%	30%	Mr. Friesen’s AIP target increased from 45% to 60% as a result of his mid-year promotion to Senior Vice President and Chief University Education Officer. His actual AIP payment was adjusted accordingly.
Daniel J. Hurdle	50%	25%	Mr. Hurdle’s actual 2012 AIP payment was adjusted to reflect his mid-year hire date.
Michael J. Graham	75%	37.5%	As Mr. Graham was not an employee on December 31, 2012, he did not receive a payout under the 2012 AIP.

Performance Measures and Weights.    The performance measures used in the 2012 AIP were Company operating income, student retention, student Net Promoter Score (NPS), a newly-created Culture Quality Index (CQI), and individual performance (based on personal goals). Results were measured at the Company, Business Unit (refers to Career Schools or University Schools units), or at the Education Group (which refers to AIU, CTU, Culinary Arts, Design and Technology and Health Education) level.

The weightings for each of the performance measures and the organization level that was used vary with each named executive officer’s position, as shown on the chart below. The data presented reflects the weighting as of December 31, 2012. As both Ms. O’Sullivan and Mr. Friesen were promoted in 2012, their actual AIP payment was pro-rated accordingly.

		Key Metrics
Named Executive Officer	Company Operating Income	Student Retention		Student Net Promoter Score		CQI	Personal Goals
		Company	Business Unit	Company	Business Unit
Steven H. Lesnik	NA	NA	NA	NA	NA	NA	NA
Colleen M. O’Sullivan	34%	16.5%	NA	16.5%	NA	16.5%	16.5%
Jeffrey D. Ayers	34%	16.5%	NA	16.5%	NA	16.5%	16.5%
Jason T. Friesen	34%	8.25%	8.25%	8.25%	8.25%	16.5%	16.5%
Daniel J. Hurdle	34%	8.25%	8.25%	8.25%	8.25%	16.5%	16.5%
Michael J. Graham	34%	16.5%	NA	16.5%	NA	16.5%	16.5%

General Calculation Methodology.    The annual cash incentive payable to any eligible participant is calculated generally by multiplying (1) eligible earnings by (2) the specified target award percent of the individual’s eligible earnings, by (3) the extent to which the applicable performance measures were met. Eligible earnings are based on base salary and exclude other payments made during the performance period such as allowances, incentive payments, bonuses, equity grants, reimbursements and similar items.

Performance Targets.    For the 2012 AIP, the Committee set performance targets based on the 2012 operating plan as well as historic results for the prior three years. Given the difficulty in setting performance targets and the effective range of performance around these targets for 2012, the Committee determined that payment for results above or below target for each performance measure would be determined solely at the discretion of the Committee. In exercising this discretion, the Committee would take into consideration overall results relative to the target as well as year-over-year improvement in results.

For the operating income measure, the Committee set a performance target based on targeted 2012 consolidated operating income for the Company. Operating Income for purposes of the AIP is defined as the aggregate of (a) the earnings of the Company (and its affiliates) as reported on the Company’s Form 10-K for the year ended on December 31, 2012 (which is prepared in accordance with the generally accepted accounting principles of the U.S), (b) the amounts paid pursuant to the AIP and the Key Executive AIP, and (c) such adjustment, if any, as may be made by the Committee in its sole discretion. For the 2012 AIP, the operating income target was set at $41.2 million.

Student Retention, which is a leading indicator of graduation, is a standard calculation which takes into consideration starting student population, new enrollments and student drops during the year. Performance targets for student retention were set at the Education Group level and were set taking into consideration historical student retention results and the 2012 operating plan. For Business Unit participants, results were calculated as an average of the results for the Education Groups within that business unit. For corporate participants, the student retention results were calculated as an average of the business unit results. While student retention was determined based on performance results as compared to the 2012 plan, the Committee did consider whether meaningful year-over-year improvement was achieved. For 2012, the Company Student Retention target was set at 67.3%.

Student NPS is a measure of the loyalty students express toward their school when surveyed; thus it is a measure of how our “customers” rate us. Student NPS surveys are conducted by each Education Group at least twice each year. Under the 2012 AIP, performance targets were set for each Education Group taking into consideration historical NPS results. Achievement of this target was determined by taking the highest of the two survey scores for 2012 as compared to the performance target. For Business Unit participants, the NPS results were calculated as a weighted average of the results for the Education Groups within that business unit. For corporate participants, the NPS results were calculated as an average of the business unit results. For 2012, the Company Student NPS was set at 30.2.

The CQI is a qualitative and quantitative assessment which takes into consideration various factors including, but not limited to, employee turnover, engagement and exit surveys, and trends in employee relations (as determined by the Committee). The Committee intended to determine results relative to the CQI by looking at a number of factors to determine whether or not the Company is making meaningful progress in shifting its culture to one that is aligned with and enables the Company’s mission to be an effective, efficient and trustworthy adult educator, leading America in quality and applying technology to learning, thus no specific target was set for this measure.

The Personal Goals component consisted of individual performance goals related to the key strategic objectives for the applicable function/Education Group and were based on the individual’s job responsibilities. Goals were developed for each participant in partnership with the participant’s manager.

In addition, the Committee had the authority to reduce or even eliminate 2012 AIP payouts for individual campuses, Business Units, Education Groups, departments or the entire Company in response to compliance failures.

2012 Performance Results and Actual Payouts.    In the first quarter of 2013, the Committee reviewed and certified the Company’s operating income results and performance against the established targets and determined payments for each measure as follows:

•

Operating Income: The Company did not achieve the target level of consolidated Company operating income for 2012. As such, the Committee determined not to make a payment under this component of the AIP.

•

Student Retention: The Education Groups within the University business unit did not achieve their targets set for student retention. Two of the three Education Groups within the Career Schools business unit did not achieve their targets and one Education Group slightly exceeded its target. Although both the University and Career Schools business unit results were below their respective targets relative to student retention, the Committee, in its discretion, determined to pay at 25 percent of target for University and at 42 percent of target for Career Schools based on the year-over-year improvement in these results. Payment at the Company level was determined by averaging the results achieved by the Business Units and, thus, paid out at 34 percent of target.

•

Student NPS: The Education Groups within the University business unit each met their targets for Student NPS, resulting in a payout at target (100 percent). Two of the three Education Groups within the Career Schools business unit met their targets, resulting in a payout, as determined by the Committee, at 67 percent of target. Also based on these results, the Committee determined to pay 80 percent of target at the Company level, which is an average of the Business Unit payouts.

•

CQI: While the CQI included specific metrics, payout under this component was also based on a qualitative assessment as determined by the Committee and under the advisement of Mr. Lesnik. Based on actual performance results as compared to the various targets as well as taking into consideration the progress made in aligning our culture with our overall mission, the Committee determined to payout at 75 percent of target for this component.

•

The portion of the named executive officer’s incentive award tied to personal goals was based on satisfaction of performance goals established for each named executive officer. These goals were set at the beginning of the year or, in the case of new hires, within 30 days of their start date. In 2012, goals for named executive officers included, among other objectives, effectively and efficiently managing litigation, achieving certain outcomes with our accreditors including vacating the “show-cause” placed on some of our campuses by ACICS and ACCSC, establishing a strategy to ensure sustainable compliance with the Department of Education’s 90/10 regulation, executing specific initiatives to improve and independently verify student placements, improving student retention, developing a three-year strategic plan, identifying near-term and sustainable cost reductions, evaluating and identifying campuses that should be taught-out, realigning the organization to the new strategy and assessing, developing and building our leadership talent. Mr. Lesnik evaluated the performance of each named executive officer other than himself and recommended to the Committee a payout ranging from 100 percent to 200 percent of the personal goals component for each named executive officer as all individual goals were either achieved or exceeded. Mr. Friesen earned a payout at 200 percent for the individual goal component due to his leadership of the Health Education Group through the challenges it faced in 2012.

•

Reflecting the significant progress made in rebuilding relationships with various accreditors and regulators and the absence of any material compliance events, the Committee determined to not modify the awards to any executive officers, including the named executive officers, for compliance results.

Thus, for each of the named executive officers attainment of each performance measure was as follows:

Named Executive Officer	Company Operating Income	Key Metrics					Actual Payout as a Percent of Target*
		Student Retention		Student Net Promoter Score		CQI
		Company	Business Segment	Company	Business Segment
Steven H. Lesnik	—	—	—	—	—	—	—
Colleen M. O’Sullivan	0%	34%	—	80%	—	75%	28%
Jeffrey D. Ayers	0%	34%	—	80%	—	75%	26%
Jason T. Friesen	0%	34%	25%	80%	100%	75%	34%
Daniel J. Hurdle	0%	34%	42%	80%	67%	75%	24%
*Calculation	includes the individual component.

As Mr. Friesen was promoted during 2012, his actual AIP payment was pro-rated based on Corporate, University Business Unit and Health Education Group results.

As a result of these levels of attainment, the Committee determined to pay to each named executive officer the amounts shown in the 2012 Summary Compensation Table, under the column heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation Program

The Committee uses equity-based long-term incentive awards to align executives’ interests with the long-term interests of our stockholders and to build an ownership culture among our senior management and executive officers, including the named executive officers, based on its belief that stock ownership encourages our executive officers to achieve long-term Company business objectives.

Equity Award Grant Practices.    The Committee generally grants annual equity awards to eligible employees, including our executive officers and the named executive officers, during the first quarter of each calendar year. New hire grants for executive officers and other leadership roles may be made in connection with offers of employment.

The Company’s 2008 Incentive Compensation Plan (the “2008 Plan”) permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock awards.

The Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about the Company, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on NASDAQ, and, by delegation of authority, allow our President and Chief Executive Officer to make stock grants to new and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 10,000 shares per award with an aggregate limit of 200,000 shares in any 12-month period, of which up to 100,000 shares can be awarded in the form of restricted stock awards or units and up to 100,000 shares in the form of stock option grants.

2012 Equity Grant to Mr. Lesnik.    In March 2012, the Committee reviewed Mr. Lesnik’s compensation arrangement in light of the fact that he was anticipated to serve in the chief executive officer role for at least the balance of 2012. As a result, Mr. Lesnik received an equity grant consisting of performance-based restricted stock units, a stock option grant, and price-vesting stock options, as summarized below.

Equity Vehicle	Target Value of Award at Grant	Number of Shares/Units Granted	Equity Terms
Performance- based RSUs	$1,000,000	114,811

Vesting of the performance-based RSUs is conditioned on the attainment of $1.25 billion in revenue for fiscal year 2012. Given the interim nature of Mr. Lesnik’s role as President and Chief Executive Officer, the Committee set a one-year performance goal for this award.

Based on 2012 results, this award vested in its entirety on March 1, 2013.

Stock Option Grant	$500,000	114,811	Subject to 1-year service vesting following grant date. The exercise price for this grant is $8.63.
Price Vesting Stock Option Grant	$500,000	143,513	This grant will vest if during any 90 calendar-day period the closing stock price is equal to or greater than $30 for any 30 trading days within the 90-day period. The measurement period commenced March 1, 2012 and ends February 28, 2015. The exercise price for this grant is $8.63.

2012 Equity Grants (Except Mr. Lesnik).    In March 2012, the Committee awarded annual equity-based long-term incentives to our named executive officers and other equity-eligible employees under the 2008 Plan. The awards to the named executive officers provided a value split between stock option grants and time-based restricted stock units. In setting the dollar value of these awards, the Committee considered long-term equity award data provided by Cook, the Committee’s goal of paying a total compensation package within the market median range relative to our comparison group’s grant amounts, the FASB ASC Topic 718 Compensation—Stock Compensation expense to the Company of the awards, the grant date fair value of the awards, and other matters discussed under “Regulatory Considerations.” In addition, in light of the expected financial results for 2012 and the significant decrease in the Company’s stock price which would impact the number of shares to be granted, the Committee reduced the long-term incentive award budget to 75 percent of these target awards. The Committee’s goal continues to be to balance shareholder interests with the need to retain leadership talent.

As in prior years, the 2012 equity grants to named executive officers included one-year, post-termination restrictive covenants covering non-solicitation, non-disclosure and non-competition.

The Committee made the March 2012 equity awards to the named executive officers in accordance with the following target percent of base salary and value split between stock options and time-based restricted stock units:

Named Executive Officer	Equity Target as a Percent of Base Salary		Stock Option Grant	Time-based Restricted Stock Units
	Annual Target	2012 Adjusted Target
Colleen M. O’Sullivan	80%	60%	0%	100%
Jeffrey D. Ayers	140%	105%	25%	75%
Jason T. Friesen	100%	75%	25%	75%
Michael J. Graham	175%	131%	25%	75%

Mr. Hurdle did not receive an equity grant as part of the annual award process as he was not an employee at the time of the grant. As Ms. O’Sullivan was not a direct report to the Chief Executive Officer at the time of the grant, she received restricted stock units only.

The Committee determined to grant stock options and time-based restricted shares due to the need to retain senior leaders during this time of transformation and due to the difficulty in setting three-year performance goals.

The stock option grant to our named executive officers, excluding Mr. Lesnik and Ms. O’Sullivan, becomes exercisable in four equal annual installments commencing on the first anniversary of the date of grant, provided that the award recipient remains our employee on the date of vesting. Stock option grants have a maximum term of ten years. The exercise price of the 2012 grant is $8.63. The target number of option shares granted is derived first by multiplying the grantee’s base salary by the equity target from the table above times the weight noted above to determine the target grant value. This value is then divided by an estimated per-share fair value using the 90-day average closing stock price as of February 15, 2012 multiplied by 55 percent, which percentage is intended to approximate the Black Scholes value.

The restricted stock units grant to the named executive officers, except for Mr. Lesnik and Ms. O’Sullivan, consisted of time-based restricted stock units that vest on the third anniversary of the grant date. This vesting schedule aligns with the Committee’s goal of securing each executive’s long-term commitment to the Company. Mr. Lesnik’s 2012 equity grant is described above. Ms. O’Sullivan received time-based restricted stock units that vest in equal installments over four years. The target number of restricted units awarded was determined first by multiplying the grantee’s base salary by the equity target from the table above times the weight noted above to determine the target grant value. This value was then divided by the 90-day average closing stock price as of February 15, 2012 to determine the number of restricted stock units. As restricted stock units are considered “full-value” awards, the Black Scholes adjustment is not applicable. The number of time-based restricted units is further adjusted so that fractional units are not vested.

The following table summarizes the stock option and restricted stock unit awards granted to the named executive officers, except Mr. Lesnik, in March 2012.

Named Executive Officer	2012 Stock Option Grant (# of Option Shares)	2012 Restricted Stock Unit Grant (# of RSUs)
Colleen M. O’Sullivan	NA	20,756
Jeffrey D. Ayers	20,364	33,600
Jason T. Friesen	12,020	19,836
Michael J. Graham	30,340	50,060

2010-2012 Performance-Based Restricted Stock Grant Attainment Assessment.    In 2010, the Committee granted time-based and performance-based restricted stock to a number of individuals, including several of the named executive officers. Mr. Ayers received performance-based shares only. One-half of the shares are time-based and will vest three years from the date of grant. The remaining shares were performance-based shares and the vesting of these shares was based on the attainment of three-year financial performance measures.

For the 2010 performance-based restricted shares, the Committee used two performance measures: target consolidated three-year cumulative operating income (as adjusted) of $1,426,000 and consolidated three-year cumulative revenue of $7,117,000. Vesting of 65 percent of the grant was tied to the extent of achievement of the operating income measure and vesting of the remainder was tied to achieving at least the minimum three-year cumulative operating income target ($1,251,000) and the extent of achievement of the three-year cumulative revenue target.

In the first quarter of 2013, the Committee certified that these performance targets were not met, which resulted in all shares being forfeited. Accordingly, Ms. O’Sullivan forfeited 3,536 shares, Mr. Ayers forfeited 17,272 shares, and Mr. Friesen forfeited 3,668 shares. Mr. Graham’s shares were forfeited upon his resignation. Mr. Lesnik and Mr. Hurdle were not employees of the Company at the time of this grant.

Other Equity Grants

During 2012, the Committee approved additional equity grants to certain named executive officers, as follows:

Named Executive Officer	Equity Grant		Reason for Off-Cycle Grant
	Award	Vesting Terms
Colleen M. O’Sullivan	7,929 stock option shares 13,083 RSUs	4-year ratable 3-year cliff	Ms. O’Sullivan received this grant in consideration of her promotion
Jason T. Friesen	8,885 stock option shares 14,660 RSUs	4-year ratable 3-year cliff	Mr. Friesen received this grant in consideration of his promotion
Daniel J. Hurdle	5,102 stock option shares 20,116 RSUs	4-year ratable 3-year cliff	Mr. Hurdle received this grant as part of his new hire compensation arrangement

2012 Cash-based Retention Awards

As the Company considered the challenges it faces relative to the changing, complex regulatory environment, the public opinion atmosphere and the general economic conditions facing the industry, the need to recognize the tremendous dedication and commitment required of its senior leaders and the need for leadership continuity became apparent. As a result, the Committee approved a cash-based retention program for certain senior leaders, including certain of the named executive officers. In consideration of receiving these awards, the participant is subject to certain restrictive covenants.

These awards were made on August 10, 2012 (“award date”). Participants were selected by Mr. Lesnik based on the participant’s role in leading the efforts to manage during this period of change and transformation. Awards were set as a percentage of the participant’s base salary (“Retention Target”). Mr. Lesnik is not a participant in this program.

Each participant’s target retention bonus was split in half. The value of the first half does not fluctuate (the “fixed payment amount”). The value of the second half (the “fluctuating payment amount”) increases or decreases based on the change in the result of the measurement formula (as described below) between the award date and the relevant measurement date.

The fluctuating payment amount will be determined at each measurement date based on the relative change in the Company’s average closing stock price for the five trading day period immediately preceding the measurement date as compared to the five trading day period immediately preceding the award date. However, the result of the measurement formula for any measurement date may not result in a payment that would be less than 50 percent nor more than 200 percent of the result of such formula on the award date. The measurement dates are February 10, 2013, August 10, 2013 and February 10, 2014 with 16.67 percent, 33.3 percent and 50 percent of the applicable award, respectively, being payable. The variation in the vesting schedule is designed to reward participants for their commitment to the transformation of the business over the 18-month period.

In all cases, future payments are forfeited in the event a participant voluntarily resigns or is terminated for “cause” prior to a payment date.

Based on this structure, none of the amounts paid under the retention program would be considered “performance-based compensation” for purposes of Code Section 162(m). As a result, all amounts paid under the retention program will count toward the annual $1,000,000 deduction limit.

The named executive officers are eligible for payments under this program as follows:

Named Executive Officer	Target Award		Threshold	Maximum
	Percent of Base Salary	Amount
Colleen M. O’Sullivan	50%	$144,350	$108,263	$216,525
Jeffrey D. Ayers	50%	$190,000	$142,500	$285,000
Jason T. Friesen	50%	$177,500	$133,125	$266,250
Daniel J. Hurdle	30%	$99,000	$74,250	$148,500
Michael J. Graham	50%	$225,500	$169,125	$338,250

No amounts were earned or paid in 2012; therefore, no amounts relating to this retention program are included in the Summary Compensation Table. Mr. Graham did not and will not receive any payments under this program.

Other Cash Payments

Mr. Friesen received a one-time lump sum bonus payment of $25,000 in recognition of his contributions to the Company as Senior Vice President and President, Health Education. Mr. Friesen served in this role from February 13, 2012 through July 17, 2012, the date he was named Senior Vice President and Chief University Education Officer. Mr. Friesen received no pay increase for taking on these responsibilities in addition to his responsibilities as Treasurer and he made a significant impact on the Health Education Group in a short period of time.

As part of his employment compensation arrangement, Mr. Hurdle received payments to offset amounts forfeited upon his resignation from his then-current employer, as follows:

•

A cash signing payment of $107,600 to offset the reduction in his 2012 AIP opportunity and to offset forgone bonus opportunity from his then-current employer. Mr. Hurdle will be required to repay this amount in the event he leaves the Company of his own free will within the first year of his employment.

•

A cash payment of $257,833 to offset the foregone value of stock option grants from his then-current employer which were scheduled to vest on December 1, 2012. Said payment was determined based on the margin value between the option exercise price of $1.60 and the average trading price of Caribou Coffee Company on May 15, 2012 (the date he signed his offer letter). Mr. Hurdle will be required to repay the entire amount if he leaves the Company of his own free will on or before December 31, 2013.

VI. Other Compensation and Benefits

Executive officers are entitled to the same employee benefits available to all full-time employees (subject to the satisfaction of minimum service and other eligibility requirements). Such benefits include health and welfare benefits, vacation and other time off, and our 401(k) Plan, including a Company matching contribution.

Certain of our executive officers, including the named executive officers, also receive additional benefits and perquisites, including a Company-paid physical examination for executives; an executive severance plan for those executive officers designated by the Committee to participate, which plan is described below in “Potential Payments Upon a Termination or Change in Control—Termination of Employment—Executive Severance Plan”; an executive relocation plan that provides for home sale assistance, temporary living expenses, reimbursement of certain home purchase expenses, rental assistance, moving expenses, spousal career assistance and tax assistance on certain taxable payments made to the executive; coverage under our directors’ and officers’ insurance policy; and indemnification agreements providing indemnification of, and advancing of expenses to, our named executive officers and certain other designated employees to the fullest extent permitted by Delaware law.

In the event of an involuntary termination, as part of his employment compensation arrangement, Mr. Hurdle is eligible to receive a severance payment equal to 52 weeks of pay based on his annual salary at the time of termination, as well as other benefits as specified in the Executive Severance Plan. This additional severance was included in consideration of his personal risk in leaving his then-current employer to join the Company during this period of transformation. We have also agreed to provide this additional severance to several other executive officers who joined the Company in 2012.

When the Committee reviews and targets our executive compensation program to fall within the market median range for total compensation of executives at companies in our comparison group, it generally does not compare and review benefits and perquisites relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program.

VII. Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation programs and influence the Committee’s design of our executive compensation strategies.

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we believe we have taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance shares granted under our programs, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, restricted stock granted under our plans generally does not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our stockholders. In specific instances we have, and in the future we may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the Company and of our executive compensation program.

A critical Code requirement for deductibility, in addition to the performance criteria, is that the Committee cannot increase the size of any payout or award, though it may have the discretion to decrease the size of payments and awards.

The Company’s annual and long-term incentive programs have been designed and administered in a manner generally intended to preserve federal income tax deductions:

•

Under the Key Executive AIP, the Committee established the maximum cash incentive potentially payable to each named executive officer and specified other executive officers who potentially are subject to the Section 162(m) limits on deductibility. For 2012, the Committee established maximum incentives potentially payable provided the Company achieved at least $1 billion in revenue. In the first quarter of 2013, the Committee certified that the Company had met this revenue measure. The Committee then determined the amount of the 2012 annual incentives to be paid by applying the 2012 performance metrics as described under “2012 Compensation Decisions—Annual Incentive Award Program.”

•

Pursuant to the key executive long-term incentive award agreements, the Committee determined the maximum number of performance-based restricted shares granted in 2010 that may potentially be earned provided the Company achieved certain three-year operating income and revenue performance targets. In the first quarter of 2013, the Committee determined that actual results were below threshold and that all remaining performance-based shares granted in 2010 would be forfeited.

From time to time, the Committee has utilized time-based restricted stock as an incentive and retention tool. These awards may not be performance-based, in which case the awards may not be deductible as compensation expense to the extent the compensation amounts attributable to the time-based restricted stock award, plus any other non-performance-based earnings, exceed $1,000,000 in the year the shares or units vest. The Committee considers that time-based restricted stock and restricted stock unit awards further the best interests of the Company and its stockholders as the awards are an inducement to retain talented executives and to align their interests with those of our stockholders in increasing stockholder value. In 2012, the Committee made time-based restricted stock unit awards (consisting of both the annual grant and special grants) to the following named executive officers: Ms. O’Sullivan, 33,839 units; Mr. Ayers, 33,600 units; Mr. Friesen, 34,496 units; and Mr. Hurdle, 20,116 units. Mr. Graham was granted 50,060 restricted stock units, all which were forfeited upon his resignation.

The Committee administers our incentive, equity and severance plans to comply with federal tax rules affecting nonqualified deferred compensation, other tax rules and accounting rules, such as FASB ASC Topic 718 Compensation—Stock Compensation (which specifies the accounting treatment and cost of various equity-based awards).

VIII. Corporate Governance

Compensation Recovery Policy

The Board of Directors adopted a compensation recovery policy in January 2010. The policy requires, in all appropriate circumstances and to the extent permitted by governing law, the reimbursement of any annual or long-term incentive payment to a Company executive officer (for purposes of the Exchange Act) if:

•	The payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the SEC;

•	The Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and

•	A lower payment would have been made to the executive based on the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which that executive’s incentive payments for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.

Risk Assessment and Mitigation

The Committee has defined certain design guidelines for our compensation programs which are intended to mitigate harmful risk taking. As part of the Committee’s review of 2012 executive compensation, the Committee confirmed the effective implementation of these features and, based on the following assessment, concluded that the Company’s compensation programs do not encourage unnecessary or excessive risk taking:

•	Base salaries are fully competitive and are not subject to performance risk;

•	Incentive programs are carefully balanced between annual and long-term performance and cash and equity compensation;

•	Annual cash incentive and long-term equity incentive programs are capped;

•	Long-term equity incentive awards are weighted, with stock options vesting over four years for alignment with stockholders and time-based restricted shares/units used as a retention incentive;

•

Performance goals are recalibrated annually to maintain directional alignment with pay and performance relative to the Company’s historical performance and broader market performance and best estimates of future expectations;

•	The determination of incentive program performance results is subject to the Committee’s discretionary assessment of the appropriate treatment of unusual, nonoperational or nonrecurring items;

•	Executives and directors are subject to stock ownership guidelines;

•	Adoption of a policy to recoup improper payments or gains from incentive compensation paid or granted to executives; and

•	Prohibition of executives and directors hedging or pledging Company stock as described in the Company’s Insider Trading Policy.

Stock Ownership Guidelines

Our Board of Directors believes that the executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. The Board initially adopted stock ownership guidelines in 2005 that require certain of our executive officers to own stock equal in value to a multiple of salary based on the officer’s position. Effective January 1, 2011, those guidelines were revised to incorporate retention and holding period requirements and to revise certain of the ownership targets, subject to transition rules for pre-2011 outstanding awards. The revised stock ownership targets (subject to certain transition rules) are based on the following multiples of base salary:

Role	Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer and Chief Operating Officer	3
Executive Vice Presidents and all other equivalent managerial-level officers directly reporting to the Chief Executive Officer	2
All other Officers subject to the guidelines	1

Subject to certain transition rules, officers subject to the guidelines must hold 100 percent of awards (net of shares withheld for tax withholding obligations or used to pay the option exercise price) acquired through the Company’s long-term incentive equity programs at or subsequent to becoming subject to the guidelines until achieving the applicable stock ownership target. After achieving the target, and for so long as such target is maintained, officers must hold 50 percent of any other awards (net of shares withheld for tax withholding obligations or used to pay the option exercise price) for one year from the date of vesting of restricted stock awards (and similar instruments expressed in stock units and payable in shares, as applicable) or from the date of exercise of stock options or stock appreciation rights (and similar instruments payable in shares).

If an officer does not sustain the applicable stock ownership target due to fluctuations in stock value, he or she will again be required to hold 100 percent of net awards acquired through CEC’s long-term incentive equity plans until such officer again achieves the applicable stock ownership target, at which time such officer shall again be subject to the requirement to hold 50 percent of the net awards acquired through the Company’s long-term incentive equity plans for one year, commencing with the date of the attainment of the applicable stock ownership target. Each of our named executive officers is in compliance with the required retention ratio.

The Committee has discretion to reduce equity awards or to pay a portion of an executive officer’s annual cash incentive in the form of restricted stock to executive officers who are not in compliance with the retention requirements or ownership targets under the guidelines. Because of changes in the Company’s stock price, the Committee has determined to not take any immediate remedial action at this time regarding the attainment of the target levels of stock ownership.

EXECUTIVE COMPENSATION

The following table shows compensation of our 2012 principal executive officer, our current and former principal financial officers and the three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2012.

2012 Summary Compensation Table

		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven H. Lesnik	2012	$1,000,000	$—	$990,819	$1,106,340	(5)	$—	$15,316	$3,112,475
Chairman, President and Chief Executive Officer (4)	2011	$166,667	$—	$—	$213,920		$—	$124,000	$504,587

Colleen M. O’Sullivan	2012	$314,095	$—	$228,709	$15,380		$41,247	$9,818	$609,249
Senior Vice President and Chief Financial Officer (6)

Michael J. Graham	2012	$319,492	$—	$432,018	$132,832		$—	$10,000	$894,342
Former Executive Vice President and Chief Financial Officer (7)	2011	$443,400	$—	$1,406,730	$422,502		$142,884	$18,127	$2,433,643
	2010	$437,650	$—	$373,400	$474,039		$330,586	$15,643	$1,631,318

Jeffrey D. Ayers	2012	$380,733	$—	$289,968	$89,156		$58,804	$14,500	$833,161
Senior Vice President, General Counsel and Corporate Secretary	2011	$372,400	$—	$217,434	$283,573		$79,920	$36,472	$989,799
	2010	$368,483	$—	$250,617	$318,188		$185,547	$31,928	$1,154,763

Jason T. Friesen	2012	$334,061	$25,000	$209,594	$62,840		$58,449	$10,000	$699,944
Senior Vice President and Chief University Education Officer (6)	2011	$305,567	$—	$423,668	$167,416		$73,437	$27,250	$997,338

DanielJ. Hurdle	2012	$170,077	$365,433	$61,957	$8,018		$20,100	$75,851	$701,436
Senior Vice President and Chief Career Schools Officer (8)

(1)	These columns show the grant date fair value of the restricted stock, restricted stock unit and stock option awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. For the portion of the restricted stock or unit awards that are subject to performance conditions, that grant date fair value is based upon the probable outcome of such conditions as determined at the date of grant and for all such awards shown, that grant date value is based upon achieving the target level of performance. If the performance-share portion of the stock awards reported above under the column heading “Stock Awards” were valued at the grant date based on the highest level of performance conditions being achieved, the grant date fair values for those stock awards for the named executive officers would be as follows:

Name	Award Year	Performance- Based Restricted Stock or Unit Value at Maximum Attainment		Time-Based Restricted Stock or Unit Value	Stock Awards
Steven H. Lesnik	2012	$990,819	(a)	$—	$990,819
	2011	$—		$—	$—

Colleen M. O’Sullivan	2012	$—		$228,709	$228,709

Michael J. Graham	2012	$—		$432,018	$432,018
	2011	$283,400		$1,244,796	$1,528,196
	2010	$746,801		$—	$746,801

Jeffrey D. Ayers	2012	$—		$289,968	$289,968
	2011	$190,227		$108,738	$298,965
	2010	$501,233		$—	$501,233

Jason T. Friesen	2012	$—		$209,594	$209,594
	2011	$112,292		$359,504	$471,796

Daniel J. Hurdle	2012	$—		$61,957	$61,957

(a)	Mr. Lesnik’s 2012 restricted stock unit award provides only for a single payout amount if the applicable performance conditions are satisfied. The probable outcome of the performance conditions as determined at the date of grant was that the performance measure would be achieved. Because there is no greater payout amount possible, the maximum attainment value is the same as the grant date fair value of this award at target performance.

See Note 16 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for information regarding the assumptions used in the valuation of equity awards. In connection with Mr. Graham’s resignation from the Company effective September 14, 2012, he forfeited all of his (i) unvested restricted stock (valued at $1,780,130), (ii) unvested restricted stock units (valued at $432,018), and (iii) stock options (both unexercisable options and those that were not exercised prior to cancellation in accordance with their terms, collectively valued at $1,029,373), which were granted to him in 2010, 2011 and 2012.

(2)	Annual cash incentives earned for any year are generally paid to the named executive officers in the first quarter of the following year.

(3)	All Other Compensation for 2012 includes the following components:

Name	Relocation Expenses	Tax Reimburse- ment(a)	Other(b)	Total
Steven H. Lesnik	$—	$—	$15,316	$15,316
Colleen M. O’Sullivan	$—	$—	$9,818	$9,818
Michael J. Graham	$—	$—	$10,000	$10,000
Jeffrey D. Ayers	$—	$—	$14,500	$14,500
Jason T. Friesen	$—	$—	$10,000	$10,000
Daniel J. Hurdle	$51,021	$15,492	$9,338	$75,851

(a)	Certain relocation expense payments are taxable to the employee. The Company reimburses the employee an additional amount to compensate for this.

(b)	Includes 401(k) plan contributions, the cost of company-paid physical examinations and, for Mr. Lesnik, $15,316 for term life insurance premiums. Information regarding non-discriminatory group welfare benefit plans is excluded from the Summary Compensation Table as permitted by applicable regulations.

(4)	Mr. Lesnik served as President and Chief Executive Officer from October 31, 2011 through April 7, 2013.

(5)	In 2012, Mr. Lesnik received time-based stock options and stock options subject to a performance condition related to the Company’s stock price requiring that the closing stock price is equal to or greater than $30 for 30 trading days within a 90 calendar day period during a three-year measurement period. For the stock options subject to this market condition, the Company employed a third-party valuation firm to value these awards. The option pricing model referred to as the “Monte Carlo” method was employed, which simulated approximately 50,000 outcomes of the company’s daily stock price over a period of three years, resulting in a fair market value of $2.13 share. The underlying inputs and assumptions used to arrive at the $2.13 per share, or total value of $305,683, included a volatility factor of 60%, a derived service period of 1.88 years and a forfeiture rate of 0.00%.

(6)	2012 was the first year that Ms. O’Sullivan was a named executive officer and 2011 was the first year that Mr. Friesen was a named executive officer. Accordingly, the compensation disclosed in the Summary Compensation Table for each of Ms. O’Sullivan and Mr. Friesen relates only to compensation for the fiscal years ended December 31, 2012, for Ms. O’Sullivan, and December 31, 2011 and 2012, for Mr. Friesen.

(7)	Mr. Graham resigned as the Company’s Executive Vice President and Chief Financial Officer effective September 14, 2012. The terms of his resignation from the Company are described below under “Potential Payments upon Termination or Change in Control.”

(8)	Mr. Hurdle joined the Company, and first became an executive officer, on June 26, 2012.

Grants of Plan-Based Awards in 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (3)		All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold (1)	Target (1)	Maximum (1)	Threshold (2)	Target (2)	Maximum (2)
Steven H. Lesnik	03/01/2012					114,811					—	$990,819
	03/01/2012					143,513					$8.63	$305,683
	03/01/2012									114,811	$8.63	$800,657

Colleen O’Sullivan	03/01/2012		$74,402	$148,804							—	—
	03/01/2012							20,756	(7)		—	$179,124
	09/12/2012							13,083	(8)		—	$49,585
	09/12/2012									7,929	$3.79	$15,380

Michael J. Graham	03/01/2012		$119,172	$661,500							—	—
	03/01/2012							50,060	(8)		—	$432,018
	03/01/2012									30,340	$8.63	$132,832

Jeffrey D. Ayers	03/01/2012		$113,500	$444,000							—	—
	03/01/2012							33,600	(8)		—	$289,968
	03/01/2012									20,364	$8.63	$89,156

Jason T. Friesen	03/01/2012		$85,718	$275,220							—	—
	03/01/2012							19,836	(8)		—	$171,185
	03/01/2012									12,020	$8.63	$52,625
	11/13/2012							14,660	(8)		—	$38,409
	11/13/2012									8,885	$2.62	$10,215

Daniel J. Hurdle	06/26/2012		$42,519	$85,038							—	—
	08/03/2012									5,102	$3.08	$8,018
	08/03/2012							20,116	(8)			$61,957

(1)	Shows estimated possible future payouts of these awards (when made) under our 2012 annual cash incentive award program. No threshold payouts are presented because no minimum amounts are payable for a certain level of performance. The program established payout amounts for achievement of target company and individual performance factors, and payments for performance above or below target for each performance measure were at the sole discretion of the Compensation Committee, subject to a designated cap for certain executive officers. For executive officers without a designated cap (Ms. O’Sullivan and Mr. Hurdle in the chart above), 200% of target was used as the Company believes it unlikely that the Compensation Committee would have exercised its discretion to approve payouts in excess of 200% of target. The performance measures and attainment are discussed in “Compensation Discussion and Analysis—2012 Compensation Decisions—Annual Incentive Award Program” above. Amounts actually earned by the named executive officers are shown in the 2012 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” This excludes the award granted to Mr. Graham under our 2012 annual cash incentive award program. As a result of the resignation from the Company of Mr. Graham, Mr. Graham was not an employee of the Company at December 31, 2012. Accordingly, Mr. Graham was not entitled to any payout pursuant to such award.

(2)	In 2012, Mr. Lesnik received awards of performance-based restricted stock units and stock options which provide only for a single payout amount if the applicable performance conditions are satisfied. That payout amount is provided in the chart as the target. There are no threshold or maximum payouts for these awards to Mr. Lesnik. The performance targets and vesting provisions for these awards are discussed above in “Compensation Discussion and Analysis—2012 Compensation Decisions—Long-Term Incentive Compensation Program—2012 Equity Grant to Mr. Lesnik.”

(3)	This column shows the number of time-vesting restricted stock units granted to each of the named executive officers during 2012 under our 2008 Plan.

(4)	This column shows the number of stock options granted to each of the named executive officers during 2012 under our 2008 Plan. These options (other than the options granted to Mr. Lesnik) become exercisable in four equal annual installments on each anniversary of the grant date. Mr. Lesnik’s options became exercisable on the first anniversary of the grant date. Mr. Graham forfeited the unexercisable options from these 2012 option grants in connection with his resignation from the Company.

(5)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock as reported on NASDAQ on the grant date.

(6)	This column shows the grant date fair value of the 2012 restricted stock unit and stock option awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. For the portion of the restricted stock unit and stock option awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. Amounts are calculated in accordance with the provisions of FASB ASC Topic 718—Compensation—Stock Compensation. See Note 16 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for information regarding the assumptions used in the valuation of equity awards.

(7)	One-fourth of these awards vest on each of the first through fourth anniversaries of the grant date, subject to continued employment with the Company.

(8)	These awards vest on the third anniversary of the grant date, subject to continued employment with the Company. Mr. Graham forfeited the unvested restricted stock units from these 2012 restricted stock unit grants in connection with his resignation from the Company.

Outstanding Equity Awards at Year End 2012

The following table includes information as of December 31, 2012 about all unexercised options to purchase shares of our common stock and unvested restricted stock and restricted stock units held by the named executive officers.

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options— Exercisable (1)		Number of Securities Underlying Unexercised Options— Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Steven H. Lesnik	3/01/2012	—		114,811	(4)	—		$8.63	3/01/2022	—		—	114,811	(5)	$402,987
	3/01/2012	—				143,513	(6)	$8.63	3/01/2022	—		—	—		—
	5/19/2011	8,000	(7)	8,000	(7)	—		$22.13	5/19/2021	—		—	—		—
	5/19/2010	24,000	(8)	—		—		$30.67	5/19/2020	—		—	—		—
	4/30/2009	24,000	(8)	—		—		$22.04	4/30/2019	—		—	—		—
	5/13/2008	24,000	(8)	—		—		$18.64	5/12/2018	—		—	—		—
	5/17/2007	24,000	(8)	—		—		$33.96	5/16/2017	—		—	—		—
	5/18/2006	24,000	(8)	—		—		$30.80	5/17/2016	—		—	—		—
	2/14/2006	18,000	(8)	—		—		$34.86	2/13/2016	—		—	—		—

Colleen M. O’Sullivan	9/12/2012	—		7,929		—		$3.79	9/11/2022	13,083	(9)	$45,921	—		—
	3/01/2012	—		—		—		—	—	20,756	(10)	$72,854	—		—
	5/19/2011	—		—		—		—	—	12,456	(11)	$43,721	—		—
	3/14/2011	2,943		8,829		—		$21.80	3/13/2021	2,160	(12)	$7,582	1,079	(13)	$3,788
	3/03/2010	4,820		4,820		—		$29.02	3/02/2020	1,768	(9)	$6,206	3,536	(14)	$12,411
	2/25/2009	5,805		1,935		—		$26.15	2/24/2019	—		—	—		—
	3/13/2008	10,000		—		—		$13.32	3/12/2018	—		—	—		—
	2/25/2008	5,000		—		—		$15.32	2/24/2018	—		—	—		—

Michael J. Graham (3)		—		—		—		—	—	—		—	—		—

Jeffrey D. Ayers	3/01/2012	—		20,364		—		$8.63	2/28/2022	33,600	(9)	$117,936	—		—
	3/14/2011	6,799		20,397		—		$21.80	3/13/2021	4,988	(12)	$17,508	2,493	(13)	$8,750
	3/03/2010	11,776		11,776		—		$29.02	3/02/2020	—		—	17,272	(14)	$60,625
	2/25/2009	16,155		5,385		—		$26.15	2/24/2019	—		—	—		—
	3/13/2008	39,500		—		—		$13.32	3/12/2018	—		—	—		—
	2/25/2008	5,000		—		—		$15.32	2/24/2018	—		—	—		—

Jason T. Friesen	11/13/2012	—		8,885		—		$2.62	11/12/2022	14,660	(9)	$51,457	—		—
	3/01/2012	—		12,020		—		$8.63	2/28/2022	19,836	(9)	$69,624	—		—
	5/19/2011	—		—		—		—	—	13,345	(11)	$46,841	—		—
	3/14/2011	4,014		12,042		—		$21.80	3/13/2021	2,944	(9)	$10,333	1,472	(13)	$5,167
	3/03/2010	5,002		5,002		—		$29.02	3/02/2020	1,834	(9)	$6,437	3,668	(14)	$12,875
	2/25/2009	6,024		2,008		—		$26.15	2/24/2019	—		—	—		—
	3/13/2008	10,000		—		—		$13.32	3/12/2018	—		—	—		—
	11/08/2007	3,000		—		—		$33.33	11/07/2017	—		—	—		—

Daniel J. Hurdle	8/03/2012	—		5,102		—		$3.08	8/02/2022	20,116	(9)	$70,607	—		—

(1)	Unless otherwise indicated, stock options become exercisable in four equal installments on each anniversary of the option grant date.

(2)	The dollar value of these awards is calculated using the closing market price of $3.51 per share of our common stock on December 31, 2012, as reported on NASDAQ.

(3)	In connection with Mr. Graham’s resignation from the Company, all of his unvested restricted stock, unvested restricted stock units and unexercisable stock options were forfeited.

(4)	These options became exercisable on March 1, 2013.

(5)	These restricted stock units were subject to performance vesting and were outstanding at December 31, 2012. In the first quarter of 2013, the Compensation Committee determined that the specified performance measures were achieved and vesting occurred on March 1, 2013.

(6)	These options become exercisable if during any 90 calendar day period the closing stock price is equal to or greater than $30 for 30 trading days within the 90-day period. The measurement period commenced on March 1, 2013 and ends on March 1, 2015.

(7)	One-fourth of the stock options became exercisable on the option grant date, and one-fourth of the stock options become exercisable on each of the first three anniversaries of the option grant date.

(8)	One-third of the stock options became exercisable on the option grant date, and one-third of the stock options become exercisable on each of the next two anniversaries of the option grant date.

(9)	This award vests on the third anniversary of the grant date.

(10)	One-fourth of these time-based restricted stock units vest on each of March 1, 2013, 2014, 2015 and 2016.

(11)	One-half of these shares of time-based restricted stock vest on each of May 19, 2013 and 2014.

(12)	These shares of time-based restricted stock vest on March 14, 2014.

(13)	The specified performance measures have been satisfied with respect to these shares and they will vest on March 14, 2014.

(14)	These shares of restricted stock were subject to performance of applicable performance criteria and were outstanding at December 31, 2012. In the first quarter of 2013, the Compensation Committee determined that the specified performance measures were not achieved and therefore these shares were forfeited on March 3, 2013.

Option Exercises and Stock Vested for 2012

The following table includes information for restricted stock held by our named executive officers that vested during the year ended December 31, 2012. During the year ended December 31, 2012, no options were exercised by our named executive officers.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven H. Lesnik	—	—
Colleen M. O’Sullivan	3,122	$37,245
Michael J. Graham	12,146	$144,902
Jeffrey D. Ayers	8,686	$103,624
Jason T. Friesen	3,239	$38,641
Daniel J. Hurdle	—	—

(1)	The aggregate dollar value realized on vesting was calculated by multiplying the number of shares which vested by the closing price of the Company’s common stock as reported on NASDAQ on the vesting date.

Employment Arrangements of Named Executive Officers

Steven H. Lesnik

Mr. Lesnik served as President and Chief Executive Officer from October 31, 2011 through April 7, 2013. In addition, Mr. Lesnik has served as Chairman of the Company since 2008 and as a member of the Board since 2006. Mr. Lesnik will continue to serve as Chairman and as a member of the Board through the 2013 Annual Meeting of Stockholders. Prior to February 26, 2013, Mr. Lesnik did not have an employment agreement with the Company. During his service as President and Chief Executive Officer, Mr. Lesnik did not receive any additional compensation as Chairman or as a member of the Board, and was eligible to participate in the benefit plans generally available to other executive officers of the Company, including receiving awards under the 2008 Plan.

On February 26, 2013, the Company entered into a letter agreement with Mr. Lesnik (the “Lesnik Letter Agreement”) in which Mr. Lesnik agreed to continue to serve as the Company’s Chief Executive Officer, an employee or consultant agent to the Company from the date of the Lesnik Letter Agreement until March 31, 2014 (the “Term”). The Term may be extended by mutual agreement by Mr. Lesnik and the Board of Directors of the Company and was subject to automatic extension by one day for each day Mr. Lesnik might have served as the Company’s Chief Executive Officer after September 30, 2013. The Lesnik Letter Agreement provides that Mr. Lesnik will continue to receive his current salary of $83,333 per month through the end of the Term, as long as Mr. Lesnik remains employed by the Company as its Chief Executive Officer or remains available to provide executive consulting agent services to the Company. The Lesnik Letter Agreement does not otherwise provide for any severance payments or benefits in connection with a termination of employment or service with the Company.

Pursuant to the terms of the Lesnik Letter Agreement, on March 4, 2013 the Compensation Committee granted Mr. Lesnik: (i) time-based options (the “2013 Lesnik Options”) to purchase 450,000 shares of Company common stock; and (ii) 299,401 performance-based cash-settled restricted stock units (the “2013 Lesnik RSUs”). The 2013 Lesnik Options have an exercise price of $2.72, the closing price of the Company’s common stock on the date of grant and become exercisable in twelve equal monthly installments as long as Mr. Lesnik remains employed by the Company as its Chief Executive Officer or remains available to provide executive consulting services to the Company. The 2013 Lesnik RSUs will cease to be restricted and shall become non-forfeitable on March 14, 2014, as long as Mr. Lesnik remains employed by the Company as its Chief Executive Officer or remains available to provide executive consulting services to the Company, subject to the achievement of certain performance criteria on or prior to such date.

Michael J. Graham

In connection with Mr. Graham’s appointment as our Executive Vice President, Chief Financial Officer and Treasurer effective September 5, 2007, the Company and Mr. Graham entered into an employment letter agreement that set Mr. Graham’s initial annual base salary at $390,000, provided for a $50,000 signing bonus, established his target annual cash incentive percentage at 75% of his base salary earnings and guaranteed his 2007 cash incentive at 75% of his base salary, prorated from his start date. The agreement also provided for a grant of 6,000 shares of restricted stock that vested on the third anniversary of the grant date and an option to purchase 12,500 shares of common stock exercisable in four equal installments on the first four anniversaries of the grant date. These awards were made under the 1998 Plan. The letter agreement also provided that if Mr. Graham’s employment is terminated without cause (as defined in the 1998 Plan) or if he voluntarily resigns for good reason (as defined in the letter agreement), he is eligible to receive severance benefits under the Company’s Executive Severance Plan.

Mr. Graham resigned as the Company’s Executive Vice President and Chief Financial Officer effective September 14, 2012. No amounts were paid to Mr. Graham in connection with his resignation from the Company. See “Potential Payments upon Termination or Change in Control—Termination of Employment—Michael J. Graham Resignation” below.

Daniel J. Hurdle

Effective June 26, 2012, Mr. Hurdle became Senior Vice President and Chief Career Schools Officer. His employment offer letter provides for an initial annual base salary of $330,000, a $107,600 signing bonus, a cash payment to offset foregone value of stock options granted to Mr. Hurdle by his former employer and a relocation package under the Company’s relocation policy, and established his target annual cash incentive percentage at 50% of his base salary earnings. The agreement also provided for a grant of 20,116 restricted stock units that vest on the third anniversary of the grant date and an option to purchase 5,102 shares of common stock exercisable in four equal installments on the first four anniversaries of the grant date. These awards were made under the 2008 Plan. Pursuant to his employment offer letter, in the event of an involuntary termination of employment, Mr. Hurdle is eligible for 52 weeks of pay equal to his salary at the time of termination as well as other benefits specified in the Company’s Executive Severance Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into certain agreements (such as the employment agreements discussed above under the caption “Employment Arrangements”) and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment or if the Company experiences a change in control. The amount of compensation payable to each named executive officer for such terminations is shown in the tables below.

Termination of Employment

Executive Severance Plan

The Company’s U.S.-based executive officers are eligible to participate in the Company’s Executive Severance Plan and may be eligible to receive benefits thereunder in the event such an executive officer’s employment is involuntarily terminated, except that as of February 26, 2013 Mr. Lesnik is no longer eligible to participate in this plan pursuant to the terms of the Lesnik Letter Agreement. The Employee Benefits Committee, as the plan administrator, or its authorized designee, is responsible for determining whether an eligible executive officer’s employment is terminated involuntarily by the Company and, if so, whether such eligible executive officer will receive benefits under this plan, in accordance with the terms thereof. Involuntary terminations do not include terminations for cause (as defined under this plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program) or any form of voluntary termination. Termination for cause means the employee is discharged by us for poor performance, nonperformance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of Company rules and willful destruction of Company property.

Severance benefits under this plan include base pay, certain benefits coverage and prorated cash incentive payments payable under the Company’s annual incentive program, as follows:

•

A lump sum payment of a minimum of 26 weeks and a maximum of 52 weeks of base pay, calculated based on the number of full years of continuous service completed (unless otherwise provided in an employee’s employment offer letter), as follows:

•	26 weeks of base pay on completing fewer than nine full years of continuous service.

•	Three weeks base pay per year on completing nine to 17 full years of continuous service.

•	52 weeks of base pay on completing 18 or more full years of continuous service.

•

For those executives who participate in our health, dental and vision plans and timely elect to continue that coverage under federal COBRA law, partially subsidized COBRA insurance premiums so that the executive pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for the number of weeks that is equal to the number of weeks of base pay the executive receives as severance pay.

•

A lump sum payment of prorated cash incentive earned (if any) for the year of termination, calculated in accordance with the method for determining the amount of annual cash incentive payable to other similarly situated active employees and paid in accordance with our normal annual incentive program’s payment procedures.

•	Outplacement assistance from a Company-selected provider that is reimbursed or paid for by the Company.

Continuous service means the executive’s most recent unbroken period of employment with us, which may include service with a predecessor employer that we acquired, beginning on the executive’s most recent hire date and ending on the date of employment termination. Continuous service excludes any period of earned unused vacation or any period during which the executive was a consultant or independent contractor for us. Multiple periods of employment with CEC separated by a leave of absence of less than one year are considered one continuous period of employment.

To receive the severance benefits, the terminated executive must sign a release of claims against the Company and enter into a non-solicitation, non-competition and confidentiality agreement with the Company to the extent permitted by governing law and allowed under the ethical rules of any applicable professional licensing organizations. The Executive Severance Plan is intended to provide benefits that are exempt from the requirements of Code Section 409A, but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Equity Plans

Our 2008 Plan is our current equity plan, although awards remain outstanding under our prior 1998 Plan. The 2008 Plan and 1998 Plan have differing provisions for treatment of equity awards if a participant, including a named executive officer, incurs a termination of employment.

2008 Plan.    Under our 2008 Plan, restricted stock and restricted stock unit awards immediately vest and become nonforfeitable in case of death or disability, but are forfeited in the event of other forms of employment termination. For stock option awards, if the termination is due to:

•

Death or disability, options become fully exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination. Any options not exercised within the allowed time period are automatically forfeited.

•

Retirement, options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of (x) the expiration date of the option and (y) three years after the retirement date; any options that have not become exercisable are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement means termination after age 55 with at least five years of service.

•

Involuntary termination for reasons other than cause, options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any unexercisable options on the date of termination are automatically forfeited and options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination of employment or service (for reasons other than retirement, death or disability), options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unexercisable options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options and all rights to purchase shares of our stock.

Notwithstanding the foregoing, stock options granted to Mr. Lesnik under the 2008 Plan on May 19, 2011 and 2010 and on April 30, 2009, which were granted to Mr. Lesnik in his capacity as a non-employee director, and on March 1, 2012 and March 4, 2013, which were granted to Mr. Lesnik in his capacity as President and Chief Executive Officer, provide that if Mr. Lesnik incurs a termination of service (as defined in the 2008 Plan) for any reason other than for cause, any stock option which is exercisable at the time of such termination shall remain exercisable, pursuant to and subject to the 2008 Plan, until the earlier of (a) the third anniversary of such termination of service, and (b) the expiration of the option term. In addition, Mr. Lesnik’s price-vesting stock options granted on March 1, 2012 will remain outstanding for the duration of the performance period to determine whether vesting will occur, and if vesting occurs these stock options will remain outstanding for three years from the date of vesting. If the termination for service is for cause, then all options held by Mr. Lesnik at the time of such termination of service will be immediately cancelled and forfeited.

In addition, certain special vesting provisions apply to time-based restricted stock awards granted on May 19, 2011. For these awards, vesting upon (i) a termination due to the death or disability of the grantee, and (ii) an involuntary termination of the grantee during the two-year period following a change in control, is prorated based on the date of such termination. For terminations prior to May 19, 2013, the number of shares that vest would equal 50% of the total shares granted multiplied by a fraction, the numerator of which is the number of days elapsing between May 19, 2011 and the termination date, and the denominator of which is 730 (rounded up to the nearest whole share). For terminations after May 19, 2013, the number of shares that vest (in addition to the shares that would have become vested on May 19, 2013) would equal the result of the following formula (rounded up to the nearest whole share): A x (B/1095) – (A – (.5 x A)); where “A” equals the number of shares granted on May 19, 2011 and “B” equals the number of days elapsing between May 19, 2011 and the termination date.

1998 Plan.    Under the 1998 Plan, for participants other than the named executive officers, Section 16 officers and directors holding options under this Plan, if the termination is:

•	Involuntary or the result of retirement, unexercisable stock options are immediately forfeited and exercisable stock options remain exercisable for 90 days following termination.

•	Due to disability, all outstanding stock options become immediately exercisable and remain exercisable for 90 days.

•

Due to death, all stock options become immediately exercisable and remain exercisable until (a) for pre-2001 options, 90 days following the appointment of a representative for the participant’s estate, and (b) for 2001 and later options, until one year from the date of death.

•

For voluntary termination (other than due to retirement), all stock options immediately forfeit; however, the Compensation Committee has generally provided in stock option award agreements that the exercisable stock options remain exercisable for 30 days following termination.

•

For cause, unexercised stock options are immediately forfeited. Cause means (a) any act or omission which we believe is of a criminal nature and the result of which we believe is detrimental to the interests of us or our affiliates, (b) the material breach of a fiduciary duty owing to us, including, without limitation, fraud or embezzlement, or (c) conduct, or the omission of conduct, on the part of the participant that constitutes a material breach of any statutory or common-law duty of loyalty to us or our affiliates. However, if a participant is subject to an employment agreement, cause has the meaning set forth in that participant’s employment agreement.

In each case described above, stock options never remain exercisable beyond their original term. There are no outstanding restricted stock awards under the 1998 Plan.

On February 20, 2009, we entered into Option and Restricted Stock Amendment Agreements with the Company’s Section 16 reporting officers at that time, including our named executive officers (except Mr. Hurdle, who had not joined the Company at that time, and Mr. Lesnik, who was a non-employee director at such time), amending all then-outstanding Company options and restricted stock awards held by them under the 1998 Plan. These agreements amended these outstanding awards to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon the termination of employment (as defined in the 1998 Plan) of any Section 16 officer by the Company without cause (as defined in the 1998 Plan), the options held by the officer under the 1998 Plan will become fully exercisable and the shares of restricted stock held by the officer under the 1998 Plan will become fully vested.

On February 20, 2009, Mr. Lesnik, in his capacity as a non-employee director, entered into an Option Extension and Amendment Agreement with the Company regarding then-outstanding option grants held by him under the 1998 Plan and the 1998 Non-Employee Directors’ Stock Option Plan. This agreement amended Mr. Lesnik’s then-outstanding option grants to (a) increase the stock ownership threshold upon which a change in control of the Company is deemed to occur from 20% to 35% and (b) extend the post-termination exercise period of these options which are vested at the time of such termination of service (as defined in the 2008 Plan) to the earlier of (i) three years following termination of service and (ii) the original expiration date of the option, except in the case of termination of service at a time when cause (as defined in the 2008 Plan) exists. If the termination for service is for cause, then the terms of the plans under which such options were granted and the option award agreements will apply to such termination without giving effect to such amendments.

Michael J. Graham’s Resignation

Mr. Graham resigned as the Company’s Executive Vice President and Chief Financial Officer effective September 14, 2012. Pursuant to the terms of our 2008 Plan and 1998 Plan and the awards granted to Mr. Graham thereunder, all unvested restricted stock, unvested restricted stock units and unexercisable stock option were forfeited upon his resignation, and no amounts were due to him pursuant to our annual cash incentive program. With respect to exercisable options, Mr. Graham had 30 days from his resignation to exercise them, which he did not. No other amounts were paid or payable to Mr. Graham in connection with his resignation from the Company.

Change in Control

Under the 1998 and 2008 Plans, a change in control is deemed to have occurred (except with regard to our non-employee directors and Section 16 officers as discussed above under “Termination of Employment—Equity Plans”) if any of the following events occur:

•

Any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 20% (35% in the 2008 Plan and for our Section 16 officers and directors) of our common stock.

•

Our stockholders approve our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and the members of the Board of Directors prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity.

•	Our stockholders approve a plan of liquidation.

•

Within any period of 24 consecutive months, the members of the Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of the Board immediately prior to that 24-month period and who constituted a majority of the Board at the time of election, cease to constitute a majority of the Board.

The 2008 Plan is a “double-trigger” plan that provides that upon both (1) a change in control and (2) an involuntary termination of the award holder’s employment or service by us or our successor other than for cause (as defined in the 2008 Plan) during the two-year period following the change in control, that award holder’s stock options shall become exercisable and shares of restricted stock and restricted stock units shall become vested. All performance goals will be deemed to have been met.

Under the 1998 Plan, any stock options outstanding as of the date of a change in control and not then exercisable become fully exercisable, and any restrictions applicable to restricted stock lapse and the shares become fully vested. All performance goals will be deemed to have been met.

Potential Payments

The following tables describe the benefits to which the named executive officers (other than Mr. Graham, who is addressed above) would have been entitled under the plans described above and any relevant provisions of their employment agreements (1) if the named executive officer had terminated employment pursuant to (a) a voluntary termination or retirement, (b) an involuntary termination other than for cause, (c) the named executive officer’s death or disability, or (d) a termination for cause (as defined in the 2008 Plan), in any such case on December 31, 2012 or (2) upon a change in control of the Company and a concurrent involuntary termination of the named executive officer’s employment on December 31, 2012.

Steven H. Lesnik

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)
Compensation:
Base Salary Lump Sum (2)	$—	$—	$500,000	$—	$—	$500,000
Accrued & Pro Rata Incentive (2)	$—	$—	$—	$—	$—	$—
Performance-Based Units (3)	$—	$—	$—	$402,987	$—	$402,987
Time-Based Shares (3)	$—	$—	$—	$—	$—	$—
Stock Options (4)	$—	$—	$—	$—	$—	$—

Benefits and Perquisites:
Life Insurance Proceeds (5)	$—	$—	$—	$650,000	$—	$—
COBRA Benefits (6)	$—	$—	$264	$—	$—	$264

Total:	$—	$—	$500,264	$1,052,987	$—	$903,251

Colleen M. O’Sullivan

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)
Compensation:
Base Salary Lump Sum (2)	$—	$—	$177,500	$—	$—	$177,500
Accrued & Pro Rata Incentive (2)	$41,247	$41,247	$41,247	$41,247	$—	$41,247
Performance-Based Shares (3)	$—	$—	$—	$16,199	$—	$16,199
Time-Based Shares or Units (3)	$—	$—	$—	$150,290	$—	$150,290
Stock Options (4)	$—	$—	$—	$—	$—	$—

Benefits and Perquisites:
COBRA Benefits (6)	$—	$—	$4,968	$—	$—	$4,968

Total:	$41,247	$41,247	$223,715	$207,736	$—	$390,204

Jeffrey D. Ayers

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)
Compensation:
Base Salary Lump Sum (2)	$—	$—	$190,000	$—	$—	$190,000
Accrued & Pro Rata Incentive (2)	$58,804	$58,804	$58,804	$58,804	$—	$58,804
Performance-Based Shares (3)	$—	$—	$—	$69,375	$—	$69,375
Time-Based Shares or Units (3)	$—	$—	$—	$135,444	$—	$135,444
Stock Options (4)	$—	$—	$—	$—	$—	$—

Benefits and Perquisites:
COBRA Benefits (6)	$—	$—	$5,418	$—	$—	$5,418

Total:	$58,804	$58,804	$254,222	$263,623	$—	$459,041

Jason T. Friesen

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)
Compensation:
Base Salary Lump Sum (2)	$—	$—	$177,500	$—	$—	$177,500
Accrued & Pro Rata Incentive (2)	$58,449	$58,449	$58,449	$58,449	$—	$58,449
Performance-Based Shares (3)	$—	$—	$—	$18,040	$—	$18,040
Time-Based Shares or Units(3)	$—	$—	$—	$156,845	$—	$156,845
Stock Options (4)	$—	$5,931	$—	$7,908	$—	$7,908

Benefits and Perquisites:
COBRA Benefits (6)	$—	$—	$5,418	$—	$—	$5,418

Total:	$58,449	$64,380	$241,367	$241,242	$—	$424,160

Daniel J. Hurdle

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)
Compensation:
Base Salary Lump Sum (2)	$—	$—	$330,000	$—	$—	$330,000
Accrued & Pro Rata Incentive (2)	$20,100	$20,100	$20,100	$20,100	$—	$20,100
Performance-Based Shares (3)	$—	$—	$—	$—	$—	$—
Time-Based Shares (3)	$—	$—	$—	$70,607	$—	$70,607
Stock Options (4)	$—	$1,645	$—	$2,194	$—	$2,194

Benefits and Perquisites:
COBRA Benefits (6)	$—	$—	$2,516	$—	$—	$2,516

Total:	$20,100	$21,745	$352,616	$92,901	$—	$425,417

(1)	The Company’s Executive Severance Plan governs the severance arrangements applicable to the named executive officers. The Company’s Executive Severance Plan does not contain provisions addressing change in control. For purposes of determining salary, annual cash incentive amounts and lump sums (if any) payable to named executive officers assuming a concurrent change in control and job termination effective December 31, 2012, the change in control and job termination are deemed to be involuntary not for cause termination.

(2)	Severance arrangements for the named executive officers are governed by the Company’s Executive Severance Plan, which is described above in this “Potential Payments upon Termination or Change in Control” section, and, for Mr. Hurdle, his employment offer letter, which provides for 52 weeks of base pay in the event of an involuntary termination of employment. The Company’s cash incentive program is a calendar year program. Assuming a December 31, 2012 termination date, the named executive officers would receive the cash incentive accrued and payable for calendar year 2012 and would not receive any additional pro rata cash incentive payment.

(3)	For purposes of the table above, compensation for the vesting of time-based and performance-based restricted stock equals the $3.51 closing price per share of our common stock as reported on NASDAQ on December 31, 2012, multiplied by the number of vesting shares. All performance conditions are assumed to have been attained at maximum performance.

(4)	Stock option compensation for the events in the tables above equals the difference between the exercise price and the $3.51 closing price of our common stock as reported on NASDAQ on December 31, 2012, multiplied by the number of shares becoming exercisable in connection with the termination event.

(5)	Company-paid life insurance policy only.

(6)	The Executive Severance Plan provides that the Company will pay a portion of medical, dental and vision premiums for terminated executives for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible, if an eligible executive is a participant in the Company’s medical, dental or vision insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The executive pays a premium amount that a similarly situated active employee of the Company pays for such coverage.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act. The Dodd-Frank Act provides that this vote is advisory only and it is not binding on the Company or the Board of Directors. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors and Compensation Committee will, however, take into account the outcome of the Say-on-Pay vote when considering future compensation arrangements. The Company is providing this vote as required pursuant to Section 14A of the Exchange Act. The Board of Directors determined that the Company will hold a nonbinding stockholder advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such nonbinding stockholder advisory vote or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of the Company’s stockholders.

Accordingly, stockholders are being asked to vote at the Annual Meeting to approve our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our fiscal year 2012 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company’s compensation philosophy is designed to link each named executive officer’s compensation with the Company’s short-term and long-term performance and to align the interests of executives and stockholders. The Compensation Committee designs the Company’s short and long-term incentive programs so that upside and downside compensation potential exists based on the Company’s performance against pre-defined objectives. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to the Company’s financial performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by the Company to its named executive officers.

PROPOSAL 3

PERFORMANCE-BASED AWARD PROVISIONS USED TO DETERMINE

EXECUTIVE COMPENSATION UNDER THE CAREER EDUCATION CORPORATION

2008 INCENTIVE COMPENSATION PLAN

We are asking our stockholders to approve the performance-based award provisions used to determine executive compensation under the 2008 Plan to preserve the deductibility of certain performance-based awards under the 2008 Plan, as described under Section 4.3 and 4.4 of the 2008 Plan. We are not asking for the approval of an increase in the number of shares that may be issued under the 2008 Plan or of any other material changes or amendments to the 2008 Plan.

We are proposing that our stockholders approve the performance-based award provisions used to determine executive compensation under the Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”). We have designed provisions of the 2008 Plan so that they conform to Section 162(m) of the United States Internal Revenue Code, as amended (the “Code”), and so that payments to the “Covered Employees” (namely, the Chief Executive Officer and the other executive officers whose income is required to be reported to stockholders as being among the three highest compensated officers other than the Chief Executive Officer and the Chief Financial Officer) will remain deductible by CEC. The 2008 Plan does not, by itself, authorize any payments or the issuance of any shares or any award, as we make actual awards under our individual long-term and short-term compensation programs pursuant to the 2008 Plan. Our Board of Directors adopted the 2008 Plan on March 20, 2008, and our stockholders approved the 2008 Plan at their meeting on May 13, 2008. The 2008 Plan was subsequently amended effective as of January 1, 2009.

If our stockholders vote to approve the performance-based award provisions used to determine executive compensation under the 2008 Plan, awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code should be fully deductible by CEC. Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to a Covered Employee may be limited if the compensation exceeds $1 million in any one year. However, CEC will be able to deduct compensation in excess of $1 million if it qualifies as “performance-based compensation” as defined in Section 162(m) of the Code. Section 162(m) of the Code requires CEC to seek approval of the performance criteria under the 2008 Plan in order to continue to fully deduct for U.S. federal income tax purposes performance-based compensation under the 2008 Plan to our Covered Employees. If stockholders do not approve the performance-based award provisions, the current 2008 Plan will remain in place, and we will continue to be able to make awards under the 2008 Plan, but in such case, no compensation resulting from future awards to “Covered Employees” under the 2008 Plan would qualify as performance-based compensation for purposes of Section 162(m) of the Code, and therefore, all compensation resulting from future awards to “Covered Employees” under the 2008 Plan would be subject to the annual $1 million limitation on deductibility imposed by Section 162(m).

There was a maximum of approximately 12.0 million shares of common stock available for issuance under the 2008 Plan as of the effective date of the 2008 Plan. As of March 19, 2013, there were approximately 10.5 million shares of common stock available for future share-based awards under the 2008 Plan. This amount does not reflect 4.0 million shares underlying restricted stock units and stock options outstanding as of March 19, 2013, which upon vesting or exercise will be settled in shares of our common stock and thus reduce the common stock available for future share-based awards under the 2008 Plan by the amount vested, multiplied by the applicable factor under the 2008 Plan. See “Summary Description of the 2008 Plan - Shares Authorized for Issuance” below for an explanation of the applicable factor used to reduce the number of shares available for future awards under the 2008 Plan. The closing sale price of our common stock on March 19, 2013 was $2.74 per share on the NASDAQ Global Select Market.

We provide a summary description of the 2008 Plan below. That summary is qualified in its entirety by the full text of the 2008 Plan, as amended, which is set forth in Appendix A to this Proxy Statement.

Section 4.3(b) of the 2008 Plan provides that the maximum award paid in cash to a Covered Employee under any individual variable compensation plan will be limited to $3.0 million for performance periods with a duration of one calendar year or less, and $5.0 million for performance periods with a duration of more than one calendar year. Section 4.3(b) of the 2008 Plan limits the number of shares of Common Stock underlying options and stock appreciation rights granted to an individual in any one (1) calendar year to 500,000, and limits the number of shares of Common Stock granted as other awards (e.g., restricted stock, deferred stock, restricted stock units, performance units or any other award—other than options or stock appreciation rights—which is determined by reference to the value of shares of Common Stock or the appreciation in the value thereof) to 250,000 shares of Common Stock. In addition, Section 4.4 of the 2008 Plan designates performance criteria on which awards shall be based in order to determine whether awards are earned. Such criteria are specified below under “Performance-Based Compensation.” We have designed such criteria to comply with the regulations under Section 162(m) of the Code regarding deductibility of awards earned by and paid to Covered Employees. We selected such criteria so that a third party, having knowledge of the relevant facts, could objectively determine whether the performance goals have been met. Please refer to the full text of Section 4.4 of the 2008 Plan in Appendix A for a more detailed description of such criteria.

The Board recommends you vote FOR approval of the performance-based award provisions used to determine executive compensation under the Career Education Corporation 2008 Incentive Compensation Plan.

Summary Description of the 2008 Plan

Purposes and Eligibility

The purposes of the 2008 Plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors are eligible to be granted awards under the 2008 Plan.

Shares Authorized for Issuance

Under the 2008 Plan, 6,000,000 shares of our common stock were authorized for initial issuance, which number was (and may continue to be) increased by the number of shares (1) remaining, as of the effective date of the 2008 Plan, for issuance under the Career Education Corporation 1998 Employee Incentive Compensation Plan (the “1998 Plan”) and the Career Education Corporation 1998 Non-Employee Directors’ Stock Option Plan (the “1998 Director Plan”), (2) that become available under the 2008 Plan, the 1998 Plan and the 1998 Director Plan pursuant to forfeiture, termination, lapse of restrictions or satisfaction of a share-based award in cash or other property other than with shares, and (3) needed to substitute shares subject to awards held by individuals of a company acquired by us (also described as “substitute awards” below). The number of shares available under the 2008 Plan is reduced by one (1) for each share delivered as a result of the exercise of a stock option. Except with respect to a stock appreciation right payable only in cash (in which case the number of available shares will not be reduced), the number of shares available under the 2008 Plan will be reduced by the greater of (a) the number of shares delivered upon exercise of a stock appreciation right, and (b) the number of shares underlying such right (i.e., shares associated with a stock appreciation right reduce the number of shares available under the 2008 Plan on a gross basis rather than a net basis). Each share delivered pursuant to the 2008 Plan in respect of an award other than a stock option, stock appreciation right or substitute award will reduce the number of shares available under the 2008 Plan by 1.67. The 2008 Plan provides that shares used to pay the exercise price or required tax withholding for an award under the 2008 Plan will not be available for future awards under the 2008 Plan.

Administration and Types of Awards

The 2008 Plan is administered by the Compensation Committee of the Board, which interprets the 2008 Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size, terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

The 2008 Plan allows the granting of the following types of awards:

•	options (non-qualified and incentive stock options);

•	stock appreciation rights, or SARs;

•	restricted stock;

•	restricted stock units;

•	deferred stock;

•	performance units;

•	annual incentive awards; and

•	substitute awards.

Stock Options.    Options may be granted by the Compensation Committee and may be either non-qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee (and incentive stock options are subject to further statutory restrictions that are set forth in the 2008 Plan). Each option gives the holder the right to receive a number of shares of Common Stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise) personal check, wire transfer or, if approved by the Compensation Committee, shares of Common Stock or restricted common stock.

The exercise price for all stock options granted under the 2008 Plan will be determined by the Compensation Committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date of grant. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of the Common Stock on the date of grant.

The term of all stock options granted under the 2008 Plan will be determined by the Compensation Committee, but generally will not exceed 10 years, and the term of an incentive stock option may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). No incentive stock option may be granted to an individual, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that individual, would have an aggregate fair market value in excess of $100,000. In the event such $100,000 limit is exceeded, any incentive stock options in excess of the $100,000 limit will be treated as non-qualified stock options.

The 2008 Plan prohibits the repricing of stock options. For this purpose, “repricing” means (1) lowering of the exercise price of a stock option after it is granted, (2) cancelling a stock option at a time when the exercise price exceeds the fair market value of the underlying Common Stock in exchange for another award (except in the case of certain adjustments permitted by the 2008 Plan and described in the Adjustments section below), and (3) any other action which is treated as repricing under generally accepted accounting principles. The 2008 Plan provides that dividend equivalents will not be payable with respect to stock options.

Stock Appreciation Rights or SARs.    All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options granted under the 2008 Plan). SARs are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee. A SAR granted under the 2008 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of the Common Stock over a specified price, known as the strike price, fixed by the Compensation Committee, which strike price will not be less than 100% of the fair market value of the Common Stock on the grant date of the SAR. Payment may be made in cash, shares of the Common Stock, or other property, in any combination as determined by the Compensation Committee. The 2008 Plan prohibits the repricing of SARs (as described in the “Stock Options” section above). The 2008 Plan provides that dividend equivalents will not be payable with respect to SARs.

Restricted Stock and Restricted Stock Units.    Restricted stock is Common Stock that is forfeitable until the restrictions lapse. Restricted stock units are rights granted as an award to receive shares of Common Stock, conditioned upon the satisfaction of restrictions imposed by the Compensation Committee. The Compensation Committee will determine the restrictions for each award and the purchase price in the case of restricted stock, if any. Restrictions on the restricted stock and restricted stock units may include time-based restrictions, the achievement of specific performance goals or, in the case of restricted stock units, the occurrence of a specific event. Restricted stock which vests based upon continued employment will not be subject to restrictions of less than three (3) years, and restricted stock which vests based on attainment of specified performance goals will not be subject to restrictions of less than one (1) year (although ratable vesting over such periods is permitted). Participants do not have voting rights in restricted stock units until shares of Common Stock are delivered upon settlement thereof. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Deferred Stock.    Deferred stock is the right to receive shares of Common Stock at the end of a specified deferral period. The Compensation Committee will determine the number of shares and terms and conditions for each deferred stock award, and whether such deferred stock will be acquired upon the lapse of restrictions on restricted stock or restricted stock units. Participants do not have voting rights in deferred stock, but participants’ deferred stock may be credited with dividend equivalents to the extent dividends are paid or distributions made during the deferral period. With respect to deferred stock the settlement of which is conditioned upon the attainment of specified performance goals, the deferral period must last for no less than one (1) year (although ratable vesting over such period is permitted). With respect to deferred stock the settlement of which is conditioned solely upon the continuous employment, the deferral period must last for no less than three (3) years (although ratable vesting over such period is permitted).

Performance Units.    Performance units are any grant of (1) a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the Compensation Committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of Common Stock or restricted stock units. The Compensation Committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the minimum performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units. With respect to performance units settled in shares of Common Stock, the performance period must last for no less than one (1) year (although ratable vesting over such period is permitted).

Annual Incentive Awards.    The 2008 Plan includes annual incentive awards. The Compensation Committee will determine the amounts and terms of all annual incentive awards, including performance goals, which may be weighted for different factors and measures. In the case of annual incentive awards intended to satisfy Section 162(m), the Compensation Committee will designate individuals eligible for annual incentive awards within the first 90 days of the year for which the annual incentive award will apply and will certify attainment of performance goals within 60 days following the end of each year. In addition, the Compensation Committee will establish the threshold, target and maximum annual incentive award opportunities for each participant. Annual incentive awards may be paid in cash, shares of Common Stock, restricted stock, options or any other award under the 2008 Plan. With respect to annual incentive awards settled in shares of Common Stock, the performance period must last for no less than one (1) year (although ratable vesting over such period is permitted).

Substitute Awards.    Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is, or whose stock is, acquired by us, in order to preserve the economic value of all or a portion of a substituted award on such terms and conditions (including price) as the Compensation Committee determines.

Performance-Based Compensation

The objective performance criteria for awards (other than stock options and SARs) granted under the 2008 Plan that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) and are to be based on one or more of the following measures:

•	earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-share basis);

•	earnings (either in the aggregate or on a per-share basis);

•	net income or loss (either in the aggregate or on a per-share basis);

•	operating profit;

•	cash flow (either in the aggregate or on a per-share basis);

•	free cash flow (either in the aggregate or on a per-share basis);

•	costs;

•	gross revenues;

•	reductions in expense levels;

•	operating and maintenance cost management and employee productivity;

•	share price or total stockholder return (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);

•	net economic value;

•	economic value added;

•	aggregate product unit and pricing targets;

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

•	achievement of educational, accreditation or compliance (Institutional Self Assessments) goals;

•	achievement of objectives relating to diversity, employee turnover, student retention rates, student graduation rates and/or student placement rates;

•	results of customer satisfaction surveys; and/or

•	debt ratings, debt leverage and debt service.

Change in Control

Unless provided otherwise in an award agreement, a participant’s awards will become vested, the relevant restrictions will lapse and the relevant performance goals will be deemed to be met upon the involuntary termination of such participant’s employment or service without cause during the two-year period following the occurrence of a change in control. In addition, the Compensation Committee may, in order to maintain a participant’s rights in the event of any change in control of CEC, (1) make any adjustments to an outstanding award to reflect such change in control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, the Compensation Committee may cancel any outstanding unexercised options or SARs (whether or not vested) that have an exercise price or strike price, as applicable, that is greater than the fair market value of the Common Stock as of the date of the change in control. Under the 2008 Plan, the Compensation Committee will also have the ability to cash out any options or SARs (whether or not vested) that have an exercise price or strike price, as applicable, that is less than the fair market value of the Common Stock as of the date of the change in control. If the Compensation Committee determines that such an award should be cashed out, the participant’s payment will be based on the lesser of the fair market value of a share of the Common Stock on the date of the change in control or the price paid per share in the transaction that constitutes the change in control.

For purposes of the 2008 Plan, a “change in control” occurs when (1) any corporation, person or other entity, including a group, becomes the beneficial owner of more than 35% of our then-outstanding Common Stock, (2) the stockholders approve an agreement to merge or consolidate CEC or to sell or dispose of CEC’s assets, and following such a transaction the members of CEC’s Board of Directors prior to such transaction no longer constitute a majority of the board of directors of the company surviving after such transaction, (3) there is a consummation of a plan of liquidation of CEC, or (4) within any 24-month period a majority of our Board of Director positions are no longer held by (a) individuals who were members of the Board of Directors at the beginning of such 24-month period (the “Initial Board Members”) and (b) those individuals who were first elected as directors upon the recommendation of the Initial Board Members (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest). With respect to any award which would be considered deferred compensation subject to Section 409A of the Code, a similar, but Section 409A-compliant, definition of “change in control” applies.

For purposes of the 2008 Plan, “cause” means (1) any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty, (2) violation of our code of conduct or code of ethics, (3) commission of a criminal activity, fraud or embezzlement, (4) failure to reasonably cooperate in any investigation or proceeding concerning us, (5) any unauthorized disclosure or use of confidential information or trade secrets, or (6) any violation of any restrictive covenant (such as a non-compete, non-solicit or non-disclosure agreement), in each case as determined by the Compensation Committee. However, if a participant is subject to an employment agreement with us that contains a different definition of “cause,” the definition contained in the employment agreement will control.

Termination of Employment or Service

With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service due to his or her death or disability, such participant’s stock options or SARs will vest and remain exercisable until one year after such termination (but not beyond the original term of the option), and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service by the participant’s without cause, such participant’s vested stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination (but not beyond the original term of the option) and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment due to retirement, such participant’s stock options or SARs will continue to vest over the three (3) year period following such termination, and, to the extent vested, will remain exercisable during the three (3) year period following such termination (but not beyond the original term of the option), and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s voluntary termination of employment or service (and not due to such participant’s death, disability or retirement), such participant’s stock options or SARs (to the extent exercisable at the time of such termination)

will remain exercisable until 30 days after such termination (but not beyond the original term of the option) and thereafter will be cancelled and forfeited to us. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options or SARs (whether vested or unvested) will immediately be cancelled and forfeited to us.

Unless the applicable award agreement provides otherwise, (1) with respect to awards other than stock options and SARs, in the event of a participant’s termination of employment or service for any reason other than death or disability, the unvested portion of any such award will be forfeited to us, and (2) upon termination because of death or disability, the unvested portion of any such award will immediately vest.

Amendment and Termination

Unless the 2008 Plan is earlier terminated by the Board, the 2008 Plan will automatically terminate on the earlier of (1) the date all shares subject to the 2008 Plan have been purchased or acquired and the restrictions on all restricted stock granted under the 2008 Plan have lapsed, and (2) ten years from the 2008 Plan’s effective date. Awards granted before the termination of the 2008 Plan may extend beyond that date in accordance with their terms. The Compensation Committee is permitted to amend the 2008 Plan or the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent and no such action or amendment may violate rules under Section 409A of the Code regarding the form and timing of payment of deferred compensation. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NASDAQ Global Select Market.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2008 Plan are not transferable except by will or the laws of descent and distribution. The Compensation Committee will have sole discretion to permit the transfer of an award to certain family members specified in the 2008 Plan.

Adjustments

In the event a stock dividend, stock split, reorganization, recapitalization, spin-off, or other similar event affects shares such that the Compensation Committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2008 Plan, the Compensation Committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the 2008 Plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding stock options and other awards.

Non-United States Participants

The Compensation Committee may make adjustments or modifications to awards, authorize appropriate procedures and sub-plans, and grant awards or substitutes for awards to permit eligible individuals who are employed outside the United States to participate in the 2008 Plan or to otherwise conform to the laws or practices of non-U.S. jurisdictions.

Federal Tax Consequences

The following summary is based on U.S. federal income tax laws in effect as of January 1, 2013. Such laws and regulations are subject to change. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. If an award fails to comply with Section 409A of the Code, the award may be subject to immediate taxation, interest and tax penalties in the year the award vests or is granted. This summary does not constitute tax advice and does not address possible state, local or foreign tax consequences.

Options.    The grant of stock options under the 2008 Plan will not result in taxable income to the recipient of the option or an income tax deduction for CEC. However, the transfer of Common Stock to an option holder upon exercise of his or her options may or may not give rise to taxable income to the option holder and tax deductions for CEC, depending upon whether the options are “incentive stock options” or non-qualified options.

The exercise of a non-qualified option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for CEC in the amount by which the fair market value of the shares of Common Stock purchased on the date of such exercise exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the date of such exercise will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for CEC if the holder has been an employee of ours at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the incentive stock option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as “disqualifying dispositions”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. CEC would be entitled to a tax deduction equal to the amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition of the shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the option holder.

Stock Appreciation Rights.    The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for CEC. Upon exercise of a SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any Common Stock received are taxable to the participant as ordinary income and such amount will be deductible by CEC.

Restricted Stock.    Unless an election is made by the recipient under Section 83(b) of the Code, a participant will not recognize any taxable income upon the award of shares of restricted stock that are not transferable and are subject to a substantial risk of forfeiture. Unless paid in the form of additional restricted stock (which would be subject to the same restrictions and tax treatment as the restricted stock to which they relate) dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse, less any amount paid with respect to the award of restricted stock. The recipient’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The recipient’s holding period will commence on the date on which the restrictions lapse.

As indicated above, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income upon the award date of restricted stock (rather than being taxed as described above) based on the fair market value of the shares of Common Stock subject to the award on the date of the award. If a participant makes that election, any dividends paid with respect to that restricted stock (unless paid in the form of additional restricted stock, which would either require a separate election under Section 83(b) of the Code or will be subject to the treatment described in the paragraph above) will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse.

Assuming compliance with the applicable tax withholding and reporting requirements, CEC will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the taxable year in which that participant recognizes that ordinary income.

Deferred Stock.    The granting of deferred stock generally should not result in taxable ordinary income to the recipient of a deferred stock, or a tax deduction for CEC. The payment or settlement of deferred stock should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of Common Stock received, and a corresponding tax deduction by CEC. Rules relating to the timing of payment of deferred compensation under Section 409A of the Code are applicable to deferred stock and any violation of Section 409A may result in potential acceleration of income taxation, as well as interest and tax penalties to the participant.

Other Awards.    The granting of restricted stock units, performance units or an annual incentive award generally should not result in the recognition of taxable income by the recipient or a tax deduction by CEC. The payment or settlement of these awards should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of Common Stock received, and a corresponding tax deduction by CEC. If the award consists of shares of Common Stock that are not transferable and are subject to a substantial risk of forfeiture, the tax consequences to the participant and CEC will be similar to the tax consequences of restricted stock awards described above, assuming that such award is payable upon the lapse of the restrictions. If the award consists of unrestricted shares of Common Stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and CEC will be entitled to a corresponding tax deduction.

Section 162(m) of the Code.    Under Section 162(m) of the Code, we may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our other three highest paid executive officers (other than the Chief Financial Officer) who are employed by the Company on the last day of our taxable year. However, certain “performance-based compensation,” the material terms of which are disclosed to and approved by our stockholders, is not subject to this deduction limitation.

Section 280G of the Code.    Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2008 Plan in connection with a “change in control” of CEC might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent that it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and CEC would be denied a tax deduction for the amount of the excess parachute payment. However, the 2008 Plan provides for an automatic reduction of a participant’s awards under the 2008 Plan to the extent that an award would result in any excess parachute payment that would trigger such an excise tax, unless the participant is party to a written agreement with the Company that provides for other treatment with respect to such excess parachute payments.

Section 409A of the Code.    Section 409A of the Code applies to amounts that are considered “non-qualified deferred compensation.” If a deferred compensation arrangement, including certain awards that may be issued under the 2008 Plan, does not meet the requirements of Section 409A of the Code, the timing of taxation for these amounts could be accelerated (meaning these amounts could become immediately taxable). Also, an additional 20% income tax, as well as penalties and interest, could be imposed upon the applicable participants in the 2008 Plan.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

We assist the Board in fulfilling its responsibility for overseeing the quality of CEC’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, for preparing and presenting financial statements and implementing and maintaining internal controls. CEC’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of CEC’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 with management.

(2)	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)	Received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence, and have discussed with Ernst & Young LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing and as filed with the SEC.

AUDIT COMMITTEE

Dennis H. Chookaszian (Chairperson)

David W. Devonshire

Patrick W. Gross

Principal Accounting Fees and Services

Ernst & Young LLP acts as the principal auditor for the Company and also provides certain audit-related, tax and other services. CEC has entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

Pre-Approval Policy

The Audit Committee pre-approves all services provided by Ernst & Young LLP to the Company. In some cases, this pre-approval is accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Audit Fees

Audit fees were $1,936,498 and $1,923,523 for the years ended December 31, 2012 and December 31, 2011, respectively. Audit fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, regulatory audits, and consultation regarding financial accounting or reporting standards. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

There were no audit-related fees for the years ended December 31, 2012 and 2011.

Tax Fees

Tax fees were $70,682 and $73,230 for the years ended December 31, 2012 and December 31, 2011, respectively. Tax fees consisted of all services performed by the independent registered public accounting firm’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning and non-recurring projects.

Other Fees

There were no fees billed by Ernst & Young LLP for other services during the years ended December 31, 2012 and 2011.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Ernst & Young LLP for professional services rendered in connection with financial information systems design and implementation services during the fiscal years ended December 31, 2012 and 2011.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2013. The Company is asking you to ratify that appointment.

Proxies will be voted for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Ernst & Young LLP representatives will be present at the Annual Meeting and may make a statement if Ernst & Young LLP would like to do so. They will also be available to respond to appropriate questions.

The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent registered public accounting firm. Its appointment of Ernst & Young LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2014.

The Board of Directors recommends a vote FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

PROPOSAL 5

STOCKHOLDER PROPOSAL CONCERNING REPAYMENT OF STUDENT LOANS

The following shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. The following shareholder proposal contains assertions about the Company that we believe are incorrect. We have not attempted to refute all of the inaccuracies.

The Comptroller of the City of New York, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System, 1 Centre Street, New York, New York 10007-2341, collective holders of 141,734 shares of our common stock, has advised us that he intends to introduce the following resolution at the Annual Meeting.

The Board of Directors recommends a vote AGAINST this proposal.

Stockholder Resolution

Shareholders request that the Board of Directors annually report to shareholders on the expected ability of students at Company-owned institutions to repay their student loans. At minimum, the report should include the following for each educational program leading to a degree or to gainful employment in a recognized occupation:

1.	A loan repayment rate showing the percentage of graduates’ and non-completers’ original federal student loan balances actively being repaid.

2.	A debt-to-income ratio showing the ratio of annual payments on student loans from all available sources to annual earnings for a typical graduate, based on actual loan balances and earnings data to the extent feasible.

3.	A description of the data sources, definitions (e.g., cohorts and cohort periods) and methodologies used to calculate the quantitative indicators.

The Board may include only loans incurred to attend Company-owned institutions, and may exclude programs with too few students to generate reliable indicators. The report should omit confidential information and be prepared at a reasonable cost by December 31, 2013.

Stockholder Supporting Statement

For-profit college operators, including the Company, have lost substantial shareholder value in recent years amid scrutiny of the quality of the education they provide, the extensive federal subsidies they receive (equal to 79.2% of their revenue in 2010, according to a U.S. Senate report), the marketing tactics they use, and the success of their graduates in finding good jobs.

Recent reports by the U.S. Government Accountability Office (http://www.gao.gov/assets/130/125197.pdf) and a U.S. Senate committee (http://www.help.senate.gov/imo/media/for_profit_report/PartI-PartIII-SelectedAppendixes.pdf) reinforce concerns that for-profit colleges use deceptive marketing practices and leave students with high debt and few employable skills.

These concerns prompted the Department of Education to issue new “gainful employment” regulations in 2011 and have also prompted extensive legislation. In addition to a U.S. Senate bill, at least 20 states introduced 44 bills concerning for-profit colleges in 2012.

The DOE regulations, if implemented, would require programs to meet one of three tests or lose eligibility for federal student aid: at least 35% of graduates must be repaying their loans, the typical graduate’s estimated annual loan payments must not exceed 12% of earnings, or they must not exceed 30% of discretionary income. The DOE estimated that 5% of schools would lose eligibility under the rules.

In June 2012 a federal judge struck down the 35% repayment rate threshold as arbitrary and vacated the debt ratios because they were designed to work together with the repayment rate. The judge, however, affirmed the DOE’s authority to issue such regulations.

As long-term shareholders, we support practices that promote sustainable value creation. We believe annual disclosure of the required metrics would allow shareholders to evaluate program performance in preparing students for gainful employment and assess the Company’s exposure to legal and regulatory risk.

To ensure data integrity and comparability, we recommend the Company calculate the metrics using the formulas and procedures established in the DOE regulations, to the extent feasible.

We urge shareholders to support this proposal.

Board of Directors’ Statement in Opposition

Our Board of Directors has considered the above proposal carefully, and believes that it is not in the best interests of our company and our stockholders. Accordingly, the Board recommends that you vote AGAINST the proposal for the following reasons:

•	We do not have access to the information required for us to provide a meaningful report to shareholders;

•

Generating the report requested by the proponent would place an unreasonable additional burden on our employees and impose additional costs on our company that are not warranted based on the limited usefulness of the report;

•	As a result of the nature of our industry and the regulations that we are subject to, we are already focused on the issue of our student’s ability to repay their loans; and

•

Because the data we can access has inherent limitations, any metrics provided in response to the proposal might materially overstate or understate the actual situation of graduates of our schools and would not be comparable to metrics or other data provided by other companies in our industry, who would be under no obligation to provide the public with similar data.

As stated in the supporting statement to the proposal, in 2011 the U.S. Department of Education (“DOE”) issued new gainful employment regulations which, if implemented, would cause programs that failed all three of the following tests for three out of four consecutive years to lose eligibility for federal student aid: at least 35% of graduates must be repaying their loans, the typical graduate’s estimated annual loan payments must not exceed 12% of earnings, or such estimated annual loan payments must not exceed 30% of discretionary income. In June 2012 the repayment rate threshold and debt ratios were struck down by a federal judge who determined that the 35% repayment rate threshold was arbitrary and capricious.

The proposal attempts to require us to provide an annual report containing information similar to what we would have been required to report had these “gainful employment” regulations not been invalidated by the federal judge. In fact, the supporting statement to the proposal specifically requests that we calculate the required metrics using the formulas and procedures established in the DOE regulations, to the extent feasible. Had the relevant “gainful employment” regulations not been invalidated, the DOE, which is the only entity that possesses or has access to certain of the information necessary to make these computations, would have supplied it to us. Without this data from the DOE, we do not have the data necessary to perform such computations accurately. We do not feel that producing a report based on generalized data and potentially unreliable assumptions would provide valuable information to our stockholders.

For example, the proposal requests that we publish a “loan repayment rate.” In order to publish a loan repayment rate, we would need information concerning student loan balances for various time periods, including periods well after a student has graduated from one of our schools. Since we are neither the lender nor the servicer of the student’s loans, we do not have sufficiently reliable student account data necessary to calculate what we would consider to be an accurate loan repayment rate, and have limited access to information regarding whether a student has entered into a loan repayment plan. Although we can access some databases that would provide some information concerning these loans, such databases are inherently limited and any assumptions we might make with respect to this data could lead us to materially overstate or understate such repayment rates.

Additionally, among students who consolidate their student loans, it can be difficult (if not impossible) for us to distinguish between (1) debts associated with a student’s current enrollment at one of our institutions or in a particular program and (2) debts associated with prior or concurrent enrollment at a different institution or program. This problem is compounded by students who remain enrolled at a single institution in order to complete a higher level or advanced degree, in which case all of the debts accumulated at such single institution would, under earlier DOE guidance, be attributed to the highest level degree program. This will artificially inflate the perceived debt-to-income ratio for a student who attends the same institution for an associate’s, bachelor’s and master’s degree as opposed to a student who attends three different schools to earn those sequential degrees.

The proposal also requests that we include a “debt-to-income ratio” in the annual report to our stockholders. In order to publish a debt-to-income ratio, we would need access to student earnings information that we do not maintain. The proposed “gainful employment” regulations would have required companies to use mean and median annual earnings data supplied by the Social Security Administration (“SSA”). The DOE would have supplied such information to us since we do not have access to SSA data. Although the proposal does not explicitly require that SSA information be used in connection with computing the debt-to-income ratio, data from other sources has significant limitations. For example, information from the Bureau of Labor Statistics (“BLS”) is organized by occupation, and does not take into account the varying academic qualifications of individuals in a particular occupation. So, for example, BLS provides a single dollar amount that applies to individuals working as human resources managers. However, BLS does not differentiate a human resources manager who obtained an Associate’s degree in Business Administration from a human resources manager who earned a Master’s degree in Business Administration. In addition, since the BLS data provides only percentile data, without giving effect to the fact that graduates of our schools enter their chosen professions with a vast variety of work experiences, degrees from other institutions and other qualifications, the incomes produced using BLS data would not provide a debt-to-income ratio that would accurately reflect the actual situation of our graduates.

Further, in order to comply with the Proposal, our management would be required to dedicate significant resources to (i) gathering additional information, (ii) determining which assumptions would be appropriate and (iii) preparing the report requested by the Proposal. Our Board of Directors believes that these tasks would place an unreasonable additional burden on our employees and impose high costs on us in order to compile information that has little value, if any, to our stockholders, and may not accurately reflect the actual situation of our graduates.

In addition, because a significant number of students at our schools receive loans or other federal aid under Title IV of the Higher Education Act of 1965, as amended, we are already subject to extensive regulation by the DOE, various state agencies and accrediting institutions. In connection with this regulation, we must monitor and publish statistics such as the percentage of revenues received from federal aid programs and loan default rates. If these statistics do not meet required levels at one of our schools, that school may lose the ability to offer federal aid programs to its students. Because these federal aid programs are important to our students and our schools, our management already spends valuable time and energy monitoring and evaluating statistics similar to those that are the subject of the proposal. In addition to monitoring the statistics mentioned above, management must also stay current on potential additional DOE or other federal regulations affecting our business.

Finally, as other companies in our industry would not be required to comply with the requirements of the proposal, the assumptions we make and the generalized data we use may result in the loan repayment rate, debt-to-income ratio and other data provided by us being misleading in comparison to data provided by such other companies. Any unilateral disclosure by us in this area could place us at a competitive disadvantage compared to other companies in our industry that are not subject to the requirements of the proposal.

Accordingly, our Board of Directors recommends a vote AGAINST this proposal.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information on the beneficial ownership of our common stock by each of our directors and named executive officers, as well as all of our directors and executive officers as of March 19, 2013 as a group.

	Common Stock Beneficially Owned as of March 19, 2013
Name	Shares of Common Stock Owned		Restricted Shares(1)	Subject to RSUs Vesting Within 60 Days	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)	Percent of Shares Beneficially Owned
Directors
Louis E. Caldera	—		—	—	—	—	—
Dennis H. Chookaszian	7,000	(5)	—	—	232,000	239,000	*
David W. Devonshire	3,500	(6)	—	—	106,000	109,500	*
Patrick W. Gross	3,400		—	—	160,000	163,400	*
Gregory L. Jackson	13,672		—	—	88,000	101,672	*
Thomas B. Lally	20,000		—	—	232,000	252,000	*
Steven H. Lesnik	81,762		—	—	260,811	342,573	*
Ronald D. McCray	1,000		—	—	—	1,000	*
Leslie T. Thornton	5,000		—	—	160,000	165,000	*

Named Executive Officers (3)
Colleen M. O’Sullivan	12,516		15,695	—	35,856	64,067	*
Michael J. Graham	—		—	—	—	—	—
Jeffrey D. Ayers	20,487		7,481	—	102,393	130,361	*
Jason T. Friesen	11,058		17,761	—	39,568	68,387	*
Daniel J. Hurdle	—		—	—	—	—	—
All directors and executive officers as a group (17 persons (4))	192,821		74,747		1,460,683	1,728,251	2.53%

*	Denotes beneficial ownership of less than one percent.

(1)	Includes restricted stock awards that remain subject to applicable performance-vesting and time-vesting criteria. Based upon whether such criteria is achieved and, if so, at what level, such restricted stock awards, or a portion thereof, may be forfeited in the future.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares that person has the right to acquire within 60 days of March 19, 2013, such as through the exercise of options or upon the vesting of restricted stock units.

(3)	Except for Mr. Lesnik, whose beneficial ownership is provided under “Directors” above.

(4)	Excludes Mr. Graham as he did not serve as an executive officer of the Company on March 19, 2013.

(5)	Indirect by spouse.

(6)	Joint with spouse.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock at March 19, 2013. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of March 19, 2013.

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Blum Capital Partners, L.P. (1)	11,849,411	17.70%
909 Montgomery Street, Suite 400, San Francisco, California 94133

FMR LLC (2)	6,720,000	10.04%
82 Devonshire Street, Boston, Massachusetts 02109

AQR Capital Management, LLC (3)	6,464,237	9.66%
Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830

BlackRock, Inc. (4)	3,988,954	5.96%
40 East 52nd Street, New York, New York 10022

(1)	As reported on a Schedule 13D/A filed with the SEC on March 13, 2013 by Blum Capital Partners, L.P. on behalf of itself and certain of its affiliates. Blum Capital Partners, L.P. reported shared voting and shared dispositive power as to 11,849,411 shares.

(2)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2013, by FMR LLC (“FMR”) on behalf of itself, certain of its subsidiaries and related entities. FMR reported sole dispositive power for 6,720,000 shares, and reported neither sole nor shared voting power with respect to the shares, stating that neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund (the “Fund”), which power resides with the Fund’s Board of Trustees and that Fidelity Management & Research Company (“Fidelity”) carries out the voting of the shares under written guidelines established by such Board of Trustees. FMR reported that 6,720,000 shares are beneficially owned by Fidelity as a result of acting as investment adviser to various investment companies; that ownership of one investment company, the Fund, amounted to 6,720,000 shares; that Edward C. Johnson 3d, the Chairman of FMR, and FMR, through its control of Fidelity and the Fund each has sole power to dispose of the 6,720,000 shares owned by the Fund; and that members of Mr. Johnson 3d’s family, through their ownership of Series B voting common shares of FMR, which represents 49% of the voting power of FMR, and through the execution of a shareholders’ voting agreement concerning Series B voting common shares, may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR.

(3)	As reported on a Schedule 13G filed with the SEC on February 14, 2013 by AQR Capital Management, LLC. AQR reported shared voting power and shared dispositive power as to all these shares.

(4)	As reported on a Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc. on behalf of itself and certain of its subsidiaries. BlackRock, Inc. reported sole voting power and sole dispositive power as to all these shares.

MISCELLANEOUS AND OTHER MATTERS

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2014 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to March 29, 2014. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2014 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to May 14, 2014.

In addition to other requirements included in the Company’s By-Laws, nominations of a person for election to the Board by stockholders must specify the name of the nominee and other information of such nominee that is required to be disclosed in solicitations of proxies for election of directors, or otherwise, along with the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. In connection with any stockholder nomination, as set forth in the Company’s By-Laws, the nominating stockholder must also provide additional information as to the stockholder giving notice, and, if applicable, each nominee proposed by the stockholder, including any material interest of such person in such nomination, information regarding beneficial ownership of securities of the Company, a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the person(s) named in the notice, and whether the stockholder intends to deliver a proxy statement and form of proxy in connection with such nomination to holders of the Company’s voting securities reasonably believed by such stockholder to be sufficient to elect such nominee(s).

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Additional Information

We will furnish a copy of the Company’s Annual Report on Form 10-K for its year ended December 31, 2012, as filed with the SEC, including the financial statements and notes thereto included therein, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide free copies of the exhibits to the Form 10-K. Direct your requests for these materials to Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173, Attention: Investor Relations Department. You can also obtain this information free of charge by accessing the Company’s website at www.careered.com under the caption “Investor Relations.”

Cost of Solicitation

CEC will pay the cost of this proxy solicitation. We have retained Georgeson Inc., a professional proxy solicitation firm, at an estimated cost of $19,000 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions and individuals. Georgeson Inc. may solicit votes personally or by telephone, mail, or other electronic means. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

By order of the Board of Directors,

Jeffrey D. Ayers

Senior Vice President, General Counsel and

Corporate Secretary

Schaumburg, Illinois

April 9, 2013

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE,

DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2013.

The Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders and Annual Report on Form 10-K for the year ended December 31, 2012 are available at www.careered.com under “Annual Voting Matters” in the “Investor Relations” section.

APPENDIX A

Career Education Corporation

2008 Incentive Compensation Plan

(Conformed to include First Amendment)

A-i

A-ii

A-iii

A-iv

Career Education Corporation

2008 Incentive Compensation Plan

Section 1.

Establishment, Purpose and Duration

1.1    Effective Date and Purpose. Career Education Corporation, a Delaware corporation (the “Company), hereby establishes the Career Education Corporation 2008 Incentive Compensation Plan (the “Plan”). The Plan is intended to attract and retain exceptionally qualified employees, consultants and directors upon whom, in large measure, the sustained progress, growth and profitability of the Company depend. By encouraging employees, consultants and directors of the Company and its subsidiaries to acquire a proprietary interest in the Company’s growth and performance, the Company intends to motivate employees, consultants and directors to achieve long-term Company goals and to more closely align such persons’ interests with those of the Company’s other stockholders. The Plan was approved by the Board on March 20, 2008, subject to approval by the Company’s stockholders. The Plan became effective on May 13, 2008 (the “Effective Date”), which was the date approval by the Company’s stockholders was obtained.

1.2    Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors of the Company to amend or terminate the Plan at any time pursuant to Section 15 hereof, until the earlier to occur of (a) the date all Shares subject to the Plan shall have been purchased or acquired and the Restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions, and (b) ten (10) years from the Effective Date of the Plan. The termination of the Plan shall not adversely affect any Awards outstanding on the date of such termination.

Section 2.

Definitions

As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:

2.1    “Annual Incentive Award” means a performance bonus determined under Section 12.

2.2    “Award” means any Option (including a Non-Qualified Stock Option and an Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Share, Restricted Stock Unit, Deferred Stock, Performance Unit, Substitute Award, Dividend Equivalent or Annual Incentive Award.

2.3    “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted hereunder between the Company and the Grantee.

2.4    “Beneficiary” means the Person designated to receive Plan benefits, if any, following the Grantee’s death in accordance with Section 16.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Bonus Opportunity” means a Grantee’s threshold, target and maximum bonus opportunity for a Year, provided that such bonus opportunity shall be either (i) to the extent that the Grantee has entered into an employment agreement with the Company, the threshold, target and maximum bonus levels, if any, specified in the employment agreement for such Year based on the Grantee’s base salary in effect on the first day of such Year, or (ii) if there is no employment agreement in effect between the Company and the Grantee as of the first day of such Year or if the employment agreement does not specify such bonus levels, the percentage of such

Grantee’s base salary in effect on the first day of such Year (or such later date as such person is designated as a Grantee) as determined by the Committee in its sole discretion within the first ninety (90)  days of such Year (or before such later date as such person is designated as a Grantee).

2.7    “ Cause” means, as determined by the Committee, the occurrence of any one of the following: (i) any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty; (ii) a violation of the Company’s Code of Conduct or Code of Ethics, as applicable; (iii) commission of a criminal activity, fraud or embezzlement; (iv) a failure to reasonably cooperate in any investigation or proceeding concerning CEC; (v) any unauthorized disclosure or use of confidential information or trade secrets; or (vi) any violation of any restrictive covenant, such as a non-compete, non-solicit or non-disclosure agreement, between an Eligible Person and any Employer; provided, however, that in the event a Grantee is party to an employment agreement with the Company or a Subsidiary that contains a different definition of Cause, the definition of Cause contained in such employment agreement shall be controlling.

2.8    “Change in Control” means, with respect to Awards other than Deferred Compensation Awards, the occurrence of any one or more of the following: (i) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities; (ii) (A) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company’s assets, and (B) the persons who were the members of the Board prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof; (iii) the consummation of a plan of liquidation; or (iv) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board.

“Change in Control” means, with respect to Deferred Compensation Awards, the occurrence of one or more of any of the following:

(a) A Change in the Ownership of the Company. A change in ownership of the Company shall occur on the date that any one Person, or more than one Person acting as a “Group” (as defined below), acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a change in the ownership of the Company.

(b) A Change in the Effective Control of the Company. A change in the effective control of the Company occurs on the date that any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered a change in the effective control of the Company.

(c) A Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to all or substantially all of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) an entity, 50% or more of the total Fair Market Value or voting power of which is owned, directly or indirectly, by the Company;

(iii) a Person, or more than one Person acting as a Group, that owns, directly or indirectly, 50% or more of the total Fair Market Value or voting power of all the outstanding stock of the Company; or

(iv) an entity, at least 50% of the total Fair Market Value or voting power of which is owned, directly or indirectly, by a Person described in clause (iii) of this paragraph 2.8(c).

For purposes of this definition, Gross Fair Market Value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, “Group” shall have the meaning ascribed to such term in Treas. Reg. Sections 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C), as applicable.

For all purposes of the latter definition of Change in Control that applies to Deferred Compensation Awards, stock ownership is determined under Code Section 409A. This latter definition of Change in Control is intended to comply with Code Section 409A for purposes of payment of any Deferred Compensation Awards. Accordingly, any interpretation or determination of the Committee regarding the payment of such Deferred Compensation Awards in connection with a Change in Control shall take into account any applicable guidance and regulations under Code Section 409A.

2.9      “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.10    “Committee” has the meaning set forth in Section 3.1(a).

2.11    “Common Stock” means common stock, par value $.001 per share, of the Company.

2.12    “Company” has the meaning set forth in Section 1.1.

2.13    “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is includable in income for federal income tax purposes, is one of the group of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.

2.14    “Deferred Compensation Award” means an Award that could be subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage.

2.15    “Deferred Stock” means a right, granted as an Award under Section 10, to receive payment in the form of Shares (or measured by the value of Shares) at the end of a specified deferral period.

2.16    “Disability” means, as determined by the Committee, a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of an Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders a

Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense. Notwithstanding the foregoing, with respect to any Deferred Compensation Award, Disability shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Committee.

2.17    “Dividend Equivalent” means any right to receive payments equal to dividends or property, if and when paid or distributed, on Shares or Restricted Stock Units.

2.18    “Effective Date” has the meaning set forth in Section 1.1.

2.19    “Eligible Person” means any employee of an Employer, non-employee director of the Company or consultant engaged by an Employer.

2.20    “Employer” means the Company or any Subsidiary.

2.21    “Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successors thereto, and the rules and regulations promulgated thereunder, all as shall be amended from time to time.

2.22    “Exercise Date” means the date the holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations and warranties or other documentation as required hereunder, under the applicable Award Agreement or as the Committee may otherwise specify.

2.23    “Fair Market Value” means, as of any applicable date, (a) the closing sales price for one Share on such date as reported on the Nasdaq National Market or, if the foregoing does not apply, on such other market system or stock exchange on which the Company’s Common Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a Share was reported on such date, or (b) if the foregoing subsection (a) does not apply, the fair market value of a Share as reasonably determined in good faith by the Board in accordance with Code Section 409A. For purposes of subsection (b), the determination of such Fair Market Value by the Board will be made no less frequently than every twelve (12) months and will either (x) use one of the safe harbor methodologies permitted under Treasury Regulation Section 1.409-1(b)(5)(iv)(B)(2) (or such other similar regulation provision as may be provided) or (y) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices or an established securities market or an amount paid in an arms’ length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its stockholders or its creditors.

2.24    “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.

2.25    “Grantee” means an Eligible Person who has been granted an Award.

2.26    “Incentive Stock Option” means an Option granted under Section 6 that is intended to meet the requirements of Code Section  422.

2.27    “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.

2.28    “Non-Qualified Stock Option” means an Option granted under Section  6 that is not intended to be an Incentive Stock Option.

2.29     “Option” means an Incentive Stock Option or Non-Qualified Stock Option.

2.30    “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.31    “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including, to the extent applicable, the special provision for options thereunder).

2.32    “Performance Goal” means the objective or subjective criteria determined by the Committee, the degree of attainment of which will affect (a) in the case of an Award other than an Annual Incentive Award, the amount of the Award the Grantee is entitled to receive or retain, and (b) in the case of an Annual Incentive Award, the portion of the individual’s Bonus Opportunity potentially payable as an Annual Incentive Award. Performance Goals may contain threshold, target and maximum levels of achievement and, to the extent the Committee intends an Award (including an Annual Incentive Award) to comply with the Performance-Based Exception, the Performance Goals shall be chosen from among the Performance Measures set forth in Section 4.4(a).

2.33    “Performance Measures” has the meaning set forth in Section 4.4(a).

2.34    “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.35    “Performance Unit” means any grant pursuant to Section 11 of (i) a bonus consisting of cash or other property the amount or value of which, and/or the entitlement to which, is conditioned upon the attainment of any performance goals specified by the Committee, or (ii) a unit valued by reference to a designated amount of property other than Shares.

2.36    “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.37    “Plan” has the meaning set forth in Section 1.1 of this Plan, and also includes any appendices hereto.

2.38    “Restricted Stock” means any Share issued as an Award under the Plan that is subject to Restrictions.

2.39    “Restricted Stock Unit” or “RSU” means the right granted as an Award under the Plan to receive a Share, conditioned on the satisfaction of Restrictions imposed by the Committee, which Restrictions may be time-based, performance-based or based upon the occurrence of one or more events or conditions.

2.40    “Restrictions” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) that the Grantee or other holder may not sell, transfer, pledge, or assign a Share or right, and (b) such other restrictions as the Committee may impose in the Award Agreement (including any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based upon the passage of time or the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.

2.41    “Retirement” means a Termination of Service, other than for Cause, death or Disability, on or after reaching age 55 with five (5) years of service with an Employer, as determined by the Committee.

2.42    “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.43    “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.44    “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.45    “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.46     “Settlement Date” means the payment date for Restricted Stock Units or Deferred Stock, as set forth in Section 9.3(b) or 10.4(c), as applicable.

2.47    “Share” means a share of the Common Stock.

2.48    “Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date over (b) the Strike Price.

2.49     “Strike Price” means the per Share price used as the baseline measure for the value of an SAR, as specified in the applicable Award Agreement.

2.50    “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as part of a single controlled group of corporations with the Company under Sections 414(b) and 414(c) of the Code if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2.

2.51    “Substitute Award” has the meaning set forth in Section 5.6.

2.52    “Term” means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.

2.53    “Termination of Service” occurs (i) on the first day on which an individual is for any reason no longer providing services to an Employer in the capacity of an employee, director or consultant or (ii) with respect to an individual who is an employee or consultant to a Subsidiary, the first day on which such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; provided, however, that the Committee shall have the discretion to determine when a Grantee, who terminates services as an employee, but continues to provide services in the capacity of a consultant immediately following such termination, has incurred a Termination of Service. Notwithstanding the foregoing, in the case of a Deferred Compensation Award, Termination of Service shall mean a “separation from service” within the meaning of Code Section 409A or as otherwise set forth in an Award Agreement or deferral election form pursuant to the Plan.

2.54    “Year” means a calendar year.

Section 3.

Administration

3.1    Committee.

(a) Subject to Section 3.2, the Plan shall be administered by the Compensation Committee of the Board unless otherwise determined by the Board (the “Committee”). The members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. To the extent the Board considers it desirable to comply with Rule 16b-3 or meet the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom qualify as “outside directors” within the meaning of Code Section 162(m) and Section 16 Non-Employee Directors. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

(b) Subject to Section 4.4(c), the Committee may delegate, to the fullest extent permitted under Delaware General Corporation Law, to the Chief Executive Officer or Chief Financial Officer of the Company any or all of the authority of the Committee with respect to the grant of Awards to Grantees, other than Grantees who are executive officers, or are (or are expected to be) Covered Employees and/or are Section 16 Persons at the time any such delegated authority is exercised.

3.2    Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

(a) to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award (including conditions intended to comply with Code Section 409A, the number of Shares or the amount of cash or other property to which an Award will relate, any Option Price or Strike Price, grant price or purchase price, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictive covenants, restrictions on exercisability or transferability, any performance goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);

(c) to determine the benefit (including any Bonus Opportunity) payable under any Award and to determine whether any performance or vesting conditions, including Performance Measures or Performance Goals, have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards;

(e) to determine the Term, as applicable;

(f) to determine the amount, if any, that a Grantee shall pay for Restricted Stock, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Stock (including Restricted Stock acquired upon the exercise of an Option) shall be forfeited and whether such Shares shall be held in escrow or other custodial arrangement;

(g) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to the Termination of Service within which an Award may be exercised;

(h) to determine with respect to Awards granted to Eligible Persons, whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee (for purposes of limiting loss of deductions pursuant to Code Section 162(m) or otherwise) and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Sections 162(m), 409A or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;

(i) to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law and to establish sub-plans for an Eligible Person outside the United States with such provisions as are consistent with the Plan as may be suitable in other jurisdictions;

(j) to determine whether a Grantee has a Disability or a Retirement;

(k) to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);

(l) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(m) without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles; provided, however, that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee desires to have the Performance-Based Exception apply;

(n) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(o) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee (except as provided in this Section 3.2(o) and Sections 5.5 and 15.2), to amend any such Award Agreement at any time; provided that the consent of the Grantee shall not be required for any amendment (i) which does not adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or regulation or change in an existing applicable law or regulation or interpretation thereof, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(p) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee, and including requiring the Grantee to enter into restrictive covenants;

(q) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(r) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

All determinations of the Committee shall be made by a majority of its members; provided that any determination affecting any Awards made or to be made to a member of the Committee may, at the Board’s election, be made by the Board.

Section 4.

Shares Subject to the Plan and Adjustments

4.1    Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.2, the aggregate number of Shares which may be delivered under the Plan shall not exceed the sum of (i) six million (6,000,000), plus (ii) the number of remaining Shares under the Career Education Corporation 1998 Employee Incentive Compensation Plan (the “1998 Plan”) and the Career Education Corporation 1998 Non-Employee Directors’ Stock Option Plan (the “Director Plan”) (not subject to outstanding awards under the 1998 Plan and the Director Plan and not delivered out of the Shares reserved thereunder) as of the Effective Date of this Plan, plus (iii) the number of Shares that became available under the 1998 Plan and the Director Plan after the Effective Date of this Plan pursuant to forfeiture, termination, lapse or satisfaction of an Award in cash or property other than Shares (the combined total of (i), (ii) and (iii) being referred to as the “Available Shares”). For purposes of this Section 4.1(a), (x) each Share delivered pursuant to the exercise of an Option shall reduce the Available Shares by one (1) Share; (y) a number equal to the greater of each Share delivered upon exercise of a SAR and the number of Shares underlying such SAR (whether the distribution is made in cash, Shares or a combination of cash and Shares) shall reduce the Available Shares by one (1) Share, other than an SAR that, by its terms, from and after the Grant Date thereof is payable only in cash, in which case the Available Shares shall not be reduced; and (z) each Share delivered pursuant to an Award, other than an Option, SAR or Substitute Award, shall reduce the Available Shares by 1.67 Shares. If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. If any Award is settled in cash, the Shares subject to such Award that are not delivered shall be again available for grants under the Plan.

(b) The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

(c) The maximum number of shares of Common Stock that may be issued under the Plan in this Section 4.1 shall not be affected by (i) the payment in cash of dividends or Dividend Equivalents in connection with outstanding Awards; or (ii) any Shares required to satisfy Substitute Awards.

4.2    Adjustments in Authorized Shares and Awards.

(a) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of: (a) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (b) the number and type of Shares (or other securities or property) subject to outstanding Awards, (c) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (d) the number and kind of Shares of outstanding Restricted Stock or relating to any other outstanding Award in connection with which Shares are subject, and (e) the number of Shares with respect to which Awards may be granted to a Grantee; provided, in each case, that with respect to Awards of Incentive Stock Options intended to continue to qualify as Incentive Stock Options after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause the Incentive Stock Option to fail to continue to qualify under Section 424(a) of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) Notwithstanding Section 4.2(a), any adjustments made pursuant to Section 4.2(a) shall be made in such a manner as to ensure that after such adjustment, the Awards continue not to be deferred compensation subject to Code Section 409A (or if such Awards are already subject to Code Section 409A, so as not to give rise to liability under Code Section 409A).

4.3    Compliance With Code Section 162(m).

(a) Section 162(m) Compliance. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, Sections 4.3 and 4.4 shall apply. In the event that changes are made to Code Section 162(m) to permit flexibility with respect to any Awards available under the Plan, the Committee may, subject to this Section 4.3, make any adjustments to such Awards as it deems appropriate.

(b) Annual Individual Limitations. No Grantee may be granted Awards for Options, or SARs with respect to a number of Shares in any one (1) calendar year exceeding 500,000 Shares. No Grantee may be granted Awards for Restricted Stock, Deferred Stock, Restricted Stock Units or Performance Units (or any other Award other than Options or SARs which is determined by reference to the value of Shares or appreciation in the value of Shares) with respect to a number of Shares in any one (1) calendar year exceeding 250,000 Shares. If an Award denominated in Shares is cancelled, the Shares subject to the cancelled Award continue to count against the maximum number of Shares which may be granted to a Grantee in any calendar year. All Shares specified in this Section 4.3(b) shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 4.2. No Grantee may be granted a cash Award, the maximum payout for which would exceed $3,000,000 during any calendar year. No Grantee may be granted a cash Award for a Performance Period of more than one (1) Year, the maximum payout for which would exceed $5,000,000.

4.4    Performance Based Exception Under Section 162(m).

(a) Performance Measures. Subject to Section 4.4(d), unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general Performance Measures set forth in this Section 4.4(a), for Awards (other than Options and SARs) designed to qualify for the Performance-Based Exception, the objective performance criteria shall be based upon one or more of the following (each a “Performance Measure”):

(i) Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);

(ii) Earnings (either in the aggregate or on a per-Share basis);

(iii) Net income or loss (either in the aggregate or on a per-Share basis);

(iv) Operating profit;

(v) Cash flow (either in the aggregate or on a per-Share basis);

(vi) Free cash flow (either in the aggregate on a per-Share basis);

(vii) Costs;

(viii) Gross revenues;

(ix) Reductions in expense levels;

(x) Operating and maintenance cost management and employee productivity;

(xi) Share price or total shareholder return (including growth measures and total stockholder return or attainment by the Shares of a specified value for a specified period of time);

(xii) Net economic value;

(xiii) Economic value added;

(xiv) Aggregate product unit and pricing targets;

(xv) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;;

(xvi) Achievement of educational, accreditation or compliance (Institutional Self Assessments) goals;

(xvii) Achievement of objectives relating to diversity, employee turnover, student retention rates, student graduation rates and/or student placement rates;

(xviii) Results of customer satisfaction surveys; and/or

(xix) Debt ratings, debt leverage and debt service;

provided that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other Awards, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

(b) Flexibility in Setting Performance Measures. For Awards intended to comply with the Performance-Based Exception, the Committee shall set the Performance Measures within the time period prescribed by Section 162(m) of the Code. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(c) Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception may not (unless the Committee determines to amend the Award so that it no longer qualified for the Performance-Based Exception) be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not, unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

(d) Changes to Performance Measures. In the event that applicable laws, rules or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Section 5.

Eligibility and General Conditions of Awards

5.1    Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

5.2    Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3     General Terms and Termination of Service. Except as provided in an Award Agreement or as otherwise provided below in this Section 5.3, all Options or SARs that have not been exercised, or any other Awards that remain subject to Restrictions or which are not otherwise vested or exercisable, at the time of a Termination of Service shall be cancelled and forfeited to the Company. Any Restricted Stock that is forfeited by the Grantee upon Termination of Service shall be reacquired by the Company, and the Grantee shall sign any document and take any other action required to assign such Shares back to the Company.

(a) Options and SARS. Except as otherwise provided in an Award Agreement:

(i) If the Grantee incurs a Termination of Service due to his or her Disability, the Options or SARs shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such one (1) year period, the Options or SARs shall be immediately cancelled and forfeited to the Company.

(ii) If the Grantee incurs a Termination of Service due to his or her Retirement, (A) the Options or SARs shall continue to vest during the three (3) year period following such Termination of Service, and (B) to the extent vested, such Options or SARs shall remain exercisable for the three (3) year period following such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of the three (3) year period following a Termination of Service due to the Grantee’s Retirement, the Options or SARs shall be immediately cancelled and forfeited to the Company.

(iii) If the Grantee incurs a Termination of Service due to his or her death, the Options or SARs shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for a period of one (1) year (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such one (1) year period, the Options or SARs shall be immediately cancelled and forfeited to the Company.

(iv) If the Grantee incurs a Termination of Service by an Employer without Cause, the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service, for a period of ninety (90) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such 90 day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable at the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company.

(v) If the Grantee incurs a Termination of Service which is voluntary on the part of the Grantee (and not due to Disability, death or Retirement), the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service, for a period of thirty (30) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such 30 day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable at the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company.

(vi) If the Grantee incurs a Termination of Service for Cause or a Termination of Service by the Grantee other than due to Disability, death or Retirement, all Options and SARs shall be immediately canceled and forfeited to the Company.

(b) Restricted Stock. Except as otherwise provided in an Award Agreement:

(i) If Termination of Service occurs by reason of the Grantee’s death or Disability, such Grantee’s Restricted Stock shall become immediately vested and no longer subject to the applicable Restrictions.

(ii) If Termination of Service occurs for any reason other than the Grantee’s death or Disability while the Grantee’s Restricted Stock is subject to a Restriction(s), all of such Grantee’s Restricted Stock that is unvested or still subject to Restrictions shall be forfeited by the Grantee.

(c) Dividend Equivalents. If Dividend Equivalents have been credited with respect to any Award and such Award (in whole or in part) is forfeited, all Dividend Equivalents issued in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company.

(d) Waiver by Committee. Notwithstanding the foregoing provisions of this Section 5.3, the Committee may in its sole discretion as to all or part of any Award as to any Grantee, at the time the Award is granted or thereafter, determine that Awards shall become exercisable or vested during employment or service or upon a Termination of Service, determine that Awards shall continue to become exercisable or vested in full or in installments after Termination of Service, extend the period for exercise of Options or SARs following Termination of Service (but not beyond the original Term), or provide that any Award shall in whole or in part not be forfeited upon such Termination of Service. Notwithstanding the preceding sentence, the Committee shall not have the authority under this Section 5.3(d) to (i) take any action with respect to an Award to the extent that such action would cause an Award that is not intended to be deferred compensation subject to Code Section 409A to be subject thereto (or if such Awards are already subject to Code Section 409A, so as not to give rise to liability under Code Section 409A), or (ii) accelerate, vest or waive Restrictions with respect to any Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock, Performance Units payable in Shares, or Annual Incentive Awards payable in Shares, except for accelerations, vesting or waivers (A) that (exclusive of the accelerations, vesting and waivers permitted pursuant to clauses (B) and (C) below) do not, in the aggregate, exceed five percent (5%) of the Available Shares under the Plan (as such number may be adjusted or increased from time to tome pursuant to the Plan), (B) that occur in connection with a Change in Control, or (C) that occur, with a respect to any Grantee, in connection with the death, Retirement or Disability of such Grantee.

5.4     Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of this Section 5.4(b). If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement, Non-Qualified Stock Options, may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership, limited liability company, corporation or and similar entity of which all of the partners, members or stockholders are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships. Such Award may be exercised by such Permitted Transferee in accordance with the terms of such Award.

(d) Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

5.5    Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised or unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or is in violation of any restrictive covenant or other agreement with an Employer.

5.6    Substitute Awards. The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Substitute Awards under the Plan. For purposes of this Section 5.6, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination (“Acquisition Date”) in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value.

5.7    Exercise by Non-Grantee. If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by such documentation as may reasonably be required by the Committee, including, without limitation, evidence of authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any death taxes payable with respect to such Shares have been paid or provided for.

5.8    No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

Section 6.

Stock Options

6.1    Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement in such form as the Committee may approve that shall specify the Grant Date, the Option Price, the Term (not to exceed ten (10) years from its Grant Date unless the Committee otherwise specifies in the Award Agreement), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as the Committee shall determine.

6.3    Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Subject to the adjustment allowed in Section 4.2, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option. Without the approval of shareholders, neither the Committee nor the Board will amend or replace previously granted Options or SARs in a transaction that constitutes “repricing,” which for this purpose means any of the following or any action that has the same effect: (i) lowering the exercise price of an Option or SAR after it is granted; (ii) any other action that is treated as a repricing under generally accepted accounting principles; (iii) cancelling an Option or SAR at a time when its exercise prices exceeds the Fair Market Value of the underlying Stock, in exchange for another Option or SAR, Restricted Stock, other equity, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if done pursuant to an adjustment authorized under Section 4.2

6.4    Vesting. Shares subject to an Option shall become vested and exercisable as specified in the applicable Award Agreement.

6.5    Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an employee of the Company or a Subsidiary Corporation (as defined below);

(b) shall have an Option Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;

(c) shall have a Term of not more than ten (10) years (five (5) years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other equity incentive plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within ten (10) days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Sections 3.2(o) or 15.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.6    Exercise and Payment.

(a) Except as may otherwise be provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice (“Notice”) to the Company setting forth the number of Shares to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date (or such other date as may be permitted in writing by the Secretary of the Company):

(i) cash, personal check or wire transfer;

(ii) with the approval of the Committee, Shares or Shares of Restricted Stock valued at the Fair Market Value of a Share on the Exercise Date; or

(iii) subject to applicable law, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of applicable withholding taxes payable by Grantee by reason of such exercise.

(b) The Committee may in its discretion specify that, if any Shares of Restricted Stock (“Tendered Restricted Shares”) are used to pay the Option Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

(c) At the discretion of the Committee and subject to applicable law, the Company may loan a Grantee all or any portion of the amount payable by the Grantee to the Company upon exercise of the Option on such terms and conditions as the Committee may determine.

(d) If the Option is exercised as permitted by the Plan by any Person other than the Grantee, the Notice shall be accompanied by documentation as may reasonably be required by the Company, including, evidence of authority of such Person or Persons to exercise the Option.

(e) At the time a Grantee exercises an Option or to the extent provided by the Committee in the applicable Award Agreement, in lieu of accepting payment of the Option Price of the Option and delivering the number of Shares of Common Stock for which the Option is being exercised, the Committee may direct that the Company either (i) pay the Grantee a cash amount, or (ii) issue a lesser number of Shares of Common Stock, in any such case, having a Fair Market Value on the Exercise Date equal to the amount, if any, by which the aggregate Fair Market Value (or such other amount as may be specified in the applicable Award Agreement, in the case of an exercise occurring concurrent with a Change in Control) of the Shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such Shares, based on such terms and conditions as the Committee shall establish.

Section 7.

Stock Appreciation Rights

7.1    Grant of SARs. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person on a standalone basis only (i.e., not in tandem with an Option). The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2    Award Agreements. Each SAR shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee. Unless otherwise provided in the Award Agreement, no SAR grant shall have a Term of more than ten (10) years from the date of grant of the SAR.

7.3    Strike Price. The Strike Price of an SAR shall be determined by the Committee in its sole discretion; provided that the Strike Price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date of the SAR.

7.4    Vesting. Shares subject to an SAR shall become vested and exercisable as specified in the applicable Award Agreement.

7.5    Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. No payment of an SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 17.1 or otherwise. Any payment by the Company in respect of an SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

7.6    Grant Limitations. The Committee may at any time impose any other limitations or Restrictions upon the exercise of SARs which it deems necessary or desirable in order to achieve desirable tax results for the Grantee or the Company.

Section 8.

Restricted Stock

8.1    Grant of Restricted Stock. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Eligible Person in such amounts as the Committee shall determine.

8.2    Award Agreement. Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award, and such other provisions not inconsistent with the provisions of this Plan as the Committee shall determine. The Committee may impose such Restrictions on any Award of Restricted Stock as it deems appropriate, including time-based Restrictions, Restrictions based upon the achievement of specific performance goals, Restrictions based on the occurrence of a specified event, and/or Restrictions under applicable securities laws.

8.3    Consideration for Restricted Stock. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Stock.

8.4    Vesting. Shares subject to a Restricted Stock Award shall become vested as specified in the applicable Award Agreement (thereafter being referred to as “Unrestricted Stock”). For purposes of calculating the number of Shares of Restricted Stock that become Unrestricted Stock as set forth above, Share amounts shall be rounded to the nearest whole Share amount. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, (a) in the case of a Restricted Stock Award which is conditioned upon the attainment of specified performance goals by the Grantee with the Company or a Subsidiary (including a division or business unit of the Company or a Subsidiary), the Restrictions shall last for no less than one (1) year, or (b) in the case of a Restricted Stock Award which is conditioned solely upon the continuous employment by the Grantee with the Company or a Subsidiary, the Restrictions shall last for no less than three (3) years. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year and three-year period of Restrictions, as applicable, the Committee may not waive the restrictions for all or any part of such Award.

8.5    Effect of Forfeiture. If Restricted Stock is forfeited, and if the Grantee was required to pay for such Shares or acquired such Restricted Stock upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Stock to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Stock or the exercise price of the Option, as applicable, and (y) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Stock shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Stock.

8.6    Escrow; Legends. The Committee may provide that the certificates for any Restricted Stock (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Stock becomes nonforfeitable or is forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Stock under the Plan. If any Restricted Stock becomes nonforfeitable, the Company shall cause certificates for such Shares to be delivered without such legend or shall cause a release of restrictions on a book entry account maintained by the Company’s transfer agent.

8.7    Stockholder Rights in Restricted Stock. Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Stock, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Shares of Restricted Stock. Stock dividends and deferred cash dividends issued with respect to Restricted Stock shall be subject to the same restrictions and other terms as apply to the Shares of Restricted Stock with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

Section 9.

Restricted Stock Units

9.1    Grant of Restricted Stock Units. Subject to and consistent with the provisions of the Plan and applicable requirements of Sections 409A(2), (3) and (4) of the Code, the Committee, at any time and from time to time, may grant Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. A Grantee shall have no voting rights in Restricted Stock Units.

9.2    Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan and Code Section 409A. The Committee may impose such Restrictions on Restricted Stock Units, including time-based Restrictions based on the achievement of specific performance goals, time-based Restrictions following the achievement of specific performance goals, Restrictions based on the occurrence of a specified event, and/or Restrictions under applicable securities laws. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, (a) in the case of a Restricted Stock Unit which is conditioned upon the attainment of specified performance goals by the Grantee with the Company or a Subsidiary (including a division or business unit of the Company or a Subsidiary), the Restrictions shall last for no less than one (1) year, or (b) in the case of a Restricted Stock Unit which is conditioned solely upon the continuous employment by the Grantee with the Company or a Subsidiary, the Restrictions shall last for no less than three (3) years. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year and three-year period of Restrictions, as applicable, the Committee may not waive the restrictions for all or any part of such Award.

9.3    Crediting Restricted Stock Units. The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.

(a) Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Stock Units credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account in the form of additional Restricted Stock Units in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.

(b) Settlement of RSU Accounts. The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Restricted Stock Unit. Unless otherwise provided in an Award Agreement, the Settlement Date for all Restricted Stock Units credited to a Grantee’s RSU Account shall be the as soon as administratively practical following when Restrictions applicable to an Award of Restricted Stock Units have lapsed, but in no event shall such Settlement Date be later than March 15 of the calendar year following the calendar year in which the Restrictions applicable to an Award of Restricted Stock Units have lapsed. Unless otherwise provided in an Award Agreement, in the event of a Grantee’s Termination of Service prior to the lapse of such Restrictions, such Grantee’s Restricted Stock Units shall be immediately cancelled and forfeited to the Company.

Section 10.

Deferred Stock

10.1    Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan and applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, the Committee, at any time and from time to time, may grant Deferred Stock to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine (including, to the extent allowed by the Committee, grants at the election of a Grantee to convert Shares to be acquired upon lapse of restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock). A Grantee shall have no voting rights in Deferred Stock.

10.2    Award Agreement. Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Deferred Stock subject to an Award, the Settlement Date such Shares of Deferred Stock shall be settled and such other provisions as the Committee shall determine that are in accordance with the Plan and Code Section 409A. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, (a) in the case of a grant of Deferred Stock which is conditioned upon the attainment of specified performance goals by the Grantee with the Company or a Subsidiary (including a division or business unit of the Company or a Subsidiary), the Restrictions shall last for no less than one (1) year, or (b) in the case of a grant of Deferred Stock which is conditioned solely upon the continuous employment by the Grantee with the Company or a Subsidiary, the Restrictions shall last for no less than three (3) years. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year and three-year period of Restrictions, as applicable, the Committee may not waive the restrictions for all or any part of such Award. The mandated one-year and three-year period of Restrictions, as applicable, shall not apply with respect to (i) Deferred Stock acquired upon the lapse of Restrictions on Restricted Stock or Restricted Stock Units, or (ii) Deferred Stock purchased using deferrals of salary or bonus payments.

10.3    Deferred Stock Elections.

(a) Making of Deferral Elections. If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”) at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Code Section 409A), to receive all or any portion of his salary, and/or bonus (including any cash or Share Award, other than Options or SARs) either in the form of a number of shares of Deferred Stock equal to the quotient of the amount of salary and/or bonus or other permissible Award to be paid in the form of Deferred Stock divided by the Fair Market Value of a Share on the date such salary, bonus or other such Award would otherwise be paid in cash or distributed in Shares or pursuant to such other terms and conditions as the Committee may determine. The Grant Date for an Award of Deferred Stock made pursuant to a Deferral Election shall be the date the deferrable amount subject to a Deferral Election would otherwise have been paid to the Grantee in cash or Shares.

(b) Timing of Deferral Elections. An initial Deferral Election must be filed with the Secretary of the Company no later than December 31 of the year preceding the calendar year in which the amounts subject to the Deferral Election would otherwise be earned, subject to such restrictions and advance filing requirements as the Company may impose. A Deferral Election shall be irrevocable as of the filing deadline, unless the Company has specified an earlier time at which it will be irrevocable. Each Deferral Election shall remain in effect with respect to subsequently earned amounts unless the Eligible Person revokes or changes such Deferral Election. Any such revocation or change shall have prospective application only and must be made at a time at which the Deferral Election is permitted.

(c) Subsequent Deferral Elections. A Deferral Election (other than an initial Deferral Election) made with respect to a Deferred Compensation Award must meet the timing requirements for a subsequent deferral election as specified in Treasury Regulation § 1.409A-2(b).

10.4    Deferral Account.

(a) Establishment of Deferral Accounts. The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Stock or makes a Deferral Election. Deferred Stock shall be credited to the Grantee’s Deferral Account as of the Grant Date of such Deferred Stock. Deferral Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company.

(b) Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the Deferral Account in the form of additional Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.

(c) Settlement of Deferral Accounts. The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary or estate, as applicable) a number of Shares equal to the whole number of Shares of Deferred Stock then credited to the Grantee’s Deferral Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares of Deferred Stock remaining in the Deferral Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share. The Settlement Date for all Deferred Stock credited in a Grantee’s Deferral Account shall be determined in accordance with Code Section 409A and shall be specified in the applicable Award Agreement or Deferral Election. The Settlement Date for Deferred Stock, as may be permitted by the Committee in its discretion and as specified in the Award Agreement or Deferral Election, is limited to one or more of the following events: (1) a specified date (as contemplated by applicable guidance under Code Section 409A), (2) a Change in Control (within the meaning of the definition that applies to Deferred Compensation Awards), (3) the Grantee’s “separation from service” as provided in Code Section 409A(2)(A)(i), (4) the Grantee’s death, (5) the Grantee’s Disability or (6) an “unforeseeable emergency” of the Grantee as provided in Code Section  409A(2)(A)(vi).

Section 11.

Performance Units

11.1    Grant of Performance Units. Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, in the case of a Performance Unit Award payable in Shares, the Restrictions shall last for no less than one (1) year. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year period of Restrictions the Committee may not waive the restrictions for all or any part of such Award.

11.2    Value/Performance Goals. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The performance goals for Awards of Performance Units shall be set by the Committee at threshold, target and maximum performance levels with the number or value of the Performance Units payable tied to the degree of attainment of the various performance levels during the Performance Period. No payment shall be made with respect to a Performance Unit Award if the threshold performance level is not satisfied. If performance goals are attained between the threshold and target performance levels or between the target and maximum performance levels, the number or value of Performance Units under such Award shall be determined by linear interpolation, unless otherwise provided in an Award Agreement. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with Section 162(m) of the Code, all performance goals shall be based on objective Performance Measures satisfying the requirements for the Performance-Based Exception, and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

11.3    Earning of Performance Units. Except as provided in Section 13, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the level of achievement of performance goals set by the Committee and as described in Section 11.2. If the Performance Unit is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the performance goals in writing before the Award is settled. At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, Shares, Restricted Stock or Restricted Stock Units.

11.4    Adjustment on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

11.5    Dividend Rights. At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units which have been earned, but not yet delivered to the Grantee.

Section 12.

Annual Incentive Awards

12.1    Annual Incentive Awards. Subject to and consistent with the provisions of the Plan, Annual Incentive Awards may be granted to any Eligible Person in accordance with the provisions of this Section 12. The Committee shall designate the individuals eligible to be granted an Annual Incentive Award for a Year. In the case of an Annual Incentive Award intended to qualify for the Performance-Based Exception, such designation shall occur within the first ninety (90) days of such year. The Committee may designate an Eligible Person as eligible for a full Year or for a period of less than a full Year. The opportunity to be granted an Annual Incentive Award shall be evidenced by an Award Agreement or in such form as the Committee may approve, which shall specify the individual’s Bonus Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, in the case of an Annual Incentive Award payable in Shares, the Restrictions shall last for no less than one (1) year. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year period of Restrictions the Committee may not waive the restrictions for all or any part of such Award. The mandated one-year period of Restrictions shall not apply to a Grantee who, during a Performance Period, first becomes eligible for an Annual Incentive Award as a result of being hired, transferred or promoted into a position which causes such Grantee to be eligible for such Annual Incentive Award.

12.2    Determination of Amount of Annual Incentive Awards.

(a) Aggregate Maximum. The Committee may establish guidelines as to the maximum amount of Annual Incentive Awards payable for any Year.

(b) Establishment of Performance Goals and Bonus Opportunities. The Committee shall establish Performance Goals for the Year (which may be the same or different for some or all Eligible Persons) and shall establish the threshold, target and maximum Bonus Opportunity for each Grantee for the attainment of specified threshold, target and maximum Performance Goals. In the case of an Annual Incentive Award intended to qualify for the Performance-Based Exception, such designation shall occur within the first ninety (90) days of the Year. Performance Goals and Bonus Opportunities may be weighted for different factors and measures as the Committee shall determine.

(c) Committee Certification and Determination of Amount of Annual Incentive Award. The Committee shall determine and certify in writing the degree of attainment of Performance Goals as soon as administratively practicable after the end of each Year but not later than sixty (60) days after the end of such Year. The Committee shall determine an individual’s maximum Annual Incentive Award based on the level of attainment of the Performance Goals (as certified by the Committee) and the individual’s Bonus Opportunity. The Committee reserves the discretion to reduce (but not below zero) the amount of an individual’s Annual Incentive Award below the maximum Annual Incentive Award. The determination of the Committee to reduce (or not pay) an individual’s Annual Incentive Award for a Year shall not affect the maximum Annual Incentive Award payable to any other individual. No Annual Incentive Award intended to qualify for the Performance-Based Exception shall be payable to an individual unless at least the threshold Performance Goal is attained.

(d) Termination of Service. If a Grantee has a Termination of Service during the Year, the Committee may, in its absolute discretion and under such rules as the Committee may from time to time prescribe, authorize the payment of an Annual Incentive Award to such Grantee in accordance with the foregoing provisions of this Section 12.2 and in the absence of such determination by the Committee the Grantee shall receive no Annual Incentive Award for such Year.

12.3    Time of Payment of Annual Incentive Awards. Annual Incentive Awards shall be paid as soon as administratively practicable after the Committee determines the amount of the Award payable under Section 12 but not later than two and one-half months after the end of such Year.

12.4    Form of Payment of Annual Incentive Awards. An individual’s Annual Incentive Award for a Year shall be paid in cash, Shares, Restricted Stock, Options or any other form of an Award or any combination thereof as provided in the Award Agreement or in such form as the Committee may approve.

Section 13.

Change in Control

13.1    Acceleration of Vesting. Unless otherwise provided in the applicable Award Agreement, upon the occurrence of (i) an event satisfying the definition of “Change in Control” with respect to a particular Award, and (ii) during the two (2) year period immediately following such event, an involuntary Termination of Service of a Grantee who holds such Award by an Employer for a reason other than Cause, such Award shall become vested, all Restrictions shall lapse and all Performance Goals shall be deemed to be met, as applicable; provided, however, that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse consequences described in Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable.

13.2    Special Treatment In the Event of a Change in Control. In order to maintain the Grantee’s rights upon the occurrence of any event satisfying the definition of “Change in Control” with respect to an Award, the Committee, as constituted before such event, may, in its sole discretion, as to any such Award, either at the time the Award is made hereunder or any time thereafter, take any one or more of the following actions: (i) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (ii) cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving entity after such Change in Control. Additionally, in the event of any Change in Control with respect to Options and SARs, the Committee, as constituted before such Change in Control, may, in its sole discretion (except as may be otherwise provided in the Award Agreement): (a) cancel any outstanding unexercised Options or SARs (whether or not vested) that have a per Share Option Price or Strike Price (as applicable) which is greater than the Change in Control Price; or (b) cancel any outstanding unexercised Options or SARs (whether or not vested) that have a per Share Option Price or Strike Price (as applicable) which is less than or equal to the Change in Control Price in exchange for a cash payment of an amount equal to (x) the difference between the Change in Control Price and the Option Price or Strike Price, multiplied by (y) the total number of Shares underlying such Option or SAR that are vested and exercisable at the time of the Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable. The “Change in Control Price” means the lower of (i) the per Share Fair Market Value as of the date of the Change in Control, or (ii) the price paid per Share as part of the transaction which constitutes the Change in Control.

Section 14.

Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee shall determine in accordance with Code Section 409A. Unless otherwise provided in the Award Agreement or in Sections 9 and 10 of the Plan, Dividend Equivalents shall be paid immediately when accrued and, in no event, later than March 15 of the calendar year following the calendar year in which such Dividend Equivalents accrue. Unless otherwise provided in the Award Agreement or in Sections 9 and 10 of the Plan, if the Grantee incurs a Termination of Service prior to the date such Dividend Equivalents accrue, the Grantee’s right to such Dividend Equivalents shall be immediately forfeited.

Section 15.

Amendments and Termination

15.1    Amendment and Termination. Subject to Section 15.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, provided that (a) any amendment shall be subject to the approval of the Company’s stockholders if such approval is required by any federal or state law or regulation or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) any Plan amendment or termination will not accelerate the timing of any payments that constitute deferred compensation under Code Section 409A unless such acceleration of payment is permitted by Code Section 409A. Subject to the foregoing, the Committee may amend the Plan at any time provided that (i) no amendment shall impair the rights of any Grantee under any Award theretofore granted without such Grantee’s consent, and (ii) any amendment shall be subject to approval or rejection of the Board. The Committee may amend the terms of any Award, prospectively or retroactively, but no such amendment shall impair the rights of any Grantee without such Grantee’s consent, nor shall any such amendment reduce an Option Price or the period of Restrictions. Notwithstanding the foregoing, the Board shall have the authority to amend the Plan and outstanding Awards to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without a Grantee’s consent and without stockholder approval.

15.2    Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(o), 5.5, 15.1 and this Section 15.2) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Grantee of such Award.

Section 16.

Beneficiary Designation

Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

Section 17.

Withholding

17.1    Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or an SAR or upon the lapse of Restrictions on an Award or upon payment of any benefit or right under this Plan (the Exercise Date, the date such Restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may be required or may be permitted to elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes, by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld;

(ii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or an SAR or upon the lapse of Restrictions on, or upon settlement of, any other Award, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iii) withholding from any compensation otherwise due to the Grantee.

The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or an SAR or in connection with the settlement of any other Award to be satisfied by withholding Shares pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements, unless otherwise provided in the Award Agreement.

(b) Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(f)) or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (a).

(c) No Award shall be settled, whether in cash or in Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Committee.

17.2    Notification under Section 83(b) of the Code. If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Stock, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Section 18.

General Provisions

18.1    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws and applicable federal law.

18.2    Severability. If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.

18.3    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.4    Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (or any Subsidiary) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.

18.5    Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations or other requirements of the SEC, any securities exchange or market upon which Shares are then listed, and any applicable securities law. If so requested by the Company, the Grantee shall make a written representation and warranty to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.

If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

18.6    Section 409A. To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided, however, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A and related Department of Treasury guidance prior to the payment and/or delivery to such Grantee of such amount, the Company may (i) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which the Board approves the Plan. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her beneficiaries, as applicable) results in, or causes in any manner, the application of an accelerated or additional tax, fine or penalty under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her beneficiaries, as applicable) for, any such additional taxes, fines or penalties. In the case of any Deferred Compensation Award (in addition to Deferred Stock), the provisions of Section 10.4 relating to permitted times of settlement shall apply to such Award.

18.7    Mitigation of Excise Tax. If any payment or right accruing to a Grantee under this Plan (without the application of this Section 18.7), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 18.7 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only Federal income taxes. Notwithstanding the foregoing, in the event a Grantee is a party to a written agreement with the Company or a Subsidiary that provides for more favorable treatment for the Grantee regarding Section 280G of the Code, including, but not limited to, the right to receive a gross-up payment for the excise tax under Section 4999 of the Code, such agreement shall be controlling.

18.8    No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to the Shares (except as provided in Section 8.7 with respect to Restricted Stock) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her.

18.9    Awards Not Taken Into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any agreement between an Employer and the Grantee, except as such agreement shall otherwise expressly provide.

18.10    Employment Agreement Supersedes Award Agreement. In the event a Grantee is a party to an employment agreement with the Company or a Subsidiary that provides for vesting or extended exercisability of equity compensation Awards on terms more favorable to the Grantee than the Grantee’s Award Agreement or this Plan, the employment agreement shall be controlling; provided that (a) if the Grantee is a Section 16 Person, any terms in the employment agreement requiring Compensation Committee of the Board, Board or stockholder approval in order for an exemption from Section 16(b) of the Exchange Act to be available shall have been approved by the Compensation Committee of the Board, the Board or the stockholders, as applicable, and (b) the employment agreement shall not be controlling to the extent the Grantee and Grantee’s Employer agree it shall not be controlling, and (c) an employment agreement or modification to an employment agreement shall be deemed to modify the terms of any pre-existing Award only if the terms of the employment agreement expressly so provide.

18.11    Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees as it may deem desirable.

18.12    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

18.13    No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as a director of the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment of a Grantee free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

18.14    Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.15    Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the other neuter genders. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.16    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

18.17    Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between this Plan and such Award Agreement, the terms and conditions of the Plan shall control.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR
Proposal 3, FOR Proposal 4 and AGAINST Proposal 5.

1. Election of Directors:	For	Against		For	Against		For	Against	+
01 – Louis E. Caldera	☐	☐	02 – Dennis H. Chookaszian	☐	☐	03 – David W. Devonshire	☐	☐
04 - Patrick W. Gross	☐	☐	05 - Gregory L. Jackson	☐	☐	06 - Thomas B. Lally	☐	☐
07 - Ronald D. McCray	☐	☐	08 - Scott W. Steffey	☐	☐	09 - Leslie T. Thornton	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory Vote to Approve Executive Compensation Paid by the Company to its Named Executive Officers.	☐	☐	☐	3.	Approval of performance-based award provisions under 2008 Incentive Compensation Plan.	☐	☐	☐

4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐	5.	Vote on a stockholder proposal concerning repayment of student loans.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as the name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

                        01LGXC

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE,

DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2013.

The Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders and Annual Report on Form 10-K for the year ended December 31, 2012 are available at www.careered.com under “Annual Voting Matters” in the “Investor Relations” section.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CAREER EDUCATION CORPORATION

Proxy Solicited on Behalf of the Board of Directors

For The Annual Meeting of Stockholders – May 14, 2013

The undersigned hereby appoints Jeffrey D. Ayers and Gail B. Rago, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof and in such proxyholder’s or proxyholders’ judgment upon any other matters that may properly come before the Annual Meeting, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on May 14, 2013 or at any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held on May 14, 2013, beginning at 9:00 a.m., Central Daylight Saving Time, at the campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2013 Annual Meeting and vote in person, you may call Investor Relations at (847) 585-3899 or visit the Company’s website at www.careered.com under the caption “Corporate Contact.” The undersigned hereby revokes ALL previous proxies given to vote at the 2013 Annual Meeting or at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and AGAINST Proposal 5. In addition, this proxy confers discretionary authority to the persons named as proxies herein to vote, in their sole discretion, on any other matters that may properly come before the Annual Meeting to the extent permitted by Rule 14a – 4(c) of the Securities Exchange Act of 1934, as amended. Proposals 1, 2, 3 and 4 are being proposed by Career Education Corporation. Proposal 5 is a stockholder proposal.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)